EXHIBIT 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

Dated as of September 4, 2025

Among:

BANK OF MONTREAL, as Buyer,

ROCKET MORTGAGE, LLC, as Guarantor

and

RCKT MORTGAGE SPE-D, LLC, as Seller

SCHEDULES

SCHEDULE 1-A Representations and Warranties re: Underlying Loans

SCHEDULE 1-B Representations and Warranties re: Participation Interests

SCHEDULE 1-C Representations and Warranties re: Participation Certificate

SCHEDULE 2 Subsidiaries

SCHEDULE 12(c) Litigation

SCHEDULE 13(i) Related Party Transactions

EXHIBITS

EXHIBIT A Form of Quarterly Certification

EXHIBIT B Form of Instruction Letter

EXHIBIT C Buyer’s Wire Instructions

EXHIBIT D Form of Security Release Certification

EXHIBIT E Jumbo Loan Criteria

EXHIBIT F Non-QM Loan Criteria

EXHIBIT G Second Lien Loan Criteria

EXHIBIT H DSCR Loan Criteria

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of September 4, 2025, among Rocket Mortgage, LLC, a Michigan limited liability company (the “Guarantor”), RCKT Mortgage SPE-D, LLC, a Delaware limited liability company (the “Seller”), and Bank of Montreal, a Canadian chartered bank acting through its Chicago Branch (“Buyer”).

1. APPLICABILITY

Buyer shall, with respect to the Committed Amount, and may agree to, with respect to the Uncommitted Amount, from time to time enter into transactions in which the Seller agrees to transfer to Buyer all right, title and interest in and to the Purchased Assets backed by Underlying Loans (including the Servicing Rights (as hereinafter defined)) owned by Guarantor against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Assets against the transfer of funds by Seller. Guarantor owns the bare legal title to the Underlying Loans and issues Participation Interests in each such Underlying Loan to the Seller. All of the Participation Interests issued to the Seller shall be evidenced by a Participation Certificate. On the Effective Date, Buyer shall purchase the Participation Certificate from Seller. After the Effective Date, as part of separate transactions and subject to the terms and conditions herein, Seller may request, and Buyer shall, with respect to the Committed Amount, and may, with respect to the Uncommitted Amount, fund a Purchase Price Increase for the Purchased Assets based upon the allocation of certain additional Eligible Loans to one or more Participation Interests to be owned by the Seller. From time to time, the Seller may request a release of some or all of the Purchased Assets from the Buyer to the Seller in conjunction with an optional repurchase. Each such transaction involving the transfer of Purchased Assets or the allocation of additional Underlying Loans by Guarantor to one or more Participation Interests resulting in an increase or decrease in the value of the Purchased Assets and funding of a Purchase Price Increase shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

As additional credit enhancement in connection with the Transactions hereunder and as a condition precedent to Buyer entering into the Transactions hereunder, Guarantor shall (i) deliver a guaranty in favor of Buyer and (ii) pledge to Buyer a first priority security interest in and to the Purchased Items and the related Residual Collateral pursuant to the terms hereof.

Guarantor and Buyer are parties to that certain Master Repurchase Agreement, dated as of October 9, 2020 (as amended, supplemented and otherwise modified from time to time, the “Existing Agreement”) and agree to amend and restate the terms and conditions of the Existing Agreement in its entirety as follows subject to the terms and conditions herein contained.

2. DEFINITIONS AND ACCOUNTING MATTERS

(a) Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Ability to Repay Rule” shall mean 12 CFR 1026.43(c), or any successor rule or regulation, including all applicable official staff commentary.

“Accepted Servicing Practices” shall mean with respect to any Underlying Loan, those accepted mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans, as applicable, of the same type as the Underlying Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with applicable Agency servicing practices and procedures for Agency mortgage backed securities pool mortgages, as defined in the Agency Guidelines including future updates.

“Adjustable Rate Loan” shall mean an Underlying Loan which provides for the adjustment of the Mortgage Interest Rate payable in respect thereto.

“Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the excess of the total assets over the total liabilities of such Person on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of the Guarantor’s financial statements less the sum of the following (without duplication): (a) the book value of all investments in non-consolidated subsidiaries, and (b) any other assets of the Guarantor and consolidated Subsidiaries that would be treated as intangibles under GAAP including, without limitation, goodwill, research and development costs, trademarks, trade names, copyrights, patents, rights to refunds and indemnification and unamortized debt discount and expenses. Notwithstanding the foregoing, servicing rights shall be included in the calculation of total assets.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and which shall include any Subsidiary of such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agency” shall mean Fannie Mae, Ginnie Mae, Freddie Mac or RHS, as the context may require.

“Agency Approval” shall have the meaning provided in Section 13(z).

“Agency Audit” shall mean any Agency, HUD, FHA, VA or RHS audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such Agency).

“Agency Eligible Loan” shall mean an Underlying Loan that is (i) originated in compliance with the applicable Agency Guidelines (other than for exceptions to the Agency Guidelines provided by the applicable Agency to Guarantor) and eligible for sale to or securitization by (or guaranty of securitization by) an Agency or (ii) (a) an FHA Loan; (b) a VA Loan; (c) an RHS Loan; or (d) otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool.

“Agency Guidelines” shall mean the Ginnie Mae Guide, the Fannie Mae Guide and/or the Freddie Mac Guide, the FHA Regulations, the VA Regulations and/or the Rural Housing Service Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time by Ginnie Mae, Fannie Mae, Freddie Mac, FHA, VA or RHS, as applicable.

“Agency Security” shall mean a mortgage-backed security issued or guaranteed by an Agency.

“Agreement” shall mean this Amended and Restated Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, restated, further supplemented or otherwise modified from time to time.

“ALTA” shall mean the American Land Title Association.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 12(hh) hereof.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Applicable Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Appraised Value” shall mean, with respect to any Underlying Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Underlying Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, that in the case of an Underlying Loan the proceeds of which are not used for the purchase of the Mortgaged Property, such value shall be based solely on the appraisal made in connection with the origination of such Underlying Loan.

“Approvals” shall mean, with respect to the Guarantor, the approvals granted by the applicable Agency or HUD, as applicable, designating the Guarantor as a Ginnie Mae-approved issuer, a Ginnie Mae-approved servicer, an FHA-approved mortgagee, a VA-approved lender, an RHS lender, an RHS servicer, a Fannie Mae-approved seller/servicer or a Freddie Mac-approved seller/servicer, as applicable, in good standing to the extent necessary for Guarantor to conduct its business in all material respects as it is then being conducted.

“Assignment and Acceptance” shall have the meaning provided in Section 38(a).

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“Authoritative Copy” shall mean with respect to an eNote, the unique copy of such eNote that is within the Control of the Controller.

“Bankruptcy Code” shall mean Title 11 of the United States Code, Section 101 et seq., as amended from time to time.

“Benchmark Replacement” shall mean the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been proposed by Buyer subject to Section 3(e), giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to Term SOFR for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of Term SOFR with an Unadjusted Benchmark Replacement for each applicable Price Differential Collection Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Buyer, in the commercially reasonable discretion of Buyer, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of Term SOFR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any proposed Benchmark Replacement, any technical, administrative or operational changes (including changes to timing and frequency of determining rates and making payments of Price Differential, prepayment provisions, and other administrative matters) that Buyer decides may be appropriate, in the commercially reasonable discretion of Buyer, to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement, subject to Section 3(e)).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to Term SOFR:

(a) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of the date of the public statement or publication of information referenced therein and (b) the date on which the Term SOFR Administrator permanently or indefinitely ceases to provide Term SOFR; or

(b) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to Term SOFR:

(1) a public statement or publication of information by or on behalf of the Term SOFR Administrator announcing that such administrator has ceased or will cease to provide Term SOFR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR;

(2) a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the Term SOFR Administrator, a resolution authority with jurisdiction over the Term SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the Term SOFR Administrator, which states that the Term SOFR Administrator has ceased or will cease to provide Term SOFR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR; or

(3) a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator announcing that Term SOFR is no longer representative.

“Benchmark Transition Start Date” shall mean (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by notice to Seller and Guarantor.

“Benchmark Unavailability Period” shall mean, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR and solely to the extent that Term SOFR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such

Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced Term SOFR for all purposes hereunder in accordance with this Agreement and (y) ending at the time that a Benchmark Replacement has replaced Term SOFR for all purposes hereunder pursuant to this Agreement.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian’s offices, banking and savings and loan institutions in the State of New York, Michigan or Delaware, the City of New York or the State of California are required to be closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of [***], (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds, (h) [***] of the unencumbered marketable securities in Guarantor’s accounts (or the account of Guarantor’s Affiliates), or (i) the aggregate amount of unused capacity available (taking into account applicable haircuts) under committed and uncommitted mortgage loan and mortgage-backed securities warehouse and servicing and servicer advance facilities, or lines of credit collateralized by mortgage or mortgage servicing rights assets for which the seller or borrower thereunder has adequate eligible collateral pledged or to pledge thereunder, or under unsecured lines of credit available to Guarantor.

“CEMA Consolidated Note” shall mean the original executed consolidated promissory note or other evidence of the consolidated indebtedness of a mortgagor/borrower with respect to a CEMA Loan and a Consolidation, Extension and Modification Agreement.

“CEMA Loan” shall mean an Underlying Loan originated in connection with a refinancing subject to a Consolidation, Extension and Modification Agreement and with respect to which the related Mortgaged Property is located in the State of New York.

“Change of Control” shall mean, (i) with respect to the Guarantor, the acquisition by any other Person, or two or more other Persons acting as a group, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of the Guarantor at any time if after giving effect to such acquisition Rocket Companies, Inc. ceases to own, directly or indirectly, more than fifty percent (50%) of the voting power of Guarantor’s outstanding equity interests, or (ii) with respect to the Seller, Guarantor ceases to own, directly or indirectly, one hundred percent (100%) of the voting power of Seller’s outstanding equity interests.

“Closing Agent” shall mean, with respect to any Wet-Ink Transaction, an entity reasonably satisfactory to Buyer (which may be a title company or its agent, escrow company, attorney or other closing agent in accordance with local law and practice in the jurisdiction where the related Wet-Ink Loan is being originated) to which the proceeds of such Wet-Ink Transaction are to be wired pursuant to the instructions of Guarantor. Unless Buyer notifies Guarantor (electronically or in writing) that a Closing Agent is unsatisfactory, each Closing Agent utilized by Guarantor shall be deemed satisfactory; provided, that each of Rocket Close, LLC (fka Amrock, LLC) and its Subsidiaries shall be deemed satisfactory to Buyer while it is an Affiliate of Guarantor and eligible to act as a closing agent under applicable Agency Guidelines, and provided further that Buyer shall not be required to remit any funds to the account of any Closing Agent after the date that is five (5) Business Days following the date that notice is delivered to Guarantor that such Closing Agent is unsatisfactory, and provided, further, that the Market Value shall be deemed to be zero with respect to each Underlying Loan, for so long as such Underlying Loan is a Wet-Ink Loan, as to which the proceeds of such Underlying Loan were wired to a Closing Agent with respect to which Buyer has notified Guarantor at least five (5) Business Days before funds are transferred to the account of such Closing Agent that such Closing Agent is not satisfactory.

“Closing Date” shall mean September 4, 2025.

“COBRA” shall have the meaning assigned thereto in Section 12(r) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Confirmation” shall have the meaning assigned thereto in Section 3(a) hereof.

“Consolidation, Extension and Modification Agreement” shall mean the original executed consolidation, extension and modification agreement executed by a mortgagor/borrower in connection with a CEMA Loan.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Control” shall mean with respect to an eNote, the “control” of such eNote within the meaning of UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.

“Control Failure” shall mean with respect to an eNote, (i) if the Controller status of the eNote shall not have been transferred to Buyer, (ii) Buyer shall otherwise not be designated as the Controller of such eNote in the MERS eRegistry, (iii) if the eVault shall have released the Authoritative Copy of an eNote in contravention of the requirements of the Custodial Agreement, or (iv) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custodial Agreement.

“Controller” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “controller” of such eNote within the meaning of UETA or E-SIGN, as applicable.

“Cooperative Corporation” shall mean the cooperative apartment corporation that holds legal title to a Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” shall mean an Underlying Loan that is secured by a First Lien (or with respect to a Second Lien Loan, a Second Lien) perfected security interest in Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative Loan Documents” shall have the meaning assigned thereto in the Custodial Agreement.

“Cooperative Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Cooperative Loan.

“Cooperative Project” shall mean all real property owned by a Cooperative Corporation including the land, separate dwelling units and all common elements.

“Cooperative Shares” shall mean the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” shall mean a specific unit in a Cooperative Project.

“Costs” shall have the meaning provided in Section 23(a) hereof.

“COVID-19 Pandemic” means the global pandemic caused by the COVID-19 coronavirus, which commenced in December of 2019.

“COVID Responsive Change” means any change in applicable law, Agency Guidelines, Accepted Servicing Practices, or Underwriting Guidelines that occurs in response to the COVID-19 Pandemic, whether temporary or permanent, and including but not limited to the Coronavirus Aid, Relief, and Economic Security Act and responsive actions taken by any Agency or Governmental Authority relating thereto.

“Credit Limit” shall mean, with respect to each HELOC, the maximum amount permitted under the terms of the related Credit Line Agreement.

“Credit Line Agreement” shall mean, with respect to each HELOC, the related home equity line of credit agreement, account agreement and promissory note (if any) executed by the related Mortgagor and any amendment or modification thereof.

“Custodial Agreement” shall mean the Amended and Restated Custodial Agreement, dated as of the date hereof, among the Seller, Guarantor, Buyer and Custodian as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Custodial Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Custodian” shall mean Deutsche Bank National Trust Company, or its successors and permitted assigns, or such other custodian as may be mutually agreed to by Buyer, the Guarantor and the Seller; provided, however, following the occurrence of an Event of Default that has not been waived, Seller and Guarantor shall have no consent rights with respect to selection of the Custodian.

“Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, would become an Event of Default.

“Delegatee” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.

“Disbursement Agent” shall mean BMO Bank, N.A.

“Document Deficient Loan” shall mean any closed Underlying Loan for which the Custodian has not received a complete Mortgage File from the Guarantor.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Draw” shall mean, with respect to each HELOC, an additional borrowing by the Mortgagor in accordance with the related Credit Line Agreement.

“DSCR Loan” shall mean an Underlying Loan originated for a business purpose, secured by one or more nonowner occupied Mortgaged Properties, where the primary purpose of each such Mortgaged Property is to serve as a rental investment property, and which conforms to the criteria set forth in Exhibit H hereto.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on an Underlying Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 43 hereof with respect to any or all of the Underlying Loans or the Seller and Guarantor or related parties, as desired by Buyer from time to time.

“Early Opt-in Election” shall mean the occurrence of:

(1) a determination by Buyer that at least three currently outstanding U.S. dollar- denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) as a benchmark interest rate, in lieu of Term SOFR, a new benchmark interest rate to replace Term SOFR, and

(2) the election by Buyer to declare that an Early Opt-in Election has occurred and the provision by Buyer of written notice of such election to Seller.

“eCommerce Laws” shall mean E-SIGN, UETA, any applicable state or local equivalent or similar laws and regulations, and any rules, regulations and guidelines promulgated under any of the foregoing.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.

“Electronic Agent” shall mean MERSCORP Holdings, Inc., or its successor in interest or assigns.

“Electronic Record” shall mean with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage File electronically created and that are stored in an electronic format, if any.

“Electronic Security Failure” shall mean as such term is defined in the Custodial Agreement.

“Electronic Tracking Agreement” shall mean the amended and restated electronic tracking agreement among Buyer, the Guarantor, MERSCORP Holdings, Inc. and MERS, in form and substance acceptable to Buyer to be entered into in the event that any of the Underlying Loans become MERS Loans, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that if no Underlying Loans are or will be MERS Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Loan” shall mean an Underlying Loan (i) as to which the representations and warranties in Section 12(v) and 12(w) and Schedule 1-A of this Agreement are true and correct in all material respects, (ii) that was originated in all material respects in accordance with the applicable Underwriting Guidelines or Agency Guidelines and (iii) contains all required Loan Documents without Exceptions unless otherwise waived electronically or in writing by Buyer. Except as otherwise permitted in the Pricing Side Letter, no Underlying Loan shall be an Eligible Loan:

1. that Buyer determines, in its good faith, reasonable discretion is not eligible for sale in the secondary market or for securitization without unreasonable credit enhancement;

2. as to which the related Mortgage File has been released from the possession of the Custodian under Section 5 of the Custodial Agreement to the Guarantor or its bailee for a period in excess of ten (10) Business Days;

3. as to which the related Mortgage File has been released from the possession of the Custodian under Section 5(a) of the Custodial Agreement under any Transmittal Letter (as defined in the Custodial Agreement) in excess of the longer of sixty (60) calendar days and the time period stated in such Transmittal Letter for release;

4. in respect of which (a) the related Mortgaged Property is the subject of a foreclosure proceeding or (b) the related Note has been extinguished under relevant state law in connection with a judgment of foreclosure or foreclosure sale or otherwise;

5. if (a) the related Note or the related Mortgage is not genuine or is not the legal, valid, binding and enforceable obligation of the maker thereof, subject to no right of rescission, set-off, counterclaim or defense, or (b) such Mortgage, is not a valid, subsisting, enforceable and perfected Lien on the Mortgaged Property;

6. in respect of which the related Mortgagor is the subject of a bankruptcy proceeding;

7. if such Underlying Loan is either in active forbearance or thirty (30) or more days past due;

8. if the Purchase Price with respect to such Underlying Loan, when added to the aggregate outstanding Purchase Price of all Underlying Assets that are then subject to Transactions, exceeds the Maximum Aggregate Purchase Price;

9. if such Underlying Loan is a Wet-Ink Loan and the Purchase Price with respect to such Wet-Ink Loan when added to the aggregate outstanding Purchase Price of all other Wet-Ink Loans that are then subject to outstanding Transactions hereunder, exceeds (i) during the first five (5) or last five (5) Business Days of any month, [***], or (ii) at any other time, [***], in each case of the Maximum Aggregate Purchase Price;

10. if (x) such Underlying Loan has been subject to a Transaction for greater than sixty (60) days, and the aggregate outstanding Purchase Price of other Underlying Loans that have been subject to a Transaction for greater than sixty (60) days exceeds [***] of the Maximum Aggregate Purchase Price or (y) such Underlying Loan is a Jumbo Loan that has been subject to a Transaction for greater than sixty (60) days, and the aggregate outstanding Purchase Price of other Jumbo Loans that have been subject to a Transaction for greater than sixty (60) days exceeds [***] of the [***] of the Maximum Aggregate Purchase Price referenced in the immediately preceding clause (x);

11. if such Underlying Loan is a Wet Loan and has remained a Wet Loan for more than twelve (12) Business Days after the related Purchase Date;

12. that is not a Jumbo Loan, Specified Jumbo Loan, Non-QM Loan, Specified Origination Loan, Second Lien Loan, HELOC or DSCR Loan;

13. if such Underlying Loan is subject to a Transaction for more than (w) with respect to Underlying Loans other than Second Lien Loans and Specified Jumbo Loans, [***], (x) with respect to Second Lien Loans, [***], and (y) with respect to Specified Jumbo Loans, [***];

14. if such Underlying Loan is a Non-QM Loan or a DSCR Loan and the Purchase Price with respect to such Non-QM Loan or a DSCR Loan when added to the aggregate outstanding Purchase Price of all other Non-QM Loans (including, for the avoidance of doubt, Specified Origination Loans) and DSCR Loans that are then subject to outstanding Transactions hereunder, exceeds [***] of the Maximum Aggregate Purchase Price (the “Non-QM Loan Concentration Limit”);

15. if such Underlying Loan is a Specified Origination Loan and the Purchase Price with respect to such Specified Origination Loan when added to the aggregate outstanding Purchase Price of all other Specified Origination Loans that are then subject to outstanding Transactions hereunder, exceeds [***] of the Non-QM Loan Concentration Limit;

16. if such Underlying Loan is a Non-QM Loan (including, for the avoidance of doubt, a Specified Origination Loan), such Underlying Loan does not satisfy the applicable criteria set forth on Exhibit F hereto, as such exhibit may be amended from time to time by Buyer in its sole discretion;

17. if such Underlying Loan is a Second Lien Loan and the Purchase Price with respect to such Second Lien Loan when added to the aggregate outstanding Purchase Price of all other

Second Lien Loans that are then subject to outstanding Transactions hereunder, exceeds $[***] (the “Second Lien Loan Concentration Limit”);

18. if such Underlying Loan is a HELOC and the Purchase Price with respect to such HELOC when added to the aggregate outstanding Purchase Price of all other HELOCs that are then subject to outstanding Transactions hereunder, exceeds [***] of the Second Lien Loan Concentration Limit;

19. if such Underlying Loan is a Second Lien Loan, such Loan does not satisfy the applicable criteria set forth on Exhibit G hereto, as such exhibit may be amended from time to time by Buyer in its sole discretion;

20. if such Underlying Loan is a Jumbo Loan and the Purchase Price with respect to such Jumbo Loan when added to the aggregate outstanding Purchase Price of all other Jumbo Loans that are then subject to outstanding Transactions hereunder, exceeds [***] of the Maximum Aggregate Purchase Price; or

21. if such Underlying Loan is a Specified Jumbo Loan and the Purchase Price with respect to such Specified Jumbo Loan when added to the aggregate outstanding Purchase Price of all other Specified Jumbo Loans that are then subject to outstanding Transactions hereunder, exceeds [***] of the Maximum Aggregate Purchase Price.

“Eligible Participation Certificate” shall mean a Participation Certificate that satisfies the applicable representations and warranties set forth on Schedule 1-C with respect thereto at all times.

“Eligible Participation Interest” shall mean a Participation Interest that satisfies the applicable representations and warranties set forth on Schedule 1-B with respect thereto at all times.

“eMortgage Loan” shall mean an Underlying Loan, other than a FHA Loan, RHS Loan or VA Loan, with respect to which there is an eNote and as to which some or all of the other documents comprising the related Mortgage File may be created electronically and not by traditional paper documentation with a pen and ink signature.

“eNote” shall mean with respect to any eMortgage Loan, the electronically created and stored Note that is a Transferable Record.

“eNote Control and Bailment Agreement” shall mean, with respect to eMortgage Loans, a master control and bailment agreement, by and among a Take-out Investor with respect to eMortgage Loans, Buyer and Seller Parties, setting forth the bailment terms and conditions for all Transfers of the Control and/or Transfer of Location of eNotes and deliveries of the Authoritative Copies thereof, from Buyer to a Take-out Investor (or their respective designees) of eMortgage Loans for the purposes of such Take-out Investor’s inspection and determination to purchase related eMortgage Loans from Guarantor, all in such form and containing such terms and conditions as approved by Buyer in its sole discretion.

“eNote Replacement Failure” shall mean with respect to an eNote, if Custodian shall not have complied with the requirements of Section 4(d)(ii) of the Custodial Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b) or (c) of the Code (or Section 414(m) or (o) of the Code for purposes of Section 412 of the Code) of which the Seller or Guarantor is a member.

“Escrow Payments” shall mean, with respect to any Underlying Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.

“E-SIGN” shall mean the Electronic Signatures in Global and National Commerce Act, Pub. L. No. 106-229, 114 Stat. 464 (codified at 15 U.S.C. §§ 7001-31), as the same may be supplemented, amended, recodified or replaced from time to time.

“eVault” shall have the meaning assigned to it in the Custodial Agreement.

“Event of Default” shall have the meaning provided in Section 18 hereof.

“Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Exception Report” shall mean the report of Exceptions included as part of the Custodial Loan Transmission.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Fannie Mae Guide” shall mean the Fannie Mae MBS Selling and Servicing Guide, as the same may hereafter from time to time be amended.

“FDIA” shall have the meaning provided in Section 40(d) hereof.

“FDICIA” shall have the meaning provided in Section 40(e) hereof.

“Federal Reserve Bank of New York’s Website” shall mean the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“FHA” shall mean the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA Act” shall mean the Federal Housing Administration Act.

“FHA Loan” shall mean an Underlying Loan that is eligible to be the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” shall mean mortgage insurance authorized under Sections 203(b), 213, 221(d), 222, and 235 of the FHA Act and provided by the FHA.

“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA to insure an Underlying Loan.

“FHA Regulations” shall mean regulations promulgated by HUD under the Federal Housing Administration Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a first lien on the Mortgaged Property.

“Foreign Buyer” shall have the meaning set forth in Section 5(c) hereof.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“Freddie Mac Guide” shall mean the Freddie Mac Single-Family Seller/Servicer Guide, as the same may hereafter from time to time be amended.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America.

“Ginnie Mae” shall mean the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.

“Ginnie Mae Guide” shall mean the Ginnie Mae Mortgage-Backed Securities Guide I or II, as applicable, as the same may hereafter from time to time be amended.

“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Gross Margin” shall mean, with respect to each adjustable rate Loan, the fixed percentage amount set forth in the related Note.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be the amount of the corresponding liability shown on such Person’s consolidated balance sheet calculated in accordance with GAAP as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Rocket Mortgage, LLC, and its successors in interest and assigns.

“Guarantor Event of Default” shall have the meaning set forth in the Guaranty.

“Guaranty” shall mean that certain Guaranty, dated as of September 4, 2025, made by Guarantor for the benefit of Buyer, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“H.15 (519)” means the weekly statistical release designated as such at http://www.federalreserve.gov/releases/h15/update/default.htm, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“Haircut Amount” shall mean, with respect to an Eligible Loan proposed for a Transaction hereunder, the difference, if any, between (a) with respect to (i) a Wet-Ink Loan, the amount required to be sent to the Closing Agent and (ii) an Underlying Loan other than a Wet-Ink Loan, the amount required by the related warehouse lender to release its security interest therein less (b) the related Purchase Price.

“HARP Loan” shall mean an Underlying Loan that is eligible (including pursuant to exceptions or variances provided to Guarantor) for sale to, or securitization by, Fannie Mae or Freddie Mac that are (a) refinance mortgage loans originated pursuant to Fannie Mae’s Home Affordable Refinance Program as announced in Fannie Mae Announcement SEL-2011-12, as set forth in subsequent Announcements, FAQs, Selling Guide updates and Servicing Guide updates issued by Fannie Mae in connection with such program (“HARP 2.0”), or (b) refinance mortgage loans originated pursuant to HARP 2.0 as it applies to the Refi Plus option applicable to “same servicers”, as amended by the applicable variances delivered by Fannie Mae to Rocket Mortgage, LLC, or (c) refinance mortgage loans originated pursuant to Freddie Mac’s Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time) and referred to by Freddie Mac as a “Relief Refinance Mortgage”.

“Hash Value” shall mean with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with the MERS® eRegistry.

“Hedging Arrangement” means any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement or other contract pursuant to which Guarantor has protected itself from the consequences of a loss in the value of an Underlying Loan or its portfolio of Underlying Loans because of changes in interest rates or in the market value of mortgage loan assets.

“HELOC” shall mean a home equity revolving line of credit secured by a mortgage, deed of trust or other instrument creating a second lien on the related Mortgaged Property, which lien secures the related line of credit and that is underwritten in accordance with the Underwriting Guidelines.

“High Cost Loan” shall mean an Underlying Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees); or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).

“HUD” shall mean the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.

“Income” shall mean, with respect to any Purchased Asset and the related Underlying Asset at any time until the related Purchased Assets is repurchased (or such Underlying Loan is released from the Participation Certificate) by Seller in accordance with the terms of this Agreement, without duplication, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of such Underlying Asset or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Underlying Asset.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, provided that, for purposes of this definition, the following shall not be included as “Indebtedness”: loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases, liabilities associated with Guarantor’s or its Subsidiaries’ securitized Home Equity Conversion Mortgage (HECM) loan inventory where such securitization does not meet the GAAP criteria for sale treatment, obligations under Hedging Arrangements, obligations related to treasury management, brokerage or trading-related arrangements, or transactions for the sale and/or repurchase of Underlying Loans, or transactions related to the financing of recoverable servicing advances.

“Indemnified Party” shall have the meaning provided in Section 23(a) hereof.

“Independent Director” shall mean, with respect to any corporation or limited liability company, an individual who: (i) is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Buyer, in each case that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors and other corporate services in the ordinary course of its business; (ii) is duly appointed as a member of the board of directors of such corporation or as an independent manager, member of the board of managers, or special member of such limited liability company; and (iii) is not, and has never been, and will not while serving as Independent Director be (a) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than an affiliate that is not in the direct chain of ownership of such corporation or limited liability company and that is a single-purpose entity; provided that the fees such individual earns from serving as an Independent Director of such affiliates in any given year constitute in the aggregate less than 5% of such individual’s annual income for that year); (b) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business); (c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or (d) a Person that controls (whether directly, indirectly or otherwise) any of clauses (i) or (ii) above.

“Instruction Letter” shall mean a letter agreement between the Guarantor and each Subservicer substantially in the form of Exhibit B attached hereto.

“Insured Closing Letter” shall mean, with respect to any Wet Loan that becomes subject to a Transaction before the end of the applicable rescission period, a letter of indemnification (which may be in the form of an insured closing letter, closing protection letter or similar authorization letter) from an approved title insurance company, in any jurisdiction where such letters are permitted under applicable law and regulation, addressed to Guarantor or other applicable Qualified Originator, which is fully assignable to Buyer, with coverage that is customarily acceptable to Persons engaged in the origination of mortgage loans, identifying the Settlement Agent covered thereby, which may be in the form of a blanket letter.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of April 4, 2012, by and among the Guarantor, Buyer, One Reverse Mortgage, LLC, UBS AG by and through its branch office at 1285 Avenue of the Americas, New York, New York, JP Morgan Chase Bank, National Association, Royal Bank of Canada, Bank of America, N.A., Citibank N.A., Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC, Banco Santander, S.A. New York Branch, and Wells Fargo Bank, N.A., as amended, as the same shall be further amended, restated, supplemented or otherwise modified and in effect from time to time, and, as the context requires, the Joint Account Control Agreement and the Joint Securities Account Control Agreement.

“Interest Only Adjustment Date” shall mean, with respect to each Interest Only Loan, the date, specified in the related Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Loan” shall mean an Underlying Loan which only requires payments of interest for a period of time specified in the related Note.

“Interest Rate Adjustment Date” shall mean the date on which an adjustment to the Mortgage Interest Rate with respect to each Underlying Loan becomes effective.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“IRS” shall have the meaning set forth in Section 5(c) hereof.

“Joint Account Control Agreement” shall mean the Joint Account Control Agreement, dated as of April 4, 2012, among Guarantor, Buyer, One Reverse Mortgage, LLC, UBS AG by and through its branch office at 1285 Avenue of the Americas, New York, New York, JP Morgan Chase Bank, National Association, Royal Bank of Canada, Bank of America, N.A., Citibank N.A., Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC, Banco Santander, S.A. New York Branch, Wells Fargo Bank, N.A. and Deutsche Bank National Trust Company, as paying agent, as amended, as the same shall be further amended, restated, supplemented or modified and in effect from time to time.

“Joint Securities Account Control Agreement” shall mean the Joint Securities Account Control Agreement, dated as of April 4, 2012, among Guarantor, Buyer, UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, JPMorgan Chase Bank, National Association, Royal Bank of Canada, Bank of America, N.A., Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC, One Reverse Mortgage, LLC, Citibank N.A., Banco Santander, S.A. New York Branch, Wells Fargo Bank, N.A. and Deutsche Bank National Trust Company, as securities intermediary, as amended, as the same shall be further amended, restated, supplemented or modified and in effect from time to time.

“Jumbo Loan” means an Underlying Loan where the original outstanding principal amount of such Underlying Loan exceeds the eligibility limits for purchases by Freddie Mac or Fannie Mae and which conforms to the criteria set forth in Exhibit E hereto.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan Documents” shall mean, with respect to an Underlying Loan, the documents comprising the Mortgage File for such Underlying Loan, including any Cooperative Loan Documents.

“Loan Schedule” shall mean a list in electronic format setting forth as to each Eligible Loan the fields mutually agreed to by Buyer and Guarantor, any other information reasonably required by Buyer and any other additional applicable information to be provided in the Loan Schedule pursuant to the Custodial Agreement.

“Loan‑to‑Value Ratio” or “LTV” shall mean with respect to any Underlying Loan, the ratio of the outstanding principal amount of such Underlying Loan at the time of origination to the Appraised Value of the related Mortgaged Property at origination of such Underlying Loan.

“Location” shall mean with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.

“Manufactured Home” shall mean a prefabricated or manufactured home on which a lien secures an Underlying Loan and which is considered and treated as “real estate” under applicable law.

“Manufactured Home Loan” shall mean an Agency Eligible Loan secured by a Manufactured Home provided that (a) such Manufactured Home is attached to a permanent foundation or affixed to the land, is no longer transportable (mobile homes) and is considered and treated as “real estate” under applicable law, (b) such Manufactured Home is originated in compliance with Title II under FHA 203(b) and (c) such Agency Eligible Loan is eligible for securitization by an Agency pursuant to the terms of the applicable Agency Guidelines.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value” shall mean, with respect to any Underlying Asset as of any date of determination, the whole loan servicing released fair market value of such Underlying Asset on such date as determined in good faith by Buyer based on the pricing that Buyer (or an Affiliate thereof) uses for comparable mortgage loans and comparable mortgage loan sellers, taking into account such factors as Buyer deems appropriate, including, without limitation, available objective indications of value, to the extent deemed by Buyer to be reliable and applicable to the related Underlying Asset and the related Guarantor. Buyer’s good faith determination of Market Value will be conclusive and binding on the parties absent manifest error.

“Master Collection Account” shall mean the following account

Name of Bank: BMO Harris Bank
Bank ABA Number: [***]
Bank SWIFT [***]
Account Number: [***]
Account Name: Bank of Montreal - Chicago Branch
Account Type: [***] Bank City and State: Chicago, Illinois
Reference: Rocket Mortgage, LLC

“Master Servicer” shall mean, with respect to an eNote, the party that is designated in the MERS® eRegistry as the “Master Servicer”, and that in such capacity is authorized by the Controller to perform certain MERS® eRegistry transactions on behalf of the Controller.

“Material Adverse Effect” shall mean a material adverse change in Seller’s or Guarantor’s consolidated financial condition or business operations or Property, or other event which adversely affects the Seller’s or Guarantor’s ability to perform under the Program Documents to which it is a party or satisfy, in all material respects, its obligations, representations, warranties and covenants under the Program Documents to which it is a party, taken as a whole.

“Maturity Date” shall have the meaning assigned to such term in the Pricing Side Letter.

“Maximum Aggregate Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Maximum Leverage Ratio” shall have the meaning assigned thereto in the Pricing Side Letter.
“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS eDelivery” shall mean the transmission system operated by the Electronic Agent that is used to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.

“MERS eRegistry” shall mean the electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee, Master Servicer, Subservicer (if any) and Location of the Authoritative Copy of registered eNotes.

“MERS Identification Number” shall mean the number permanently assigned to each MERS Loan.

“MERS Loan” shall mean any Underlying Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note.

“MERS Org ID” shall mean a number assigned by the Electronic Agent that uniquely identifies MERS members, or, in the case of a MERS Org ID that is a “Secured Party Org ID”, uniquely identifies MERS® eRegistry members, which assigned numbers for each of Buyer, Guarantor and Custodian have been provided to the parties hereto.

“MERS System” shall mean the mortgage electronic registry system operated by the Electronic Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership.

“Minimum Adjusted Tangible Net Worth” shall have the meaning assigned to such term in the Pricing Side Letter.

“Minimum Liquidity Amount” shall have the meaning assigned to such term in the Pricing Side Letter.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on an Underlying Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.

“Mortgage” shall mean with respect to an Underlying Loan, the mortgage, deed of trust or other instrument, which creates a First Lien (or with respect to a Second Lien Loan, a Second Lien) on the fee simple or leasehold estate in such real property, which secures the Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” shall mean the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

“Mortgaged Property” shall mean the real property (including all improvements, buildings and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) securing repayment of the debt evidenced by a Note or, in the case of any Cooperative Loan, the Cooperative Shares and the Proprietary Lease.

“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Net Income” shall mean, for any period, the net income of the applicable Person for such period as determined in accordance with GAAP.

“Non-QM Loan” shall mean an Underlying Loan that meets the requirements set forth in Exhibit F hereto, as such exhibit may be amended from time to time by Buyer in its sole discretion, and was originated on or after January 10, 2014, which does not (i) meet the requirements of Section 1026.43(e)(1)(i) of Regulation Z and (ii) is not a “qualified residential mortgage” as each such term is defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended, and any regulations, rulings, interpretations or orders promulgated by any Governmental Authority having jurisdiction thereunder including, without limitation, the Consumer Financial Protection Bureau.

“Note” shall mean, with respect to any Underlying Loan, the related promissory note, including an eNote, together with all riders thereto and amendments thereof, or, in the case of a HELOC, the related Credit Line Agreement, or other evidence of such indebtedness of the related Mortgagor. For the avoidance of doubt, with respect to any Underlying Loan which is a CEMA Loan, the “Note” with respect to such Underlying Loan shall be the CEMA Consolidated Note.

“Obligations” shall mean (a) the Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of the Seller to Buyer, its Affiliates, or the Custodian arising under, or in connection with, the Program Documents, whether now existing or hereafter arising, including, for the avoidance of doubt, the Commitment Fee and all other fees due under the Pricing Side Letter; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Underlying Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of the Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable out-of-pocket expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Underlying Asset, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) the Seller’s indemnity obligations to Buyer pursuant to the Program Documents.

“OFAC” shall have the meaning provided in Section 12(ff)) hereof.

“Operating Account” shall mean the account established pursuant to Section 4(e) hereof.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Document.

“Participants” shall have the meaning provided in Section 38(e) hereof.

“Participation Agreement” shall mean that certain Master Participation Agreement, dated as of September 4, 2025, between Guarantor, as the company, and Seller, as the participant, as may be amended, restated, supplemented or otherwise modified from time to time.

“Participation Certificate” shall mean the original participation certificate that is executed and delivered in connection with Participation Interests.

“Participation Interests” shall mean, with respect to an Underlying Loan, all of the economic, beneficial and equitable ownership interests (together with the related Servicing Rights) therein that are issued by Guarantor to Seller pursuant to the Participation Agreement, which Participation Interests shall be evidenced by the Participation Certificate.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Code.

“PMI Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to [***] per annum, plus the Pricing Rate otherwise applicable to such Underlying Loan.

“Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360‑day‑per‑year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by the Guarantor to Buyer with respect to such Transaction).

“Price Differential Collection Period” shall mean, with respect to each Underlying Loan and Price Differential Payment Date (except for the initial Price Differential Payment Date for such Underlying Loan), the period that commences on the first (1st) day of the preceding month and ends on the last day of such month. The Price Differential Collection Period with respect to the initial Price Differential Payment Date for a Underlying Loan shall be the period that commences on the applicable Purchase Date and ends on the last day of such month.

“Price Differential Payment Amount” shall have the meaning provided in Section 4(d) hereof.

“Price Differential Payment Date” shall mean (i) the fifth (5th) calendar day of the month, or the next succeeding Business Day if such calendar day shall not be a Business Day and (ii) the Termination Date.

“Pricing Floor” shall have the meaning assigned to such term in the Pricing Side Letter.

“Pricing Rate” shall, as of any date of determination, be equal to the sum of (a) the greater of (i) the sum of (1) Term SOFR or, to the extent implemented in accordance with this Agreement, the Benchmark Replacement plus (2) the Term SOFR Adjustment and (ii) the Pricing Floor plus (b) the Applicable Margin. The Pricing Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the Purchase Date and the Repurchase Date.

“Pricing Side Letter” shall mean the most recently executed pricing side letter, among the Seller, the Guarantor and Buyer referencing this Agreement and setting forth the pricing terms and certain additional terms with respect to this Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, and the terms of which are incorporated herein as if fully set forth.

“Program Documents” shall mean this Agreement, the Custodial Agreement, any Servicing Agreement, the Pricing Side Letter, the Guaranty, any Instruction Letter, the Intercreditor Agreement, the Joint Securities Account Control Agreement, the Joint Account Control Agreement, the Participation Agreement, the Electronic Tracking Agreement and any other agreement entered into by the Seller or Guarantor, on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean a lease on (or occupancy agreement with respect to) a Cooperative Unit evidencing the possessory interest of the owner of the Cooperative Shares or Guarantor in such Cooperative Unit.

“Purchase Date” shall mean, with respect to each Transaction, either (i) the date on which the Participation Certificate and initial Participation Interests (including the Underlying Loans represented thereby) are transferred by Seller to Buyer or its designee, or (ii) the date on which there is a Purchase Price Increase with respect to the Participation Certificate in connection with the conveyance to the Guarantor of one (1) or more additional Underlying Loans and the issuance of additional Participation Interests therein.

“Purchase Price” shall mean the price at which Purchased Assets are transferred by the Seller to Buyer in a Transaction, which shall be equal to (1) as of the initial Purchase Date, the product of, with respect to each Underlying Loan, (i) the Applicable Percentage and (ii) the lesser of (A) the outstanding principal amount of the related Purchased Assets and (B) the Market Value of the related Purchased Assets, and (2) on any day after the related Purchase Date, the amount determined under the immediately preceding clause (1), (i) increased by the amount of any Purchase Price Increase related to the conveyance to the Guarantor of additional Underlying Loans and issuance to Seller of Participation Interests therein, and (ii) decreased by (A) the amount of any cash previously transferred by the Seller to Buyer and applied to reduce the Purchase Price of such Purchased Assets and (B) the amount of any Purchase Price Decrease.

“Purchase Price Decrease” shall mean a decrease in the Purchase Price by an amount equal to the related Purchase Price of any Underlying Loan related to a Purchased Asset that is required to be reduced in accordance with this Agreement.

“Purchase Price Decrease Date” shall mean, with respect to any Underlying Loan related to a Purchased Asset, the earliest to occur of (i) any date on which the Market Value of such Underlying Loan is reduced to zero, (ii) any date the Seller is required to remit the Repurchase Price in accordance with Section 3(j) with respect to (x) an Underlying Loan relating to a Purchased Asset ceasing to be an Eligible Loan, (y) a Participation Certificate that is a Purchased Asset ceasing to be an Eligible Participation Certificate, or (z) a Participation Interest that is a Purchased Asset ceasing to be an Eligible Participation Interest, or (iii) any other date communicated by Buyer to Seller in connection with a required Purchase Price Decrease under the terms of this Agreement and agreed to in writing between Buyer, Guarantor and Seller prior to the related Purchase Date with respect to such Underlying Loan.

“Purchase Price Increase” shall mean an increase in the Purchase Price for the Purchased Assets equal to the amount of the related Purchase Price of each Underlying Loan conveyed to the Guarantor and issuance to Seller of Participation Interests therein, as requested by Seller pursuant to Section 3 hereof.

“Purchased Assets” means the collective reference to the Participation Certificate and related Participation Interests (representing the beneficial interest in the Underlying Loans) sold by Seller to Buyer in a Transaction hereunder.

“Purchased Items” shall have the meaning assigned thereto in Section 8(a) hereof.

“QM Rule” shall mean 12 CFR 1026.43(d) or (e), or any successor rule or regulation, including all applicable official staff commentary.

“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each applicable state in which Mortgaged Property it insures is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac, if required, and which is approved by Buyer.

“Qualified Mortgage” shall mean an Underlying Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

“Qualified Originator” shall mean an originator of Underlying Loans which is acceptable under the Agency Guidelines.

“Rate Change Notice” shall have the meaning assigned thereto in Section 3(e).

“Reacquired Assets” shall have the meaning assigned thereto in Section 16.

“Recognition Agreement” shall mean, with respect to a Cooperative Loan, an agreement executed by a Cooperative Corporation which, among other things, acknowledges the lien of the Mortgage on the Mortgaged Property in question.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Seller, Guarantor or any other person or entity with respect to an Underlying Asset. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service an Underlying Loan that is an Underlying Asset, including, without limitation, the complete payment and modification history of each Underlying Loan that is an Underlying Asset.

“Register” shall have the meaning provided in Section 38(d) hereof.

“Related Security” shall have the meaning assigned thereto in Section 8(a) hereof.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Repurchase Date” shall mean the date on which the Seller is to repurchase the Purchased Assets (in whole or in part) subject to a Transaction from Buyer, including in connection with an Underlying Loan that is to be released from a Participation Interest, which shall be the earliest of (i) the Termination Date, (ii) the date set forth in the applicable Confirmation, or (iii) any date determined by application of the provisions of Section 3(g), (h), (i) and (j), Section 15, or Section 19.

“Repurchase Price” shall mean the sum of (i) the price at which the Purchased Assets are to be transferred from Buyer to the Seller (or an Underlying Loan is to be released from a Participation Interest) upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for each Underlying Loan as of the related Repurchase Date and (ii) the outstanding Price Differential as of such date of determination.

“Requirement of Law” shall mean as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Required Delivery Item” shall have the meaning assigned thereto in Section 3(a) hereof.

“Required Delivery Time” shall have the meaning assigned thereto in Section 3(a) hereof.

“Required Purchase Time” shall have the meaning assigned thereto in Section 3(c) hereof.

“Required Recipient” shall have the meaning assigned thereto in Section 3(a) hereof.

“Rescission” shall mean the right of a Mortgagor to rescind the related Note and related documents pursuant to applicable law.

“Residual Collateral” means all now existing and hereafter arising right, title and interest of Guarantor in, under and to the following:

(i) all Underlying Loans;

(ii) all Mortgage Files, including without limitation all promissory notes, and all servicing records, and any other collateral pledged or otherwise relating to such Underlying Loans, together with all related files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto, including electronic records;

(iii) all rights of Guarantor to receive from any third party or to take delivery of any servicing records or other documents which constitute a part of the Mortgage File or servicing file, all rights of Guarantor to receive from any third party or to take delivery of any Records or other documents which constitute a part of the Mortgage File;

(iv) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Underlying Loan and all claims and payments thereunder;

(v) all other insurance policies and insurance proceeds relating to any Underlying Loan or any related Mortgaged Property;

(vi) all Income with respect to the Underlying Loans;

(vii) each Servicing Agreement related to the Underlying Loans;

(viii) all “accounts,” “chattel paper,” “commercial tort claims,” “deposit accounts,” “documents,” “equipment,” “general intangibles,” “goods,” “instruments,” “inventory,” “investment property,” “letter of credit rights,” and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds relating to or constituting any or all of the foregoing; and

(ix) any and all replacements, substitutions, distributions on or proceeds of any and all of the foregoing, in all instances, whether now owned or hereafter acquired, now existing or hereafter created.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, general counsel or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such matter.

“Review Appraisal” shall mean a review whereby a licensed appraiser reviews available information with respect to the related Mortgaged Property including, without limitation, exterior only pictures and multiple listing service data to assign a value with respect to such Mortgaged Property.

“RHS Loan” shall mean an Underlying Loan originated in accordance with the Rural Housing Service Section 502 Single Family Housing Guaranteed Loan Program, which Underlying Loan is subject to a Rural Housing Service Guaranty commitment and eligible for delivery to an Agency for sale or inclusion in a mortgage backed securities loan pool.

“Rural Housing Service” or “RHS” shall mean the Rural Housing Service of the U.S. Department of Agriculture or any successor.

“Rural Housing Service Approved Lender” shall mean a lender which is approved by Rural Housing Service to act as a lender in connection with the origination of RHS Loans.

“Rural Housing Service Guaranty” shall mean with respect to a RHS Loan, the agreements evidencing the guaranty of such Underlying Loan by the Rural Housing Service.

“Rural Housing Service Regulations” shall mean the regulations, guidelines, instructions, policies and procedures adopted and implemented by the Rural Housing Service and applicable to (i) the origination and servicing of RHS Loans and (ii) the issuance and validity of Rural Housing Service Guaranties, in each case as such regulations, guidelines, instructions, policies and procedures may be revised or modified and in effect from time to time.

“Sanctioned Country” shall have the meaning set forth in Section 12(ff) hereof.

“Sanctions” shall have the meaning set forth in Section 12(ff) hereof.

“SDN List” shall have the meaning set forth in Section 12(ff) hereof.

“Second Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a second lien on the Mortgaged Property, which lien is subject to a senior First Lien.

“Second Lien Loan” means a closed-end Loan that is subject to a Second Lien on the related Mortgaged Property, or a HELOC. Notwithstanding anything in this Agreement to the contrary, Buyer may decide to enter into Transactions with respect to Second Lien Loans on an uncommitted basis, and Second Lien Loans shall not be subject to the Committed Amount under this Agreement.

“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of an Underlying Loan to the related Mortgagor within thirty (30) days after the date on which such Underlying Loan is sold or assigned to such creditor.

“Security” shall mean a fully-modified pass-through mortgage-backed security, including a participation certificate, that is (i) (a) guaranteed by Ginnie Mae or (b) issued by Fannie Mae or Freddie Mac and (ii) backed or collateralized by, or representing an interest in, a pool of Underlying Loans.

“Security Agreement” shall mean the specific security agreement creating a security interest on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Loan.

“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit D attached hereto.

“Seller Termination” shall have the meaning assigned thereto in Section 3(h) hereof.

“Servicer” shall mean the Guarantor in its capacity as servicer or master servicer of such Underlying Loans or such other servicer as mutually acceptable to Buyer and the Guarantor.

“Servicing Agent” shall mean with respect to an eNote, the field entitled, “Servicing Agent” in the MERS eRegistry.

“Servicing Agreement” shall have the meaning provided in Section 42(c) hereof.

“Servicing File” shall mean with respect to each Underlying Loan, the file retained by the Guarantor (in its capacity as Servicer) consisting of all documents that a prudent servicer would have, including copies of all documents necessary to service the Underlying Loans.

“Servicing Records” shall have the meaning assigned thereto in Section 42(b) hereof.

“Servicing Rights” shall mean contractual, possessory or other rights of the Guarantor or any other Person, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service an Underlying Asset or to possess related Servicing Records.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format transmission acceptable to the parties containing the information mutually agreed to by Buyer and Guarantor.

“Settlement Agent” shall mean any Person that is insured against errors and omissions in an amount reasonably satisfactory to Buyer in its sole discretion, designated by Guarantor to receive the applicable Purchase Price from Buyer, for the account of Guarantor, for the purpose of funding or originating an Underlying Loan.

“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Specified Jumbo Loan” shall mean a Jumbo Loan with an unpaid principal balance greater than $[***] but less than or equal to $[***].

“Specified Origination Loan” shall mean a Non-QM Loan that meets the requirements highlighted in yellow set forth in Exhibit F hereto, as such exhibit may be amended from time to time by Buyer in its sole discretion.

“Subservicer” shall have the meaning provided in Section 42(c) hereof.

“Subservicer Field” shall mean, with respect to an eNote, the field entitled, “Subservicer” in the MERS eRegistry.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Assets” shall have the meaning assigned thereto in Section 16.

“Table-Funded Wet Loan” shall mean any Underlying Loan that is closed in part, either directly or indirectly, with the Purchase Price paid by Buyer for such Underlying Loan and (i) for which the Custodian has not received a complete Mortgage File from the Guarantor, or (ii) the Underlying Loan is an eMortgage Loan.

“Takeout Commitment” shall mean, with respect to any Underlying Loan, (i) a commitment issued by a Takeout Investor in favor of the Guarantor pursuant to which such Takeout Investor agrees to purchase such Underlying Loan or a Security at a specific price on a forward delivery basis, (ii) an assignable commitment (where available) issued by an Agency in favor of the Guarantor pursuant to which such Agency, as applicable, agrees to (a) purchase such Underlying Loan at a specific or formula price on a forward delivery basis or (b) swap, exchange or sell one or more identified Underlying Loans with an Agency for a Security, and (iii) an assignable commitment (where available) issued by a Takeout Investor in favor of the Guarantor pursuant to which the Takeout Investor, as applicable, agrees to purchase a Security from Guarantor.

“Takeout Investor” shall mean, with respect to: (i) eMortgage Loans, (a) Freddie Mac or Fannie Mae or (b) any other institution which has made a Take-out Commitment and that has been specifically approved by Buyer in accordance with the Custodial Agreement, for purchases of eMortgage Loans and, in each case, with which Buyer, Seller and Guarantor have entered into an eNote Control and Bailment Agreement; provided, however, that if at any time such eNote Control and Bailment Agreement ceases to be in full force and effect or if such Take-out Investor shall fail to perform any of its obligations thereunder, such Take-out Investor shall cease to be an Take-out Investor automatically upon any such failure; provided, that, for the avoidance of doubt, Ginnie Mae is not an Take-out Investor and (ii) any other Underlying Mortgage Loan, a third party which has agreed to purchase Underlying Loans or Securities pursuant to a Takeout Commitment.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean, with respect to any Transaction for any day, the Term SOFR Reference Rate for a one month tenor, as such rate is published by the Term SOFR Administrator for such day; provided, however, that if as of 5:00 p.m. (New York City time) the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to Term SOFR has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator.

“Term SOFR Adjustment” shall have the meaning assigned to such term in the Pricing Side Letter.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its sole discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date” shall mean the earliest of (i) the Maturity Date, (ii) a Seller Termination, (iii) at the option of Buyer, the date determined by application of Section 19, or (iv) such date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Transaction” shall have the meaning assigned thereto in Section 1.

“Transaction Notice” shall mean a written or electronic request by the Seller delivered to Buyer to enter into a Transaction hereunder, which may be delivered electronically in the form of a Loan Schedule.

“Transfer” shall have the meaning provided in Section 13(m) hereof.

“Transfer of Control” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.

“Transfer of Control and Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.

“Transfer of Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.

“Transfer of Servicing” shall mean, with respect to an eNote, a MERS® eRegistry transfer transaction used to request a change to the current Master Servicer or Subservicer (if any) of such eNote.

“Transferable Record” shall mean an Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“UETA” shall mean the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unauthorized Servicing Modification” shall mean, with respect to an eNote, a Transfer of Location, a Transfer of Servicing or a change in any other information, status or data initiated by the Master Servicer, Subservicer (if any) or a Vendor of the Master Servicer or Subservicer (if any) with respect to such eNote on the MERS® eRegistry.

“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Underlying Assets” shall mean any of the following assets made subject to a Transaction with Buyer on a servicing-released basis: the Underlying Loans made subject to a Transaction on the related Purchase Date, together with the related Servicing Records, the related Servicing Rights (which were sold by the Seller and purchased by Buyer on the related Purchase Date), Takeout Commitments, and income of any kind, all proceeds related to the sale, securitization, liquidation, or other disposition of the Underlying Assets, and any participation interest in a loan made subject to a Transaction with Buyer and any Security related to an Eligible Loan, as applicable and with respect to each Underlying Loan, Seller’s rights under any Insured Closing Letter, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Underlying Assets” with respect to any Transaction at any time shall also include Substitute Assets delivered pursuant to Section 16 hereof.

“Underlying Loan” shall mean a First Lien or Second Lien mortgage loan (including an eMortgage Loan), together with the Servicing Rights thereon, which the Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which Underlying Loan includes, without limitation, (i) a

Note, the related Mortgage and all other Loan Documents and (ii) all right, title and interest of the Guarantor in and to the Mortgaged Property covered by such Mortgage.

“Underwriting Guidelines” shall mean any underwriting guidelines (in addition to the Agency Guidelines) of the Guarantor applicable to the Underlying Loans, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S.C.” shall mean the United States Code, as amended.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Loan” an Underlying Loan that is eligible to be the subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of an Underlying Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Serviceman’s Readjustment Act, as amended.

“VA Regulations” shall mean the regulations promulgated by the Veterans Administration pursuant to the Serviceman’s Readjustment Act, as amended, codified in 36 Code of Federal Regulations, and other VA issuances relating to VA Loans, including related Handbooks, Circulars and Notices.

“Vendor” shall mean, with respect to an eNote, a party recognized by MERS as a “vendor” authorized to perform certain MERS® eRegistry transactions on behalf of a MERS® eRegistry participant.

“Wet Loan” shall mean either a Table-Funded Wet Loan or a Document Deficient Loan, which is underwritten in accordance with the applicable Agency Guidelines or Underwriting Guidelines.

“Wet-Ink Loan” shall mean an Underlying Loan that is closed in part, either directly or indirectly, with the Purchase Price paid by Buyer for such Underlying Loan and (a) for which Custodian has not yet received a complete Mortgage File, or (b) such Underlying Loan is an eMortgage Loan. An Underlying Loan shall cease to be a Wet-Ink Loan on the date on which Buyer has received a Loan Schedule and Exception Report from Custodian with respect to such Underlying Loan confirming that Custodian has physical possession (or Control with respect to eMortgage Loans) of the related Mortgage File (as defined in the Custodial Agreement) and that there are no Exceptions (as defined in the Custodial Agreement) with respect to such Underlying Loan. No Underlying Loan that is fully table-funded by Seller or any third party shall be eligible as a Wet-Ink Loan under this Agreement.

“Wet-Ink Transaction” shall mean a Transaction in which a Wet-Ink Loan is the Underlying Asset. A Wet-Ink Transaction shall cease to be a Wet-Ink Transaction on the date that the underlying Wet-Ink Loan ceases to be a Wet-Ink Loan (in accordance with the definition thereof).

“Yield Protection Notice” shall have the meaning assigned thereto in Section 3(h) hereof.

(a) Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements, certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.

(b) Interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission, electronic mail and any means of reproducing words in a tangible and visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

Any Default or Event of Default hereunder shall be deemed to be continuing unless such Default or Event of Default is explicitly waived in writing by Buyer in its sole and absolute discretion or such Default is cured and, once such Event of Default is explicitly waived in writing by Buyer or such Default is cured or explicitly waived in writing by Buyer, shall be deemed to be not continuing, subject to and in accordance with the terms and conditions of any applicable waiver.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form.

This Agreement is the result of negotiations between, and has been reviewed by counsel to, Buyer, Guarantor and the Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to the Seller, Guarantor a servicer of the Underlying Assets, any other Person or the Underlying Assets themselves.

3. THE TRANSACTIONS

(a) Subject to the terms and conditions of the Program Documents, Buyer shall, with respect to the Committed Amount, and may in its sole discretion, with respect to the Uncommitted Amount, from time to time, enter into a Transaction with respect to (i) the Participation Certificate, on the initial Purchase Date, or (ii) a Purchase Price Increase in respect of the issuance of additional Participation Interests to Seller in respect of additional Underlying Loans proposed to be originated or purchased by the Guarantor with an aggregate Purchase Price for all Purchased Assets acquired by Buyer and subject to outstanding Transactions at any one time not to exceed the Maximum Aggregate Purchase Price. Notwithstanding anything contained herein to the contrary, Buyer shall have the obligation to enter into Transactions with an aggregate outstanding Purchase Price of up to the Committed Amount and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount; provided that Buyer will use commercially reasonable efforts to provide Seller and Guarantor with at least seven (7) Business Days’ prior written notice and shall in no event provide, less than three (3) Business Days’ notice, before exercising its discretion to cease entering into Transactions with Seller and Guarantor for all or any portion of the Uncommitted Amount. Unless otherwise agreed to between Buyer, Guarantor and the Seller in writing, all purchases of Purchased Assets subject to outstanding Transactions at any one time shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount. Buyer shall not have the right, however, to terminate any Transactions with respect to the Uncommitted Amount after the Purchase Date until the related Repurchase Date. Unless otherwise agreed, with respect to any Underlying Loan other than a Wet-Ink Loan, the Seller or Guarantor shall request that Buyer enter into a Transaction with respect to any Purchased Asset or proposed Purchase Price Increase in respect of the issuance of additional Participation Interests to Seller in respect of additional Underlying Loans proposed to be originated or purchased by Guarantor by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”):

Underlying Asset Type	Required Delivery Items	Required Delivery Time	Required Recipient	Required Purchase Time
Eligible Loans	(i) a Transaction Notice, appropriately completed, and (ii) a Loan Schedule	No later than 11:00 a.m. (Eastern Time) on the Business Day of the requested Purchase Date	Buyer	No later than 4:30 p.m. (Eastern Time) on the requested Purchase Date
	(i) a Loan Schedule and (ii) the Mortgage File for each Underlying Loan proposed to be included in such Transaction	No later than 2:00 p.m. (Eastern Time) on the Business Day of the requested Purchase Date	Custodian

In addition to the foregoing, with respect to each eNote the Guarantor shall cause (on or prior to 2:00 p.m. Eastern Time on the requested Purchase Date), (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Buyer, (iii) the Location status of the related eNote to be transferred to Custodian, (iv) the Delegatee status of the related eNote to be transferred to Custodian, (v) the Master Servicer status of the related eNote to be transferred to Guarantor and (vi) the Subservicer status of the related eNote to be transferred to Guarantor, in each case using MERS eDelivery and the MERS eRegistry.

Each Transaction Notice shall include a Loan Schedule. Buyer will confirm the terms of such Transaction, including the proposed Purchase Date, Purchase Price and Pricing Rate, by sending to the Guarantor, in electronic or other format, a “Confirmation”, no later than 12:30 p.m. on the requested Purchase Date, which will be confirmed electronically (by email or otherwise) by Guarantor prior to Buyer entering into such Transaction. Any such Transaction Notice and the related Confirmation, together with this Agreement, shall constitute conclusive evidence, absent manifest error, of the terms agreed to between Buyer and the Guarantor with respect to the Transaction to which the Transaction Notice and Confirmation, if any, relates. By entering in to a Transaction with Buyer, the Guarantor consents to the terms set forth in any related Confirmation.

(b) Guarantor shall deliver to the Custodian, in accordance with the terms of the Custodial Agreement, the Mortgage File pertaining to each Eligible Loan to be made subject to a Transaction hereunder on the requested Purchase Date. In accordance with the Custodial Agreement the Custodian shall deliver to Buyer, a Trust Receipt with a Custodial Loan Transmission attached thereto. Any Custodial Loan Transmission subsequently delivered by the Custodian to Buyer shall supersede and cancel the Custodial Loan Transmission previously delivered by the Custodian to Buyer under the Custodial Agreement, and shall replace the Custodial Loan Transmission that is then appended to the Trust Receipt.

(c) Upon the Seller’s request to enter into a Transaction pursuant to Section 3(a), assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and 9(b) have been met, and provided no Default or Event of Default shall have occurred and be continuing, not later than the required time on the requested Purchase Date set forth in the table above (the “Required Purchase Time”) (i) Buyer shall purchase the Participation Certificate on the initial Purchase Date or (ii) Guarantor or Seller shall direct or cause the additional Underlying Loans originated or purchased by the Guarantor to be allocated to the Participation Certificate on the related Purchase Date therefor, subject to the transfer of the Purchase Price Increase to Seller in an amount equal to the related Purchase Price for such Underlying Loans. In connection with entering into such Transaction, the Seller or Guarantor shall remit to the Operating Account the applicable Haircut Amount and Buyer or its designated agent shall send, or cause to be sent, the Purchase Price and Haircut Amount to the applicable warehouse lender as directed by Seller or Guarantor. The Seller and Guarantor acknowledge and agree that the Purchase Price paid in connection with any Purchased Asset that is purchased in any Transaction includes a premium allocable to the portion of such Purchased Asset that constitutes the related Servicing Rights. The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement, and such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to this Agreement within the meaning of section 101(47)(A)(v) of the Bankruptcy Code.

(d) With respect to any request for a Wet-Ink Transaction, the provisions of this Section 3(d) shall be applicable.

(i) Unless otherwise agreed, Seller shall request that Buyer enter into a Wet-Ink Transaction with respect to any Underlying Asset that is a Wet-Ink Loan by delivering to Buyer a Transaction Notice, appropriately completed, and to Buyer and Custodian an Underlying Loan Schedule by 4:00 p.m. Eastern Time on the Business Day of the requested Purchase Date.

(ii) On the requested Purchase Date for a Wet-Ink Transaction, Guarantor may deliver to Buyer transmissions. The latest transmission must be received by Buyer no later than 4:00 p.m. Eastern time, on such Purchase Date. Such Transaction Notice shall specify the requested Purchase Date.

(iii) Seller or Guarantor shall deliver (or cause to be delivered) and release to Custodian the Mortgage File pertaining to each such Wet-Ink Loan subject to the requested Transaction on or before the date that is twelve (12) Business Days (or two (2) Business Days in the case of eMortgage Loans) following the applicable Purchase Date in accordance with the terms and conditions of the Custodial Agreement. Subject to the terms of the Custodial Agreement, on the applicable Purchase Date and on each Business Day following the applicable Purchase Date, no later than 5:00 p.m., Eastern time, pursuant to the Custodial Agreement, Custodian shall deliver to Buyer, Seller and Guarantor by email a schedule listing each Wet-Ink Loan subject to a Transaction with respect to which the complete Mortgage File has not been received by Custodian (the “Wet-Aged Report”). Buyer may confirm that the information in the Wet-Aged Report is consistent with the information provided to Buyer pursuant to Section 3(d)(i).

(iv) Upon Seller’s request for a Transaction pursuant to Section 3(d)(i), Buyer shall (with respect to the Committed Amount) and may (with respect to the Uncommitted Amount), upon satisfaction of all conditions precedent set forth in this Section 3 and in Sections 9(a) and 9(b), and provided that no Default or Event of Default shall have occurred and be continuing, enter into a Transaction with Guarantor on the requested Purchase Date, in the amount so requested. In connection with entering into such Transaction, the Guarantor shall remit to the Operating Account the applicable Haircut Amount and Buyer or its designated agent shall send, or cause to be sent, the Purchase Price and Haircut Amount to the Closing Agent as directed by Guarantor.

(v) Upon notice from the Closing Agent to Guarantor that the related Wet-Ink Loan was not originated, the Wet-Ink Loan shall be removed from the list of Eligible Loans and the Closing Agent shall immediately return the funds via wire transfer to the Master Collection Account. Guarantor shall notify Buyer if a Wet-Ink Loan was not originated and has been removed from the list of Eligible Loans.

(e) Notwithstanding anything to the contrary herein or in any other Program Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Buyer shall give prompt notice thereof to Seller and Guarantor (the “Rate Change Notice”), whereupon Term SOFR from the date specified in such notice (which shall be no sooner than ninety (90) days following the date of such notice until such time as the notice has been withdrawn by Buyer, (“Benchmark Transition Start Date”), shall be a Benchmark Replacement, (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein), together with any proposed Benchmark Replacement Conforming Changes as determined by Buyer in its commercially reasonable discretion prior to the applicable Benchmark Transition Start Date. No replacement of Term SOFR with a Benchmark Replacement pursuant to this Section 3(e) will occur prior to the applicable Benchmark Transition Start Date. The Benchmark Replacement will be determined by Buyer with due consideration to the then prevailing market practice for determining a rate of interest for newly originated commercial loans in the United States and in a manner and format consistent with Buyer’s established business practices relating to entities similar to Buyer and to purchased assets similar to the Underlying Loans, and may reflect appropriate mathematical or other adjustments to account for the transition from Term SOFR to the Benchmark Replacement (including any Benchmark Replacement Conforming Changes). In the event that Seller or Guarantor determines that either the Benchmark Replacement or the Benchmark Replacement Conforming Changes are unacceptable, Seller or Guarantor shall provide notice of same to Buyer within seventy-five (75) days of receipt of the Rate Change Notice and Seller and Guarantor shall have the right to terminate this Agreement, prior to the effective date specified in the Rate Change Notice, without the imposition of any form of penalty, breakage costs or exit fees. In the event that Seller and Guarantor elect to terminate this Agreement in accordance with the foregoing, it shall pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, prior to the effective date specified in the Rate Change Notice. In the event that Seller or Guarantor does not (i) provide notice that either the Benchmark Replacement or the Benchmark Replacement Conforming Changes are unacceptable within seventy-five (75) days of receipt of the Rate Change Notice, or (ii) pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, prior to the effective date specified in the Rate Change Notice, then the Benchmark Replacement or the Benchmark Replacement Conforming Changes shall become effective on the date specified in the Rate Change Notice.

(f) Upon Seller’s and Guarantor’s receipt of notice of the commencement of a Benchmark Unavailability Period, Seller or Guarantor may revoke any request for a proposed Transaction to be entered into during any Benchmark Unavailability Period.

(g) The Seller shall repurchase, and Buyer shall sell, the related Purchased Assets (or shall cause the release of the related Underlying Loans from the Participation Certificate) from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Underlying Asset related to a Purchased Asset (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price allocable to such Underlying Asset). Upon receipt of the Repurchase Price in full therefor and provided that no Default or Event of Default shall have occurred and be continuing, Buyer is obligated to deliver (or cause its designee to deliver) to Seller or its designee physical possession of the Purchased Assets or shall cause the release of particular Underlying Assets (or Control with respect to eMortgage Loans) from the Participation Certificate on the related Repurchase Date. Upon such transfer of the Purchased Assets (or the release of the Underlying Loans from the Participation Certificate) back to Seller, ownership of the related Purchased Assets and each Underlying Loan, including each document in the related Mortgage File and Records, is vested in Guarantor. Notwithstanding the foregoing, if such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify the Seller of the amount thereof and the Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6(b), following which Buyer shall promptly perform its obligations as set forth above in this Section 3(e).

Notwithstanding anything herein to the contrary, Seller shall have the right to repurchase any or all of the Underlying Assets at any time upon one (1) Business Day’s prior notice to Buyer, without incurring breakage fees.

(h) On any Repurchase Date, the Seller or Guarantor may, without cause and for any reason whatsoever, terminate this Agreement and effectuate a repurchase of all Purchased Assets then subject to Transactions at the related aggregate Repurchase Price (a “Seller Termination”); provided that Seller or Guarantor shall (i) exercise such termination rights in good faith, and (ii) remit the Repurchase Price for such Purchased Assets and satisfy all other outstanding Obligations within one (1) Business Day of such Repurchase Date. Each of the Seller and Guarantor hereby acknowledge and agree that upon the occurrence of a Seller Termination, the Seller and Guarantor shall not be entitled to repayment or reimbursement of any fees, costs or expenses paid by the Seller or Guarantor to Buyer under this Agreement or any other Program Document, unless otherwise expressly provided for under this Agreement.

(i) Seller shall, on the Purchase Price Decrease Date for each Underlying Loan, cause the remittance to Buyer of the portion of the Repurchase Price allocable to such Underlying Loan in accordance with wire instructions provided to Seller by Buyer from time to time. Upon receipt of such Repurchase Price amount, Buyer shall apply such portion of the Repurchase Price to reduce the related Purchase Price with respect to such Underlying Loan. In addition, provided that no Event of Default shall have occurred and be continuing, Buyer shall be deemed to have simultaneously released its security interest in such Underlying Loan and shall authorize Custodian to release to the Seller or Guarantor, as applicable, or their designee the Loan Documents for such Underlying Loan and Seller shall take, or cause the Guarantor to take, physical possession of such Underlying Loan from Buyer or its designee (including the Custodian) at Seller’s or Guarantor’s expense.

(j) [Reserved.]

(k) If any Requirements of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) adopted after the date hereof or any change in the interpretation or application thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Purchased Assets purchased pursuant to it (excluding Taxes for which Buyer is indemnified pursuant to Section 5 of this Agreement or amounts for income taxes, branch profit taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer (or its assignee or participant) is organized or of its applicable lending office, or any political subdivision thereof, imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer under this Agreement or any Program Document, without duplication, any Taxes attributable to Buyer’s failure to comply with Section 5(c)) or change the basis of taxation of payments to Buyer in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of Term SOFR hereunder; or

(iii) shall impose on Buyer any other condition affecting this Agreement or the Transactions hereunder;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Buyer shall promptly notify Seller and Guarantor by delivering to Seller and Guarantor a notice with reasonable detail as to any additional amounts payable pursuant to this Section 3(k) as calculated by Buyer in a commercially reasonable manner (a “Yield Protection Notice”). Seller and Guarantor shall, within five (5) Business Days of receipt of the Yield Protection Notice, advise Buyer of its intent to either terminate this Agreement (without the imposition of any form of penalty, breakage costs or exit fees (excluding all outstanding Obligations, including all unpaid fees and expenses)) or pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amounts receivable thereafter incurred (provided that Seller shall only be obligated to pay those amounts pursuant to this Section 3(k) to the extent incurred by the Buyer (i) within ninety (90) days prior to delivery of the Yield Protection Notice to Seller and Guarantor and (ii) on or after delivery of the Yield Protection Notice to Seller and Guarantor). In the event that Seller and Guarantor elect to terminate this Agreement in accordance with the foregoing and provided that no intervening Event of Default has occurred that would otherwise permit the acceleration of this Agreement, it shall pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, within sixty (60) days of receipt of the Yield Protection Notice; provided, that if Seller and Guarantor elects to terminate this Agreement, in no event shall Seller or Guarantor pay (i) any increased costs specified in the Yield Protection Notice or (ii) any increased costs accrued during the ninety (90) days prior to receipt of such Yield Protection Notice.

(l) On the Purchase Date for the Participation Certificate, subject to Section 3(a) of this Agreement, Seller shall deliver to Buyer the original Participation Certificate, registered in the name of Buyer, and any other documents or instruments necessary in the opinion of Buyer to effect and perfect a legally valid delivery of the Participation Certificate to Buyer. Delivery of the Participation Certificate shall be made to Buyer in accordance with Buyer’s instructions. The delivery of the Participation Certificate in accordance with this Section 3(l), or any other method acceptable to Buyer in its discretion, shall be effected in a manner sufficient to cause Buyer to be the “entitlement holder” (as defined in Section 8-102(a)(7) of the UCC) with respect to the Participation Certificate and, if the Transaction is recharacterized as a secured financing, to have a perfected first priority security interest therein.

(m) Upon the sale and transfer of the Participation Certificate to Buyer as set forth in Section 3(l) and until the termination of the related Transaction and payment of the related Repurchase Price, legal title and control of the Participation Certificate shall vest exclusively in Buyer. The Participation Certificate purchased by Buyer hereunder shall be held by Buyer so long as ownership thereof vests in Buyer.

(n) Seller hereby agrees to pay any and all documented and out-of-pocket costs and expenses incurred by any party (including reasonable attorneys’ fees and expenses) in connection with any registration of the Participation Certificate purchased by Buyer in a Transaction hereunder in the name of Buyer and any ultimate re-registration or assignment of the Participation Certificate in the name of Seller or its designee.

(o) With respect to each HELOC, if a Mortgagor requests an increase in the related Credit Limit, the Guarantor, shall, in its sole discretion, either accept or reject the Mortgagor’s request in accordance with Underwriting Guidelines and notify the Buyer in writing of Guarantor’s decision. If the request for a Credit Limit increase is accepted by the Guarantor, the increase will be effected by the Guarantor through modification of the Underlying Loan with the Mortgagor. Guarantor shall deliver to the Buyer an updated Loan Schedule reflecting the modification to the Underlying Loan and shall deliver any modified Underlying Loan documents to the Custodian. Notwithstanding anything to the contrary herein, in no event shall Buyer have any obligation to fund any Draws with respect to any HELOC, which obligations shall be retained by the Guarantor.

4. PAYMENTS; COMPUTATION

(a) Payments. Except to the extent otherwise provided herein, all payments to be made by the Seller and Guarantor under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer in accordance with the wire instructions set forth on Exhibit C hereto, not later than 2:00 p.m., Eastern Time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(b) Prepayments. On any Business Day, Seller or Guarantor may remit to Buyer funds up to the then outstanding Purchase Price to be applied as of the date such funds are received by Buyer towards the aggregate outstanding Purchase Price of Purchased Assets subject to outstanding Transactions on a pro rata basis or as otherwise designated by the Seller and Guarantor. The Price Differential shall be applied, and shall accrue on the Purchase Price then outstanding, after such application of such funds as provided in the preceding sentence, subject to paragraph (ii) below. Buyer shall credit the entire amount of such prepayment to the outstanding Purchase Price and not to any accrued Price Differential if such prepayment of Repurchase Price is made by Seller or Guarantor on a day other than the Termination Date.

(c) Computations. The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(d) Price Differential Payment Amount. Seller hereby promises to pay to Buyer, Price Differential on the unpaid Repurchase Price of each Transaction for the period from and including the Purchase Date of such Transaction to but excluding the Repurchase Date of such Transaction; provided, that in no event shall the Pricing Rate used to calculate the Price Differential exceed the maximum rate permitted by law. Accrued and unpaid Price Differential on each Transaction shall be payable monthly on the Price Differential Payment Date in accordance with Section 7(b). On a calendar monthly basis and on the Termination Date, Buyer shall determine the total accrued and unpaid Price Differential (the “Price Differential Payment Amount”) during the preceding calendar month for all Purchased Assets subject to all outstanding Transactions during such period (or with respect to the initial period, from the Effective Date through the end of the calendar month in which the Effective Date occurs, and with respect to the Termination Date, during the period from the date through which the last Price Differential Payment Amount calculation was made to the Termination Date). Four (4) Business Days prior to the Price Differential Payment Date, Buyer shall provide written notice to Seller and Guarantor of the Price Differential Payment Amount and of its calculation of such Price Differential Payment Amount. All payments shall be made to Buyer in Dollars, in immediately available funds.

(e) Operating Account. From time to time, Seller or Guarantor may provide funds to Buyer for deposit to a non-interest bearing account (the “Operating Account”). The Buyer shall have non-exclusive withdrawal rights from the Operating Account. Seller and Guarantor acknowledge that Buyer acts as Seller’s and Guarantor’s agent for the limited purpose of placing funds with the Buyer, and that funds held by Buyer as Seller’s and Guarantor’s agent are not a deposit account or other liability of Buyer. Buyer shall maintain records of Seller’s and Guarantor’s interest in the funds maintained in the Operating Account. Withdrawals may be paid by wire transfer or any other means chosen by Buyer from time to time in its sole discretion.

(f) Master Collection Account. Seller and Guarantor acknowledge that Buyer acts as Seller’s and Guarantor’s agent for the limited purpose of placing funds with the Disbursement Agent, and that funds held by Buyer as Seller’s and Guarantor’s agent are not a deposit account or other liability of Buyer. Buyer shall maintain records of Seller’s and Guarantor’s interest in the funds maintained in the Master Collection Account.

5. TAXES; TAX TREATMENT

(a) Except as otherwise required by law, all payments made by the Seller and Guarantor to Buyer or a Buyer assignee (or participant) under this Agreement or under any Program Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes, all of which shall be paid by the Seller and Guarantor for its own account not later than the date when due. If the Seller or Guarantor is required by law or regulation to deduct or withhold any Taxes or Other Taxes from or in respect of any amount payable to Buyer or Buyer assignee, the Seller or Guarantor, as applicable, shall: (i) make such deduction or withholding; (ii) pay the full amount so deducted or withheld to the appropriate Governmental Authority in accordance with the requirements of the applicable law or regulation not later than the date when due; (iii) deliver to Buyer or Buyer assignee, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes or Other Taxes; and (iv) pay to Buyer or Buyer assignee such additional amounts, other than such amounts for income taxes, branch profit taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer (or its assignee or participant) is organized or of its applicable lending office, or any political subdivision thereof , imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer under this Agreement or any Program Document, or, without duplication, any Taxes attributable to Buyer’s failure to comply with Section 5(c), as may be necessary so that after making all required deductions and withholdings (including deductions and withholding applicable to additional sums payable under this Section 5), Buyer or Buyer assignee or participant receives, free and clear of all Taxes and Other Taxes, an amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) Each of the Seller and Guarantor agree to indemnify Buyer or any Buyer assignee (or participant), promptly on reasonable demand, for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes and Other Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, in the case of Taxes, other than such amounts for income taxes, branch profit taxes, franchise taxes or any other tax imposed on net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer (or its assignee or participant) is organized or of its applicable lending office, or any political subdivision thereof, imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer under this Agreement or any Program Document, without duplication, any Taxes attributable to Buyer’s failure to comply with Section 5(c), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

(c) To the extent Buyer or Buyer assignee or participant is organized under the laws of the United States, any State thereof, or the District of Columbia (a “U.S. Buyer”), such U.S. Buyer (or assignee or participant), if legally permitted to do so, shall provide the Seller and Guarantor with a properly completed United States Internal Revenue Service (“IRS”) Form W-9. To the extent Buyer or

Buyer assignee or participant is not organized under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”), such Foreign Buyer (or assignee or participant), if legally permitted to do so, shall provide the Seller and Guarantor whichever of the following is applicable: (I) in the case of such Foreign Buyer or Foreign Buyer assignee or participant claiming the benefits of an income tax treaty to which the United States is a party, a properly completed IRS Form W-8BEN or W-8BEN-E or any successor form prescribed by the IRS, certifying that such Foreign Buyer, assignee or participant is entitled to a zero percent or reduced rate of U.S. federal income withholding tax on payments made hereunder or (II) a properly completed IRS Form W-8ECI or any successor form prescribed by the IRS, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. Each Foreign Buyer or Foreign Buyer assignee or participant will deliver the appropriate IRS form on or prior to the date on which such person becomes a Foreign Buyer or Foreign Buyer assignee or participant under this Agreement. Each Foreign Buyer or Foreign Buyer assignee or participant further agrees that upon learning that the information on any tax form or certification it previously delivered is inaccurate or incorrect in any respect, it shall update such form or certification or promptly notify the Seller and Guarantor in writing of its legal inability to do so. For any period with respect to which a Foreign Buyer or Foreign Buyer assignee or participant has failed to provide the Seller and Guarantor with the appropriate form or other relevant document as required by this Section 5(c) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer or Foreign Buyer assignee or participant shall not be entitled to any “gross-up” of Taxes or indemnification under Section 5 with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer or Foreign Buyer assignee or participant, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Foreign Buyer or

Foreign Buyer assignee or participant shall reasonably request to assist such Foreign Buyer or Foreign Buyer assignee or participant to recover such Taxes.

(d) Without prejudice to the survival or any other agreement of the Seller or Guarantor hereunder, the agreements and obligations of the Seller and Guarantor contained in this Section 5 shall survive the termination of this Agreement and any assignment of rights by, or the replacement of, Buyer or a Buyer assignee or participant, and the repayment, satisfaction or discharge of all obligations under any Program Document. Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(e) Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal and relevant state and local income and franchise taxes to treat each Transaction as indebtedness of the Seller and Guarantor that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller and Guarantor in the absence of an Event of Default by the Seller or Guarantor. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

6. MARGIN MAINTENANCE

(a) Buyer determines the Market Value of the Underlying Assets at such intervals as determined by Buyer in its reasonable good faith discretion consistent with its valuation practices for similar loans being sold by sellers similar to Guarantor; provided, however, that the Guarantor may request that the Buyer provide reasonable detail regarding its determination of Market Value, as well as to demonstrate that such Market Value has been determined in accordance with the definition thereof.

(b) If at any time the aggregate Purchase Price for all Underlying Assets subject to outstanding Transactions is greater than the product of (a) the Applicable Percentage and (b) the Market Value of all Underlying Assets (such excess, a “Margin Deficit”), then subject to the last sentence of this paragraph, Buyer may, by notice to Seller and Guarantor (a “Margin Call”), require Seller to transfer to Buyer cash in an amount sufficient to cure such Margin Deficit. If Buyer delivers a Margin Call to Seller and Guarantor on or prior to 10:00 a.m. (New York City time) on any Business Day, then Seller shall transfer the required amount of cash or Substitute Assets to Buyer no later than 5:00 p.m. (New York City time) on the same Business Day of Seller’s and Guarantor’s receipt of such Margin Call. In the event Buyer delivers a Margin Call to a Seller and Guarantor after 10:00 a.m. (New York City time) on any Business Day, Seller will be required to transfer the required amount of cash no later than 5:00 p.m. (New York City time) on the date that is one (1) Business Day after Seller’s and Guarantor’s receipt of such Margin Call. Notwithstanding the foregoing, provided that no Default or Event of Default shall have occurred and be continuing, Buyer shall not require the Seller to satisfy a Margin Call and no Margin Call shall be required to be made unless the Margin Deficit shall equal or exceed $[***], as determined by Buyer in its reasonable, good faith discretion.

(c) Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit will not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d) Any cash transferred to Buyer pursuant to Section 6(b) above will be applied to the repayment of the Repurchase Price of outstanding Transactions pursuant to Section 4(b).

7. INCOME PAYMENTS

(a) Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Underlying Asset subject to that Transaction, such Income shall be the property of Buyer. The Seller and Guarantor shall segregate all Income collected by or on behalf of the Seller or Guarantor on account of the Underlying Assets and shall hold such Income in trust for the benefit of Buyer that is clearly marked as such in the Seller’s or Guarantor’s records. Upon an Event of Default that has occurred and is continuing, the Seller or Guarantor shall directly remit such Income to the Master Collection Account (or as otherwise directed by Buyer); provided that any Income received by the Seller or Guarantor while the related Transaction is outstanding shall be deemed to be held by the Seller or Guarantor solely in trust for Buyer pending the repurchase on the related Repurchase Date.

(b) [***] prior to the Price Differential Payment Date, Buyer shall give Seller written or electronic notice of the amount of the Price Differential (as calculated pursuant to Section 4(b)) and all other amounts due on such Price Differential Payment Date. On or prior to the related Price Differential Payment Date, either (1) Seller shall remit all such amounts due to Buyer or (2) Seller shall, or shall cause Servicer to forward all collected Income to Buyer, which amounts shall then be applied by Buyer in the following order:

(i) prior to the occurrence and continuance of an Event of Default:

First, to Buyer for the payment of any unpaid Price Differential with respect to all Underlying Loans then due and owing by Seller under this Agreement;

Second, to Buyer for the payment of related costs and expenses and any other amounts then due and owing under this Agreement, including fees and expenses of Buyer’s agents and counsel, and all reasonable expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith;

Third, to Buyer to reduce the outstanding Purchase Price for all Underlying Loans by an amount sufficient to eliminate any outstanding Margin Deficit and Seller’s obligation to satisfy such Margin Deficit (without limiting Seller’s obligation to satisfy such Margin Deficit in a timely manner as required by Section 6 to the extent not otherwise satisfied); and

Fourth, to Seller, any remainder.

provided, if funds remitted to Buyer are not sufficient to pay all or part of the amounts due pursuant to the foregoing Sections 7(b)(i) First through Third on the related Price Differential Payment Date, Seller shall pay to Buyer in immediately available funds all, or the applicable portion, of such amounts due on such Price Differential Payment Date; and

(ii) following the occurrence and during the continuance of an Event of Default:

First, to Buyer for the payment of any unpaid Price Differential with respect to all Underlying Loans then due and owing by Seller under this Agreement;

Second, to Buyer for the payment of related costs and expenses and any other amounts then due and owing under this Agreement, including fees and expenses of Buyer’s agents and counsel, and all reasonable expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith;

Third, to Buyer to reduce the outstanding Purchase Price for all Underlying Loans to zero as determined by Buyer in its sole discretion;

Fourth, to Buyer to reduce any and all outstanding Obligations to zero as determined by Buyer in its sole discretion; and

Fifth, to Seller, any remainder.

provided, if funds remitted to Buyer are not sufficient to pay all or part of the amounts due pursuant to the foregoing Sections 7(b)(ii) First through Fourth, Seller shall pay to Buyer in immediately available funds all, or the applicable portion, of such amounts.

(c) Notwithstanding anything to the contrary set forth herein, upon receipt by Seller or Guarantor of any prepayment of principal in full with respect to a Underlying Asset, Seller and Guarantor shall (i) provide prompt written notice to Buyer of such prepayment, and (ii) remit such amount to Buyer and Buyer shall apply such amount received by Buyer plus accrued interest on such amount against the Repurchase Price of such Underlying Asset pursuant to Sections 4(b) and 6(d) but not on a pro rata basis.

8. SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) On each Purchase Date, Seller hereby sells, assigns and conveys to Buyer all rights and interests in the Purchased Assets identified on the related Loan Schedule. The Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Assets (other than for accounting and tax purposes) and not loans from Buyer to the Seller secured by the Purchased Assets. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum characterizes the Transactions hereunder as other than sales, and as security for the Seller’s performance of all of its Obligations, and in any event, the Seller hereby grants Buyer a fully perfected first priority security interest in all of the Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired, until the related Purchased Assets are repurchased by the Seller:

(i) all Purchased Assets and all beneficial interest of Seller in the related Underlying Assets, including all related cash and Substitute Assets provided pursuant to Section 6 and held by or under the control of Buyer, identified on a Transaction

Notice or related Loan Schedule delivered by the Seller to Buyer and the Custodian from time to time;

(ii) any Agency Security or right to receive such Agency Security when issued in each case only to the extent specifically backed by any of the Underlying Assets;

(iii) the Program Documents (to the extent such Program Documents and Seller’s rights thereunder relate to the Purchased Assets or Underlying Assets);

(iv) any other collateral pledged to secure, or otherwise specifically relating to, such Purchased Assets or Underlying Assets, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Underlying Loan accounting records and other books and records relating thereto;

(v) the related Records, the related Servicing Records, and the related Servicing Rights relating to such Purchased Assets or Underlying Assets;

(vi) all rights of the Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the related Mortgage File or Servicing File related to an Underlying Loan;

(vii) all rights of the Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the related Mortgage File or Servicing File related to an Underlying Loan; (viii) all Income relating to such Underlying Assets;

(ix) all mortgage guaranties and insurance (including FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and any related Rural Housing Service Guarantees (if any)) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Underlying Assets and all claims and payments thereunder and all rights of the Seller to receive from any third party or to take delivery of any of the foregoing;

(x) all interests in real property collateralizing any Underlying Assets;

(xi) all other insurance policies and insurance proceeds relating to any Underlying Assets or the related Mortgaged Property and all rights of the Seller to receive from any third party or to take delivery of any of the foregoing;

(xii) any purchase agreements or other agreements, contracts or Takeout Commitments to the extent specifically related to Underlying Assets subject to a Transaction (including the rights to receive the related takeout price and the portion of the Security related to Underlying Assets subject to a Transaction as evidenced by such Takeout Commitments) to the extent relating to or constituting any or all of the foregoing and all rights to receive copies of documentation relating thereto;

(xiii) the Operating Account and all amounts deposited therein;

(xiv) all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds, all to the extent specifically relating to or constituting any or all of the foregoing; and

(xv) any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).

As security for the performance of all of Guarantor’s obligations hereunder and as a precautionary measure in the event that the conveyance of any Purchased Asset by Guarantor to Seller is determined not to be a true sale or contribution or the separate existence of Seller from Guarantor is otherwise disregarded at any point, Guarantor hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Purchased Assets and related Residual Collateral and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect to the Purchased Assets and related Residual Collateral. Possession of any promissory notes, instruments or documents by Custodian shall constitute possession on behalf of Buyer.

Each of Seller and Guarantor acknowledges that it has no rights to the Servicing Rights or the Participation Interests in the Servicing Rights related to any Underlying Assets, until the related Underlying Assets are repurchased by the Seller. Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that the Participation Interests in the Servicing Rights related to such Underlying Asset were not sold by Seller to Buyer or that the Participation Interests in the Servicing Rights are not an interest in such Underlying Loans and are severable from the Underlying Loans despite Buyer’s and Seller’s and Guarantor’s express intent herein to treat them as included in the purchase and sale transaction, Guarantor hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Servicing Rights related to such Underlying Loans and Seller hereby pledges, assigns and grants to Buyer a continuing first priority security interest in and lien upon the Participation Interests in the Servicing Rights related to such Underlying Loans, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto. In addition, each of Seller and Guarantor, as applicable, further grants, assigns and pledges to Buyer a first priority security interest in and lien upon (i) all documentation and rights to receive documentation related to such Servicing Rights and the Participation Interests in the Servicing Rights and the servicing of each of the Underlying Loans, (ii) all Income related to the Purchased Assets and Underlying Loans received by Seller and Guarantor, (iii) all rights to receive such Income, (iv) all other Purchased Assets and Underlying Loans, (v) the Residual Collateral and (vi) all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of the Servicing Rights and the Participation Interests in the Servicing Rights in the immediately preceding sentence, the “Related Credit Enhancement”). The Related Credit Enhancement is hereby pledged as further security for Seller’s and Guarantor’s obligations to Buyer hereunder. The foregoing provisions are intended to constitute a security agreement, securities contract or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

The Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest the Seller may have in the Purchased Assets and any other collateral granted by the Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

(b) At any time and from time to time, upon the written request of Buyer, and at the sole expense of the Seller and Guarantor, the Seller or Guarantor will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby. Each of the Seller and Guarantor also hereby authorize Buyer to file any such financing or continuation statement to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. This Agreement shall constitute a security agreement under applicable law.

(c) Neither Seller nor Guarantor shall (i) change its name or organizational structure (or the equivalent), or (ii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Buyer at least thirty (30) days prior written notice thereof and shall have delivered to Buyer all

Uniform Commercial Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.

(d) Each of the Seller and Guarantor hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller or Guarantor, as applicable, and in the name of the Seller or Guarantor, as applicable, or in its own name, from time to time in Buyer’s discretion, for the purpose of protecting, preserving and realizing upon the Purchased Items, carrying out the terms of this Agreement, taking any and all appropriate action and executing any and all documents and instruments which may be necessary or desirable to protect, preserve and realize upon the Purchased Items, accomplishing the purposes of this Agreement, and filing such financing statement or statements relating to the Purchased Items as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, each of the Seller and Guarantor hereby gives Buyer the power and right, on behalf of the Seller or Guarantor, as applicable, without assent by, but with notice to, the Seller and Guarantor, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of the Seller or Guarantor, as applicable, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

(iii) (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, to send “goodbye” letters on behalf of the Seller or Guarantor and any applicable Servicer and Section 404 Notices; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against the Seller or Guarantor with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and the Seller’s and Guarantor’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Seller or Guarantor might do.

Each of the Seller and Guarantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. In addition to the foregoing, Seller and Guarantor agree to execute a power of attorney to be delivered on the date hereof. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder.

Each of the Seller and Guarantor also authorizes Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

(e) The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(f) If the Seller or Guarantor fails to perform or comply with any of its agreements contained in the Program Documents and Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Seller and Guarantor to Buyer on demand and shall constitute Obligations.

(g) All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.

(h) Matters Regarding the Underlying Loans and Participation Certificates.

The parties (i) acknowledge and agree that the Participation Certificates shall constitute and remain “securities” as defined in Section 8-102 of the Uniform Commercial Code and (ii) covenant and agree that such Participation Certificates are not and will not be dealt in or traded on securities exchanges or securities markets. Each of Seller and Guarantor covenants and agrees such Participation Certificate is not and will not be investment company securities within the meaning of Section 8-103 of the Uniform Commercial Code. Seller shall, at its sole cost and expense, take all steps as may be necessary in connection with the indorsement, transfer, delivery and pledge of the Participation Certificates that are Purchased Assets to Buyer.

If, as a result of ownership of the Participation Interests, Seller shall become entitled to receive or shall receive any certificate (if any) evidencing any such Participation Interest or other equity interest, any option rights, or any equity interest in Guarantor, whether in addition to, in substitution for, as a conversion of, or in exchange for such Participation Interests, or otherwise in respect thereof, Seller shall accept the same as the Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to the Buyer in the exact form received, duly indorsed by Seller, to Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, to be held by Buyer subject to the terms hereof as additional security for the Obligations. If following the occurrence and during the continuation of an Event of Default any sums of money or property so paid or distributed in respect of such Participation Interests shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer segregated from other funds of Seller, as additional security for the Obligations.

Subject to this Section, Buyer, as the holder, shall exercise all voting and member rights with respect to the Purchased Items. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, Seller shall be permitted to exercise all voting and member rights with respect to the Purchased Assets and the Purchased Items; provided, however, that no vote shall be cast or member right exercised or other action taken that would impair the Purchased Items that would be inconsistent with or result in a violation of any provision of this Agreement or result in a Material Adverse Effect. Without the prior consent of the Buyer, Seller shall not (a) vote to enable, or take any other action to permit Guarantor to issue any interests of any nature or to issue any other interests convertible into or granting the right to purchase or exchange for any interests of such entity, or (b) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to the Participation Certificate, in each case that is a Purchased Asset or (c) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, the Seller’s interest in the Purchased Items except for the Lien provided for by this Agreement, or (d) except as provided in this Agreement, enter into any agreement or undertaking restricting the right or ability of Seller to sell, assign or transfer the Purchased Items.

The parties acknowledge that the Participation Interests have been sold by Guarantor to Seller pursuant to a Participation Agreement. Notwithstanding the foregoing, each of Seller and Guarantor acknowledges and agrees that their respective rights with respect to the Purchased Assets, Purchased Items and Residual Collateral (including without limitation its security interest in the Purchased Items and Residual Collateral) are and shall continue to be at all times junior and subordinate to the rights of Buyer under this Agreement. The parties further acknowledge that the Buyer shall enter into Transactions and Purchase Price Increases hereunder with respect to Purchased Assets, Purchased Items and Residual Collateral, free and clear of any obligations under the Participation Agreement and that such Participation Agreement shall not confer any obligations or liabilities on Buyer to either Seller or Guarantor. For the sake of clarity, if Buyer releases its security interest granted by Seller to Buyer hereunder in any Purchased Assets or other Purchased Items in accordance with the terms hereof, Buyer’s security interest in the related Underlying Loans and related Residual Collateral granted by Guarantor to Buyer hereunder shall be released concurrently therewith.

9. CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i) Program Documents. The Program Documents duly executed and delivered by the Seller and Guarantor, as applicable, thereto and being in full force and effect, free of any modification, breach or waiver.

(ii) Organizational Documents. A good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of the Seller and Guarantor, in each case, dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction and resolutions or other limited liability company authority for the Seller and Guarantor with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by the Seller and Guarantor from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from the Seller and Guarantor, as the context may require to the contrary).

(iii) Incumbency Certificate. An incumbency certificate of the secretary, an officer or other authorized representative of the Seller and Guarantor certifying the names and titles of the Seller’s and Guarantor’s respective representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv) Legal Opinion. Such opinions of counsel to Seller and Guarantor as Buyer may reasonably require in form and substance satisfactory to the Buyer including, but not limited to, an opinion that this Agreement constitutes a “repurchase agreement,” “securities contract,” and “master netting agreement” under the Bankruptcy Code, that no Transaction constitutes an avoidable transfer under Section 546(f) of the Bankruptcy Code and with respect to the Investment Company Act issues, from outside counsel acceptable to Buyer;

(v) Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in (i) the Purchased Items and Related Credit Enhancement, subject to no Liens other than those created hereunder and under the Intercreditor Agreement, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; (ii) of all of Guarantor’s right, title and interest it may have in and to the Residual Collateral and other items pledged under Section 8; (iii) evidence that the Participation Certificate is evidenced by a certificate in registered form and that such Participation Certificate constitutes and remains “securities” (as defined in Section 8-102 of the Uniform Commercial Code); and (iv) Uniform Commercial Code lien searches, dated as of a recent date, in no event more than thirty (30) days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to the Seller and Guarantor and the Purchased Items, the results of which shall be satisfactory to Buyer.

(vi) Fees and Expenses. Buyer shall have received all fees and expenses required to be paid by the Seller and Guarantor on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder.

(vii) Financial Statements. Buyer shall have received the financial statements referenced in Section 13(a).

(viii) Consents, Licenses, Approvals, etc. Buyer shall have received copies certified by the Seller and Guarantor, as applicable, of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Seller and Guarantor, as applicable, of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

(ix) Insurance. Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by the Guarantor as of such initial Purchase Date with Section 13(r) hereof.

(x) Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request, including the Trust Receipt.

(xi) Delivery of Participation Certificate. Seller shall have delivered to the Buyer the original Participation Certificate registered in the name of the Buyer.

(b) The obligation of Buyer to enter into each Transaction with respect to the Committed Amount pursuant to this Agreement (including the initial Transaction) is subject to the further conditions precedent set forth below, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof. The Buyer has no obligation to enter into any Transaction on account of the Uncommitted Amount, however, to the extent Buyer elects to do so, such Transaction is subject to the conditions precedent set forth below, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:

(i) No Default or Event of Default shall have occurred and be continuing.

(ii) Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by the Seller and Guarantor in Section 12 and Schedule 1-A, Schedule 1-B and Schedule 1-C hereof, and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(v), Section 12(w), and Schedule 1-A, Schedule 1-B and Schedule 1-C hereof, solely with respect to Underlying Loans, Participation Certificate and Participation Interests which have not been repurchased by the Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(iii) If the Transaction is with respect to the Committed Amount, the aggregate outstanding Purchase Price for all Purchased Assets then subject to Transactions with respect to the Committed Amount, when added to the Purchase Price for the requested Transaction with respect to the Committed Amount, shall not exceed the Committed Amount as of such date. If the Transaction is with respect to the Uncommitted Amount, the aggregate outstanding Purchase Price for all Purchased Assets then subject to Transactions with respect to the Uncommitted Amount, when added to the Purchase Price for the requested Transaction with respect to the Uncommitted Amount, shall not exceed the Uncommitted Amount as of such date.

(iv) Subject to Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 43 hereof, in the event of outstanding due diligence issues or breaches of any Underlying Loan-level representations or warranties with respect to the Underlying Loans subject to such Transaction, Buyer shall have completed its Due Diligence Review of the Mortgage File for each Underlying Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to such Underlying Loans as Buyer in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Buyer in its reasonable discretion.

(v) Buyer or its designee shall have received on or before the day of a Transaction with respect to any Underlying Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A) The Transaction Notice and Loan Schedule with respect to such Underlying Assets, delivered pursuant to Section 3(a);

(B) a Custodial Loan Transmission with respect to such Underlying Assets, that is then appended to the Trust Receipt; and

(C) If any of the Underlying Loans that are proposed to be sold will be serviced by a Servicer (which is not the Guarantor hereunder), Buyer shall have received an Instruction Letter in the form attached hereto as Exhibit B executed by the Guarantor and such Servicer, together with a completed Schedule 1 thereto and the related Servicing Agreement, or if an Instruction Letter executed by such Servicer shall have been delivered to Buyer in connection with a prior Transaction, the Guarantor shall instead deliver to such Servicer and Buyer an updated Schedule 1 thereto.

(vi) [Reserved.].

(vii) None of the following shall have occurred and be continuing:

(A) an event or events resulting in the inability of Buyer to finance its purchases of residential mortgage assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under or otherwise comply with the terms of this Agreement; or

(B) any other event beyond the control of Buyer which Buyer reasonably determines would likely result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing.

provided that (x) Buyer shall not invoke subclause (A) or subclause (B) with respect to the Seller or Guarantor unless the Buyer generally invokes similar clauses contained in other comparable repurchase agreements (including in terms of facility size and collateral type) between Buyer and other sellers and (y) Buyer shall base its decision to invoke subclause (A) and/or subclause (B) on factors it deems relevant in its good faith discretion, which may include its assessment of objective factors ascertainable by it in the market and are shared with Seller or Guarantor at or prior to the time of exercising its rights under this provision.

(viii) Buyer shall have determined that all actions necessary or, in the good faith, reasonable opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Assets and other Purchased Items have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC‑1.

(ix) the Seller and Guarantor shall have paid to Buyer all fees and expenses then due and payable to Buyer in accordance with this Agreement and any other Program Document, including, for the avoidance of doubt, the Commitment Fee and all other fees due under the Pricing Side Letter.

(x) there is no unpaid Margin Call (that is then due and payable) at the time immediately prior to entering into a new Transaction.

(xi) Guarantor shall name Buyer as a loss payee under any applicable fidelity insurance policy and as a direct loss payee with right of action under any applicable errors and omissions insurance policy or professional liability insurance policy. Upon request of Buyer, Guarantor shall cause to be delivered to Buyer a certificate of insurance for each such policy referenced in the immediately preceding sentence.

10. RELEASE OF UNDERLYING ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to an Underlying Asset in accordance with Section 14, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated and released any security interest that Buyer may have in such Underlying Asset and any Purchased Items solely related to such Underlying Asset and (b) with respect to such Underlying Asset, Buyer shall direct Custodian to release such Underlying Asset and any Purchased Items solely related to such Underlying Asset to the Guarantor unless such release and termination would give rise to or perpetuate a Margin Deficit. Except as set forth in Section 16, the Guarantor shall give at least one (1) Business Day’s prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date in Section 3(e).

If such release and termination gives rise to or perpetuates a Margin Call that is not paid when due, Buyer shall notify the Seller and Guarantor of the amount thereof and the Seller and Guarantor shall thereupon satisfy the Margin Call in the manner specified in Section 6(b), following which Buyer shall promptly perform its obligations as set forth above in this Section 10.

11. RELIANCE

With respect to any Transaction, Buyer may conclusively rely, absent manifest error, upon, and shall incur no liability to the Seller or Guarantor in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on the Seller’s or Guarantor’s behalf.

12. REPRESENTATIONS AND WARRANTIES

Each of the Seller and Guarantor represents and warrants, only with respect to itself, to Buyer on each day throughout the term of this Agreement:

(a) Existence. (i) Guarantor (a) is a limited liability company validly existing and in good standing under the laws of the State of Michigan, (b) has all requisite limited liability company power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law. (ii) Seller (a) is a limited liability company validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite limited liability company power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.

(b) Acting as Principal. Each of Seller and Guarantor will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(c) Financial Condition. Guarantor has heretofore furnished to Buyer a copy of its audited consolidated balance sheets as of December 31, 2024 with the opinion thereon of Ernst & Young LLP, a copy of which has been provided to Buyer. Guarantor has also heretofore furnished to Buyer the related consolidated statements of income, of changes in Shareholders’ Equity and of cash flows for the year ended December 31, 2024. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Guarantor and its Subsidiaries and the consolidated results of their operations for the year ended on said date, all in accordance with GAAP.

(d) [Reserved.]

(e) No Breach. Neither (a) the execution and delivery of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will result in a breach of the charter or by-laws (or equivalent documents) of Seller or Guarantor, as applicable, or violate any applicable law, rule or regulation, or violate any order, writ, injunction or decree of any Governmental Authority applicable to Seller or Guarantor, as applicable, or result in a breach of other material agreement or instrument to which Seller or Guarantor, as applicable, or any of their respective Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Seller or Guarantor, as applicable, or any of their respective Subsidiaries, pursuant to the terms of any such agreement or instrument.

(f) Action. Each of Seller and Guarantor has all necessary limited liability company power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by each of Seller and Guarantor of each of the Program Documents to which it is a party has been duly authorized by all necessary limited liability company action on its part; and each Program Document to which it is a party has been duly and validly executed and delivered by each of Seller and Guarantor and constitutes a legal, valid and binding obligation of Seller or Guarantor, as applicable, enforceable against Seller or Guarantor, as applicable, in accordance with its terms, except as such enforceability may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(g) Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by each of Seller and Guarantor of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.

(h) Margin Regulations. The use of all funds acquired by Seller and Guarantor under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(i) Taxes. Seller and Guarantor and their respective Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and Guarantor and their respective Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller and Guarantor, adequate. Any taxes, fees and other governmental charges payable by Seller or Guarantor in connection with a Transaction and the execution and delivery of the Program Documents have been or will be paid when due. There are no Liens for Taxes, except for statutory liens for Taxes not yet delinquent.

(j) Investment Company Act. Neither the Seller, Guarantor nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither Seller nor Guarantor is subject to any Federal or state statute or regulation which limits its ability to incur any indebtedness provided in the Program Documents.

(k) No Legal Bar. The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to Seller or Guarantor or Contractual Obligation of Seller or Guarantor or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(l) Compliance with Law. Except as set forth in Schedule 12(c) as of the Closing Date and approved by the Buyer in writing thereafter, no practice, procedure or policy employed or proposed to be employed by Seller or Guarantor in the conduct of its respective business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to Seller or Guarantor.

(m) No Default. Neither the Seller, Guarantor nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(n) Chief Executive Office; Chief Operating Office; Jurisdiction of Incorporation. (i) The Guarantor’s chief executive and chief operating office on the Effective Date are located at 1050 Woodward Avenue, Detroit, Michigan 48226. Guarantor’s jurisdiction of incorporation on the Effective Date is Michigan. (ii) The Seller’s chief executive and chief operating office on the Effective Date are located at 1050 Woodward Avenue, Detroit, Michigan 48226. Seller’s jurisdiction of incorporation on the Effective Date is Delaware.

(o) Location of Books and Records. The location where Seller or Guarantor keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of the Custodian.

(p) True and Complete Disclosure. The information, reports, financial statements, exhibits, schedules and certificates furnished in writing by or on behalf of each of the Seller and Guarantor to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller or Guarantor to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

(q) Financial Covenants. The Guarantor’s consolidated Adjusted Tangible Net Worth is not less than the Minimum Adjusted Tangible Net Worth. The ratio of the Guarantor’s consolidated Indebtedness to Adjusted Tangible Net Worth is not greater than the Maximum Leverage Ratio. The Guarantor has, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity that could be drawn against (taking into account required haircuts) under warehouse and repurchase facilities and under other financing arrangements in an amount equal to not less than the Minimum Liquidity Amount. If as of the last day of any calendar month within the mostly recently ended fiscal quarter of the Guarantor, the Guarantor’s consolidated Adjusted Tangible Net Worth was less than $[***], and the

Guarantor, on a consolidated basis, had cash and Cash Equivalents in an amount that was less than $[***], then Guarantor’s consolidated Net Income for such fiscal quarter before income taxes for such fiscal quarter shall not be less than $[***].

(r) ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Seller, Guarantor nor any of its ERISA Affiliates, sponsors, maintains or contributes to, or has any potential liability or obligation to, any Plan.

(s) True Sales. Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator which is a Subsidiary of Seller or Guarantor has been sold, transferred, conveyed and assigned to Seller or Guarantor pursuant to a legal sale and such Qualified Originator retains no interest in such Underlying Loan.

(t) No Burdensome Restrictions. No change in any Requirement of Law or Contractual Obligation of Seller, Guarantor or any of their respective Subsidiaries after the date of this Agreement has a Material Adverse Effect.

(u) Subsidiaries. All of the Subsidiaries of Guarantor are listed on Schedule 2 to this Agreement.

(v) Origination and Acquisition of Underlying Loans. The Underlying Loans were originated or acquired by Guarantor, and the origination and collection practices used by Guarantor or Qualified Originator, as applicable, with respect to the Underlying Loans have been, in all material respects, legal, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with the applicable Underwriting Guidelines or the Agency Guidelines. With respect to Underlying Loans acquired by Guarantor, all such Underlying Loans are in conformity with the applicable Underwriting Guidelines or Agency Guidelines. Each of the Underlying Loans complies in all material respects with the representations and warranties listed in Schedule 1-A to this Agreement.

(w) No Adverse Selection. Guarantor used no selection procedures that identified the Underlying Loans as being less desirable or valuable than other comparable Underlying Loans owned by Guarantor.

(x) Guarantor Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Guarantor is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Guarantor in accordance with GAAP) of Guarantor and Guarantor is and will be solvent, is and will be able to pay its debts as they mature and, after giving effect to the transactions contemplated by this Agreement and the other Program Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. Guarantor does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Guarantor is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Guarantor or any of its assets. Guarantor is not transferring any Underlying Loans with any intent to hinder, delay or defraud any of its creditors.

(y) No Broker. Each of Seller and Guarantor has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets to Transactions pursuant to this Agreement, or if Seller or

Guarantor has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller or Guarantor.

(z) MERS. Guarantor is a member of MERS in good standing.

(aa) Agency Approvals. Guarantor has all requisite Approvals and is in good standing with each Agency, HUD, FHA and VA, to the extent necessary to conduct its business as then being conducted, with no event having occurred which would make Guarantor unable to comply with the eligibility requirements for maintaining all such applicable Approvals.

(bb) No Adverse Actions. Guarantor has not received from any Agency, HUD, FHA or VA a notice of extinguishment or a notice terminating any of Guarantor’s material Approvals.

(cc) Servicing. Guarantor has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Underlying Loans and in accordance with Accepted Servicing Practices.

(dd) No Reliance. Each of Seller and Guarantor has made its own independent decisions to enter into the Program Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Each of Seller and Guarantor is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(ee) Plan Assets. Neither Seller nor Guarantor is (i) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (ii) any “plan” defined in and subject to Section 4975 of the Code; or (iii) any entity or account whose assets include or are deemed to include “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more such employee benefit plans or plans. The Transactions either (x) are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA that is substantially similar to Section 406(a) of ERISA or Section 4975(c)(1)(A) – (D) of the Code (“Similar Law”), or (y) do not violate any such Similar Law.

(ff) No Prohibited Persons. Seller, Guarantor and each Subsidiary of Seller and Guarantor is in compliance in all material respects with all U.S. economic sanctions laws, the Executive Order, any other executive orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. Neither Seller, Guarantor nor any Subsidiary of Seller and Guarantor (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) to the extent applicable, is owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Program Document would be prohibited by U.S. law. Seller, Guarantor and each Subsidiary of Seller and Guarantor has instituted and will continue to maintain policies and procedures designed to ensure compliance by Seller, Guarantor, their respective Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(gg) U.S. Foreign Corrupt Practices Act. Seller, Guarantor and each Subsidiary of Seller and Guarantor is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”). None of Seller, Guarantor nor any Subsidiary of Seller and Guarantor, nor to the knowledge of Seller, Guarantor, any director, officer, agent, employee, or other person acting on behalf of Seller, Guarantor or any Subsidiary of Seller and Guarantor, has taken any action, directly or indirectly, that would result in a violation of the FCPA.

(hh) Anti-Money Laundering Laws. Seller, Guarantor and each of their respective Subsidiaries has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the “Anti-Money Laundering Laws”); Seller and Guarantor have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Underlying Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws.

(ii) Use of Proceeds. None of Seller, Guarantor nor any Subsidiary of Seller and Guarantor, nor to the knowledge of Seller and Guarantor, any director, officer, agent, employee, or other person acting on behalf of Seller or Guarantor or any Subsidiary of Seller and Guarantor, will request or use the proceeds of Transaction, directly or indirectly, (A) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, neither Seller nor Guarantor will, directly or indirectly, use the proceeds of the any Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

(jj) Assessment and Understanding. Each of Seller and Guarantor is capable of assessing the merits of (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks associated with this Agreement and the Transactions associated therewith. In addition, each of Seller and Guarantor is capable of assuming and does assume the risks of this Agreement, the other Program Documents and the Transactions associated herewith and therewith.

(kk) Status of Parties. Each of Seller and Guarantor agree that Buyer is not acting as a fiduciary for Seller or Guarantor or as an advisor to Seller or Guarantor in respect of this Agreement, the other Program Documents or the Transactions associated therewith.

(ll) Electronic Signatures. If any party executes this Agreement or any other related document via electronic signature, (i) such party’s creation and maintenance of such party’s electronic signature to this Agreement or related document and such party’s storage of its copy of the fully executed Agreement or related document will be in compliance with applicable eCommerce Laws to ensure admissibility of such electronic signature and related electronic records in a legal proceeding, (ii) such party has controls in place to ensure compliance with applicable eCommerce Laws, including, without limitation, §201 of E-SIGN and §16 of UETA, regarding such party’s electronic signature to the Agreement or related document and the records, including electronic records, retained by such party will be stored to prevent unauthorized access to or unauthorized alteration of the electronic signature and associated records, and (iii) such party has controls and systems in place to provide necessary information, including, but not limited to, such party’s business practices and methods, for record keeping and audit trails, including audit trails regarding such party’s electronic signature to this Agreement or related documents and associated records.

(mm) Separateness. Seller is in compliance with the requirements of Section 46 hereof.

13. COVENANTS OF SELLER AND GUARANTOR

Each of the Seller and Guarantor, as applicable, covenants and agrees with Buyer that during the term of this Agreement:

(a) Financial Statements and Other Information; Financial Covenants.

Subject to the provisions of Section 41 hereof, Guarantor shall deliver to Buyer:

(i) As soon as available and in any event within forty-five (45) days after the end of each calendar month, a certification in the form of Exhibit A attached hereto to the attention of [***] together with the unaudited consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, and of cash flows for the Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year and including all footnotes thereto, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Guarantor and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end adjustments and the absence of footnotes);

(ii) As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Guarantor, the consolidated balance sheet of the Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and of cash flows for the Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year and including all footnotes thereto, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Guarantor and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(iii) From time to time, copies of all documentation in connection with the underwriting and origination of any Underlying Asset (other than an Underlying Asset that is an Agency Eligible Loan, Non-QM Loan, HELOC or DSCR Loan) that evidences compliance with the QM Rule or the Ability to Repay Rule, as applicable, including without limitation all necessary third-party records that demonstrate such compliance, in each case as Buyer may reasonably request; provided that (A) any such request shall be made in writing and shall provide the Guarantor at least ten (10) Business Days to provide such requested information, and (B) if the Guarantor objects to the provision to Buyer of any such requested information, Buyer and the Guarantor shall work in good faith to resolve any such objection; and

(iv) Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Guarantor as Buyer may reasonably request.

The Guarantor will furnish to Buyer, (x) at the time it furnishes each set of financial statements pursuant to paragraphs (i) or (ii) above, a certificate of a Responsible Officer of Guarantor on behalf of Guarantor in the form of Exhibit A hereto (each a “Compliance Certificate”) stating that, to the best of such Responsible Officer’s knowledge, as of the last day of the fiscal quarter or fiscal year for which financial statements are being provided with such certification, Guarantor is in compliance in all material respects with all provisions and terms of this Agreement and the other Program Documents and no Default or Event of Default has occurred under this Agreement which has not previously been waived, except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Guarantor has taken or proposes to take with respect thereto) and (y) at the time it furnishes the set of financial statements pursuant to paragraphs (ii) above, its most recent report on its internal quality control program that evaluates and monitors, on a regular basis, the overall quality of its loan origination and servicing activities and that: ensures that the loans are serviced in accordance with Accepted Servicing Practices; guards against dishonest, fraudulent, or negligent acts; and guards against errors and omissions by officers, employees, or other authorized persons.

(b) Existence, Etc. Each of the Seller and Guarantor will:

(i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business;

(ii) comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws), whether now in effect or hereinafter enacted or promulgated in all material respects;

(iii) keep or cause to be kept in reasonable detail records and books of account necessary to produce financial statements that fairly present, in all material respects, the consolidated financial condition and results of operations of the Guarantor in accordance with GAAP consistently applied;

(iv) not move its chief executive office or its jurisdiction of incorporation from the locations referred to in Section 12(n) unless it shall have provided Buyer five (5) Business Days written notice following such change;

(v) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(vi) permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time, provided that no notice shall be required at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent relating to Underlying Loans subject to Transactions.

(c) Prohibition of Fundamental Changes. Neither Seller nor Guarantor shall at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent, unless such merger, consolidation or amalgamation would not result in a Change of Control; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller or Guarantor. For the avoidance of doubt, no public offering of beneficial interests in the Seller, Guarantor or their respective Affiliates shall be deemed a violation of this provision unless such public offering (i) results in a Change of Control and (ii) has not been consented to by the Buyer.

(d) Margin Deficit. If at any time there exists a Margin Deficit, Seller or Guarantor shall cure the same in accordance with Section 6(b) hereof.

(e) Notices. Seller and Guarantor shall give notice to Buyer in writing within ten (10) calendar days of knowledge by any Responsible Officer of any of the following:

(i) upon the Seller’s or Guarantor’s knowledge of any occurrence of any Default or Event of Default;
(ii) upon Seller’s or Guarantor’s knowledge of any litigation or proceeding that is pending against Seller or Guarantor in any federal or state court or before any Governmental Authority except for those set forth in Schedule 12(c) and those otherwise disclosed to Buyer in writing, which, (i) if adversely determined, would reasonably be expected to result in a levy on Seller’s or Guarantor’s assets in excess of [***] of Seller’s or Guarantor’s Adjusted Tangible Net Worth, or (ii) that questions or challenges the validity or enforceability of any of the Program Documents;

(iii) any non-ordinary course investigation or audit (in each case other than those that, pursuant to a legal requirement, may not be disclosed), in each case, by any Agency or Governmental Authority, relating to the origination, sale or servicing or Underlying Loans by Guarantor or the business operations of Guarantor, which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect with respect to Guarantor;

(iv) upon Seller’s or Guarantor’s knowledge of any material penalties, sanctions or charges levied against Seller or Guarantor or any adverse change in any material Approval status;

(v) upon, and in any event within five (5) Business Days after, any Event of Default (as defined therein) under any repurchase agreement, loan and security agreement or similar credit facility or agreement for Indebtedness entered into by Seller or Guarantor and any third party; and

(vi) any Control Failure with respect to an Underlying Asset that is an eMortgage Loan or any eNote Replacement Failure.

(f) Servicing. Except as provided in Section 42, Guarantor shall not permit any Person other than the Guarantor to service Underlying Loans without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(g) Lines of Business. Neither Seller nor Guarantor shall materially change the nature of its business from that generally carried on by it as of the Effective Date.

(h) Transactions with Affiliates. Guarantor shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, officer, director, senior manager, owner or guarantor unless (i) such transaction is with one or more of its Subsidiaries, so long as such Subsidiary is directly or indirectly 100% owned by the Guarantor and included in consolidated financial statements of Guarantor, (ii) such transaction is upon fair and reasonable terms no less favorable to the Guarantor than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, officer, director, senior manager, owner or guarantor, (iii) in the ordinary course of the Guarantor’s business, (iv) such transaction is listed on Schedule 13(h) hereto, or (v) such transaction is a loan, guaranty or other transaction that would have been permitted under Section 13(m) if it had been made as a distribution.

(i) Defense of Title. Subject to the terms of the Intercreditor Agreement, Guarantor warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever (other than any claim or demand related to any act or omission of Buyer, which claim or demand does not arise out of or relate to any breach or potential breach of a representation or warranty by Guarantor under this Agreement).

(j) Preservation of Purchased Items. Except as otherwise set forth under the Intercreditor Agreement, each of Seller and Guarantor shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder.

(k) No Assignment. Except as permitted by this Agreement, neither Seller nor Guarantor shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Items or any interest therein, provided that this Section 13(k) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Items in accordance with the Program Documents.

(l) Limitation on Sale of Assets. Neither Seller nor Guarantor shall convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired outside of the ordinary course of its business unless, following such Transfer, Seller and Guarantor shall be in compliance with all of the other representations, warranties and covenants set forth in this Agreement.

(m) Limitation on Distributions. Without Buyer’s consent, if an Event of Default has occurred and is continuing (i) due to the Guarantor’s failure to comply with [***], [***] or [***], or (ii) due to an Event of Default under [***], [***] or [***] but only to the extent such Event of Default under [***] or [***] is with respect to a material amount due under such section, then the Guarantor shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Guarantor, provided however that Guarantor shall be able to make any distributions at any time to its shareholders required for purposes of meeting such shareholder’s tax liability related to its, his or hers ownership of Guarantor.

(n) Maintenance of Liquidity. Guarantor shall insure that, as of the end of each calendar month, Guarantor has, on a consolidated basis, cash and Cash Equivalents in an amount equal to not less than the Minimum Liquidity Amount.

(o) Maintenance of Adjusted Tangible Net Worth. Guarantor shall maintain, as of the end of each calendar month, a consolidated Adjusted Tangible Net Worth not less than the Minimum Adjusted Tangible Net Worth.

(p) Other Financial Covenants.

(i) Maintenance of Leverage. Guarantor shall not, as of the end of each calendar month, permit the ratio of the Guarantor’s consolidated Indebtedness to consolidated Adjusted Tangible Net Worth to be greater than the Maximum Leverage Ratio.

(ii) Minimum Net Income. If as of the last day of any calendar month within a fiscal quarter of the Guarantor, the Guarantor’s consolidated Adjusted Tangible Net Worth is less than $[***] or the Guarantor, on a consolidated basis, has cash and Cash Equivalents in an amount that is less than $[***], in either case, the Guarantor’s consolidated Net Income for that fiscal quarter before income taxes for such fiscal quarter shall equal or exceed $[***].

(q) Servicing Transmission. Guarantor shall provide to Buyer on a monthly basis no later than 11:00 a.m. Eastern Time two (2) Business Days prior to the 10th of each calendar month (i) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Underlying Loans serviced hereunder by Guarantor which were funded prior to the first day of the current month, summarizing Guarantor’s delinquency and loss experience with respect to such Underlying Loans serviced by Guarantor (including, in the case of such Underlying Loans, the following categories: current, 30-59, 60-89, 90-119, 120-180 and 180+) and (ii) any other information reasonably requested by Buyer with respect to the Underlying Loans.

(r) Insurance. The Guarantor or its Affiliates, will continue to maintain, for the Guarantor, insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Fannie Mae and Freddie

Mac. Guarantor shall notify Buyer as soon as reasonably possible after knowledge of any material change in the terms of any such insurance coverage.

(s) Certificate of a Responsible Officer of Guarantor. At the time that Guarantor delivers financial statements to Buyer in accordance with Section 13(a) hereof, Guarantor shall forward to Buyer a certificate of a Responsible Officer of Guarantor which demonstrates that the Guarantor is in compliance with the covenants set forth in Sections 13(n), (o), and (p) of this Agreement.

(t) Maintenance of Licenses. Each of Seller and Guarantor shall (i) maintain all licenses, permits or other approvals necessary for Guarantor to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing with respect to such licenses, permits or other approvals, under the laws of each state in which it conducts material business, and (iii) conduct its business in accordance with applicable law in all material respects.

(u) Taxes, Etc. Seller and Guarantor shall timely pay and discharge, or cause to be paid and discharged, on or before the date they become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Underlying Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, become a Lien upon Underlying Assets that have not been repurchased, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller and Guarantor shall file on a timely basis all federal and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(v) Takeout Payments. With respect to each Underlying Asset and the portion of each Security related to Underlying Assets subject to a Transaction, in each case that is subject to a Takeout Commitment, the Seller or Guarantor shall ensure that the related portion of the purchase price and all other payments under such Takeout Commitment to the extent related to Underlying Assets subject to a Transaction or such portion of each Security related to Underlying Assets subject to a Transaction shall be paid to Buyer (or its designee) in accordance with the Joint Account Control Agreement or the Joint Securities Account Control Agreement, as applicable. Unless subject to the Joint Account Control Agreement or Joint Securities Account Control Agreement, with respect to any Takeout Commitment with an Agency, if applicable, (1) with respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed‑Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, will be identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or Buyer will have previously approved the related Payee Number in writing in its sole discretion; with respect to any Takeout Commitment with an Agency, the applicable Agency documents will list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer, in Buyer’s sole discretion.

(w) Delivery of Servicing Rights and Servicing Records. With respect to the Servicing Rights of each Underlying Asset, Guarantor shall deliver (or shall cause the related Servicer or Subservicer to deliver) such Servicing Rights to Buyer on the related Purchase Date. Guarantor shall deliver (or cause the related Servicer or Subservicer to deliver) the Servicing Records and the physical and contractual servicing of each Underlying Asset, to Buyer or its designee upon the termination of Guarantor or Servicer as the servicer pursuant to Section 42.

(x) Agency Audit. Guarantor shall at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal.

(y) Illegal Activities. Neither Seller nor Guarantor shall engage in any conduct or activity that is reasonably likely to subject a material amount of its assets to forfeiture or seizure.

(z) Agency Approvals; Servicing. To the extent previously approved and necessary for Guarantor to conduct its business in all material respects as it is then being conducted, Guarantor shall maintain its status with Fannie Mae and Freddie Mac as an approved seller/servicer, with Ginnie Mae as an approved issuer and an approved servicers, and as an RHS lender and an RHS servicer in each case in good standing (each such approval, an “Agency Approval”); provided, that should Guarantor decide to no longer maintain an Agency Approval (as opposed to an Agency withdrawing an Agency Approval, but including an Agency ceasing to exist), (i) Guarantor shall notify Buyer in writing, and (ii) Guarantor shall provide Buyer with written or electronic evidence that the Eligible Loans are eligible for sale to another Agency. Should Guarantor, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, Guarantor shall so notify Buyer promptly in writing. Notwithstanding the preceding sentence and to the extent previously approved, Guarantor shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction.

(aa) Maintenance of Books and Records. Each of Seller and Guarantor shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP as consistently applied.

(bb) Participation Agreement. Neither Seller nor Guarantor shall amend, restate, supplement or otherwise modify the Participation Agreement without the prior written approval of the Buyer.

14. REPURCHASE DATE PAYMENTS

On each Repurchase Date, the Seller shall remit or shall cause to be remitted to the Master Collection Account of Buyer the Repurchase Price together with any other Obligations then due and payable.

15. REPURCHASE OF PURCHASED ASSETS

Upon discovery by the Seller or Guarantor of a breach in any material respect of any of the representations and warranties set forth on Schedule 1-A, Schedule 1-B and Schedule 1-C to this Agreement, the Seller and Guarantor shall give prompt written notice thereof to Buyer. Upon any such discovery by Buyer, Buyer will notify the Seller and Guarantor. It is understood and agreed that the representations and warranties set forth in Schedule 1-A, Schedule 1-B and Schedule 1-C to this Agreement with respect to the Purchased Assets and Underlying Assets shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset (including any Underlying Asset) shall not affect Buyer’s right to demand repurchase as provided under this Agreement. The Seller and Guarantor shall, upon the earlier of the Seller’s or Guarantor’s discovery or the Seller or Guarantor receiving notice with respect to any Purchased Asset or Underlying Asset, as applicable, of (i) any breach of a representation or warranty contained in Schedule 1-A, Schedule 1-B or Schedule 1-C to this Agreement in any material respect, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within ten (10) Business Days after the earlier of the Seller’s or Guarantor’s discovery of such breach or delivery failure or the Seller or Guarantor receiving notice thereof, such breach or delivery failure has not been promptly remedied by the Seller or Guarantor in all material respects, the Buyer may provide written instructions to the Seller and Guarantor pursuant to which the Seller shall, if Buyer provides written instructions prior to 10:00 a.m. (New York City time) on any Business Day, repurchase such Purchased Asset or Underlying Asset, as applicable, at a purchase price equal to the Repurchase Price with respect to such Purchased Asset or Underlying Asset, as applicable, by wire transfer to the Master Collection Account no later than 5:00 p.m. (New York City time) on the immediately following Business Day. In the event Buyer delivers such written instructions to Seller and Guarantor after 10:00 a.m. (New York City time) on any Business Day, Seller shall repurchase such Purchased Asset or Underlying Asset, as applicable, no later than 5:00 p.m. (New York City time) on the date that is two (2) Business Days immediately following such second Business Day.

16. SUBSTITUTION

The Guarantor may, subject to agreement with and acceptance by Buyer upon one (1) Business Day’s notice, substitute other Eligible Loans (the “Substitute Assets”) for any Underlying Assets. Such substitution shall be made by transfer to Buyer of such Substitute Assets and transfer to the Guarantor of such Underlying Assets (the “Reacquired Assets”) along with the other information to be provided with respect to the applicable Substitute Asset as described in the form of Transaction Notice. Upon substitution, the Substitute Assets shall be deemed to be Underlying Assets, the Reacquired Assets shall no longer be deemed Underlying Assets, Buyer shall be deemed to have terminated any security interest that Buyer may have had in the Reacquired Assets and any Purchased Items solely related to such Reacquired Assets to the Guarantor unless such termination and release would give rise to or perpetuate an unpaid, due and payable Margin Call. Concurrently with any termination and release described in this Section 16, Buyer shall execute and deliver to the Guarantor upon request and Buyer hereby authorizes the Guarantor to file and record such documents as the Guarantor may reasonably deem necessary or advisable in order to evidence such termination and release.

17. FEES

Seller and Guarantor shall pay to Buyer in immediately available funds, all amounts due and owing as set forth in Section 2 of the Pricing Side Letter.

18. EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder, subject to any applicable cure periods to the extent such event is susceptible to being cured:

(a) Payment Default. (i) Seller defaults in the payment of any Margin Deficit, Price Differential or Repurchase Price when due hereunder or under any other Program Document; provided, that, with respect to this clause (i), if the Seller provides Buyer with written evidence reasonably satisfactory to Buyer that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***], (ii) Seller defaults in the payment of any expenses or fees and amounts due and owing to the Custodian and such failure to pay expenses or fees and amounts due and owing to the Custodian continues for more than [***] after receipt by a Responsible Officer of notice of such default, or (iii) Seller or Guarantor defaults in the payment of any other Obligations, with respect to this clause (iii), within [***] following receipt by a Responsible Officer of notice of such default;

(b) Representation and Covenant Defaults.
(i) The failure of the Seller or Guarantor to perform, comply with or observe any term, representation, covenant or agreement applicable to the Seller or Guarantor in any material respect, in each case, after the expiration of the applicable cure period, if any, as specified in such covenant, contained in:

(A) Section 12(33) (Separateness);

(B) Section 13(b) (Existence) only to the extent relating to maintenance of existence; provided, that if the Seller or Guarantor provides Buyer with written evidence reasonably satisfactory to Buyer that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***] or such failure shall be determined by Buyer in its good faith discretion to result in a Material Adverse Effect,

(C) Section 13(d) (Prohibition of Fundamental Change),

(D) Section 13(o) (Maintenance of Liquidity), provided Guarantor shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,

(E) Section 13(p) (Maintenance of Adjusted Tangible Net Worth), provided Guarantor shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure;

(F) Section 13(q) (Other Financial Covenants), provided Guarantor shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure;

(G) Section 13(w) (Takeout Payments); provided, that if the Seller or Guarantor provides Buyer with written evidence reasonably satisfactory to Buyer that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***] or if such failure results in a Material Adverse Effect; or

(H) Section 13(z) (Illegal Activities).

(ii) (A) Any representation, warranty or certification made herein or in any other Program Document by Seller or Guarantor or any certificate furnished to Buyer pursuant to the provisions hereof or thereof shall prove to have been untrue or misleading in any material respect as of the time made or furnished and such breach, if susceptible to being cured, is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer, or (B) any representation or warranty made by Seller or Guarantor in Schedule 1-A, Schedule 1-B and Schedule 1-C to this Agreement shall prove to have been untrue or misleading in any material respect as of the time made or furnished and such breach is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer, provided that each such breach of a representation or warranty made in Schedule 1-A, Schedule 1-B and Schedule 1-C shall be considered solely for the purpose of determining the Market Value of the Underlying Loans affected by such breach, and shall not be the basis for declaring an Event of Default under this Agreement unless the Seller or Guarantor shall have made any such representations and warranties with actual knowledge by a Responsible Officer that they were materially false or misleading at the time made; and

(iii) Seller or Guarantor fails to observe or perform, in any material respect, any other covenant or agreement contained in this Agreement (and not identified in clause (b)(i) of this Section) or any other Program Document and such failure to observe or perform, if susceptible to being cured, is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer.

(c) Judgments. Any final, judgment or judgments or order or orders for the payment of money is rendered (i) against the Seller in excess of $[***] or (ii) against the Guarantor in excess of [***] of Guarantor’s Adjusted Tangible Net Worth in the aggregate shall be rendered against the Guarantor by one or more courts, administrative tribunals or other bodies having jurisdiction over the Guarantor and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within [***] from the date of entry thereof and the Guarantor shall not, within said period of [***], or such longer period during which execution of the same has been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(d) Insolvency Event. The Seller or Guarantor (i) discontinues or abandons operation of its business; (ii) fails generally to, or admits in writing its inability to, pay its debts as they become due; (iii) files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; (iv) consents to the filing of any petition against it under any such law; (v) consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for the Seller or Guarantor, or of all or any substantial part of its respective Property; (vi) makes an assignment for the benefit of its creditors; or (vii) has a proceeding instituted against it in a court having jurisdiction in the premises seeking (A) a decree or order for relief in respect of Seller or Guarantor in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or (B) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or other similar official of Seller or Guarantor, or for any substantial part of its property, or for the winding‑up or liquidation of its affairs (provided, however, if such proceeding or appointment is the result of the commencement of involuntary proceedings or the filing of an involuntary petition against such Person no Event of Default shall be deemed to have occurred under this clause (d) unless such proceeding or appointment is not dismissed within [***] after the initial date or filing thereof);

(e) Change of Control. A Change of Control of the Seller or Guarantor shall have occurred without the prior consent of Buyer, unless (i) waived by Buyer in writing, or (ii) the Seller shall have repurchased all Underlying Assets subject to Transactions within [***] thereof; provided that, in the case of clause (ii), no intervening Event of Default has occurred that would otherwise permit the acceleration of this Agreement;

(f) Liens. Except for the Liens contemplated under the Intercreditor Agreement, the Guarantor shall grant, or suffer to exist, any Lien on any Purchased Item that has not been repurchased except the Liens permitted under this Agreement and under the Intercreditor Agreement; or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Purchased Items that have not been repurchased in favor of Buyer or shall be Liens in favor of any Person other than Buyer or this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Underlying Assets or Purchased Items purported to be covered hereby and that have not been repurchased, in each case (i) to the extent such Lien or failure is not cured within five (5) Business Days following written notice from Buyer to a Responsible Officer of such Lien or failure and (ii) subject to the terms of the Intercreditor Agreement;

(g) Going Concern. The Guarantor’s audited financial statements delivered to Buyer shall contain an audit opinion that is qualified or limited by reference to the status of Guarantor as a “going concern” or reference of similar import;

(h) Third Party Cross Default. Any “event of default” or any other default by Guarantor under any Indebtedness to which Guarantor is a party (after the expiration of any applicable grace or cure period under any such agreement) individually in excess of [***] of Guarantor’s Adjusted Tangible Net Worth outstanding, which has resulted in the acceleration of the maturity of such other Indebtedness, provided that such default or “event of default” shall be deemed automatically cured and without any action by Buyer or Guarantor, if, within fifteen (15) calendar days after Guarantor’s receipt of notice of such acceleration, (A) the Indebtedness that was the basis for such default is discharged in full, (B) the holder of such Indebtedness has rescinded, annulled or waived the acceleration, notice or action giving rise to such default, or (C) such default has been cured and no “event of default” or any other default continues under such other Indebtedness;

(i) Material Adverse Change. Any material adverse change in Seller’s or Guarantor’s business operations or financial condition as reasonably determined by Buyer; provided that in each case the impacts of the COVID-19 Pandemic, including COVID Responsive Changes, shall not be deemed to be a material adverse change for purposes of this provision.

(j) Failure to Transfer Purchased Assets. Seller or Guarantor fails to transfer the Purchased Assets or related Underlying Assets to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

(k) Governmental Authority Condemnation. Any Governmental Authority or any person, agency or entity acting under Governmental Authority (x) shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or Guarantor, (y) shall have taken any action to displace the management of Seller or Guarantor or to curtail its authority in the conduct of its business, or (z) takes any action in the nature of enforcement to remove, limit or restrict the Seller’s or Guarantor’s Approvals or other approvals of Seller or Guarantor as an issuer, buyer or a seller/servicer of Eligible Loans or securities backed thereby, and any such action provided for in this Section 18(k) shall not have been discontinued or stayed within thirty (30) days.

(l) Enforceability. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Person (other than Buyer) shall contest the validity, enforceability or perfection of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder.

(m) Failure to Repurchase. Seller or Guarantor fails to (i) remove any Underlying Loan from allocation to a Participation Certificate that is no longer an Eligible Loan or (ii) repurchase any Purchased Asset that is no longer an Eligible Participation Certificate or Eligible Participation Interest, as applicable, within [***] of notice from Buyer.

(n) Guarantor Event of Default. A Guarantor Event of Default shall have occurred under the Guaranty.

19. REMEDIES

(a) Upon the occurrence of an Event of Default, Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 18(d) or 18(i)), shall have the right to exercise any or all of the following rights and remedies:

(i) Buyer has the right to cause the Repurchase Date for each Transaction hereunder, if it has not already occurred, to be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction may be deemed immediately canceled). Buyer shall (except for deemed exercises) give written notice to Seller and Guarantor of the exercise of such option as promptly as practicable.

(A) The Seller’s and Guarantor’s obligations hereunder to repurchase all Purchased Assets and related Underlying Assets at the Repurchase Price therefor on the Repurchase Date (determined in accordance with the preceding sentence) in such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by the Seller or Guarantor hereunder; the Seller and Guarantor shall immediately deliver to Buyer or its designee any and all Purchased Assets and related Underlying Assets, original papers, Servicing Records and files relating to the Underlying Assets subject to such Transaction then in the Seller’s or Guarantor’s possession and/or control; and all right, title and interest in and entitlement to such Underlying Assets and Servicing Rights thereon shall be deemed transferred to Buyer or its designee; provided, however, in the event that the Seller or Guarantor repurchases any Underlying Asset pursuant to this Section 19(a)(i), Buyer shall deliver to Seller and Guarantor any and all original papers, records and files relating to such Underlying Asset then in its possession and/or control.

(B) To the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post‑Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i)(A) of this Section decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Purchased Assets and related Underlying Assets applied to the Repurchase Price pursuant to subsection (a)(ii) of this Section, and (iii) any other Purchased Items, Related Security or other assets of Seller or Guarantor held by Buyer and applied to the Obligation.

(C) All Income actually received by Buyer pursuant to Section 7 or otherwise shall be applied to the aggregate unpaid Repurchase Price owed by Seller and Guarantor.

(ii) Buyer shall have the right to, at any time on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i), (A) immediately sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Purchased Assets and related Underlying Assets and Purchased Items on a servicing released basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller and Guarantor hereunder or (B) in its reasonable good faith discretion elect, in lieu of selling all or a portion of such Purchased Assets and related Underlying Assets, to give Seller and Guarantor credit for such Purchased Assets and related Underlying Assets, Purchased Items, Related Security or other assets of Seller and Guarantor held by Buyer in an amount equal to the Market Value of the Purchased Assets and related Underlying Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller and Guarantor hereunder. The proceeds of any disposition of Purchased Assets and related Underlying Assets and the Purchased Items will be applied to the Obligations and Buyer’s related expenses as determined by Buyer in its reasonable good faith discretion. Buyer may purchase any or all of the Purchased Assets and related Underlying Assets at any public or private sale.

(iii) The Seller and Guarantor shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding section. Seller and Guarantor will be liable to Buyer for (A) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including but not limited to, the reasonable fees and expenses of counsel (including the allocated costs of internal counsel of Buyer)) incurred in connection with or as a result of an Event of Default, (B) damages in an amount equal to the reasonable, documented, out-of-pocket cost of Buyer (including all fees, expenses, and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (C) any other out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(iv) Buyer shall have the right to terminate this Agreement and declare all obligations of the Seller and Guarantor to be immediately due and payable, by a notice in accordance with Section 19 hereof.

(v) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets and related Underlying Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets and related Underlying Assets may not be liquid. In view of the nature of the Purchased Assets and related Underlying Assets, the parties agree that liquidation of a Transaction or the Purchased Assets and related Underlying Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Assets and related Underlying Assets and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset and related Underlying Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets and related Underlying Assets in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(vi) To the extent permitted by applicable law, each of the Seller and Guarantor waive all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder after an Event of Default, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least two (2) Business Days before such sale or other disposition.

(b) Each of the Seller and Guarantor hereby acknowledge, admit and agree that the Seller’s and Guarantor’s respective obligations under this Agreement are recourse obligations of the Seller and Guarantor, as applicable.

(c) Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of Seller and Guarantor relating to the Purchased Assets, Underlying Assets and Residual Collateral and all documents relating to the Purchased Assets, Underlying Assets and Residual Collateral which are then or may thereafter come into the possession of Seller and Guarantor or any third party acting for Seller or Guarantor and between Seller and Guarantor shall deliver to Buyer such assignments as Buyer shall request; provided that if such records and documents also relate to mortgage loans other than the Underlying Assets, Buyer shall have a right to obtain copies of such records and documents, rather than originals. Buyer shall be entitled to specific performance of all agreements of Seller and Guarantor contained in Program Documents.

(d) Buyer shall have the right to direct all Persons servicing the Underlying Assets to take such action with respect to the Underlying Assets as Buyer determines appropriate and as is consistent with the Servicer’s obligations and applicable law.

(e) In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

(f) Except as otherwise expressly provided in this Agreement or by applicable law, Buyer shall have the right to exercise any of its rights and/or remedies immediately upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, with notice to Seller and Guarantor, without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by the Seller and Guarantor. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(g) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each of the Seller and Guarantor hereby expressly waive, to the extent permitted by law, any right the Seller or Guarantor, as applicable, might otherwise have to require Buyer to enforce its rights by judicial process. Each of the Seller and Guarantor also waive, to the extent permitted by law (and absent any willful misconduct or gross negligence of Buyer), any defense (other than a defense of payment or performance) the Seller or Guarantor, as applicable, might otherwise have arising from use of nonjudicial process, enforcement and sale of all or any portion of the Underlying Assets or Residual Collateral and any other Purchased Items or from any other election of remedies. Each of the Seller and Guarantor recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(h) The Seller and Guarantor shall cause all sums received by the Seller and Guarantor after and during the continuance of an Event of Default with respect to the Underlying Assets and Residual Collateral to be deposited with such Person as Buyer may direct after receipt thereof. To the extent permitted by applicable law, each of Seller and Guarantor shall be liable to Buyer for interest on any amounts owing by Seller or Guarantor, as applicable, hereunder, from the date Seller or Guarantor, as applicable becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller and Guarantor or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller and Guarantor to Buyer under this paragraph 19(h) is at a rate equal to the Post‑Default Rate and all reasonable costs and expenses incurred in connection with hedging or covering transactions related to the Underlying Assets and Residual Collateral, conduit advances and payments for mortgage insurance.

20. DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies. An Event of Default will be deemed to be continuing unless expressly waived by Buyer in writing.

21. NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by Electronic Transmission telex or telecopy or email) delivered to the intended recipient at the address of such Person set forth in this Section 21 below; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by the Seller and Guarantor under Section 3(a)(which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by Electronic Transmission, telex or telecopier or email or delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

If to Buyer:
Bank of Montreal
[***]

With a copy to:
[***]

If to the Seller:

Rocket Mortgage, LLC
[***]

With a copy to:
[***]

If to the Guarantor:
Rocket Mortgage, LLC
[***]

With a copy to:
[***]

22. USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

23. INDEMNIFICATION AND EXPENSES.

(a) Each of Seller and Guarantor agrees to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, and documented and out-of-pocket costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than (i) any Indemnified Party’s gross negligence or willful misconduct (which gross negligence or willful misconduct is determined by a court of competent jurisdiction); provided, however, if a court of competent jurisdiction on appeal subsequently determines that an Indemnified Party did not act with gross negligence or engage in willful misconduct, Seller’s and Guarantor’s indemnification obligations with respect to such Costs shall be automatically reinstated, or (ii) a claim by one Indemnified Party against another Indemnified Party. Without limiting the generality of the foregoing, each of the Seller and Guarantor agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Underlying Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct or a claim by one Indemnified Party against another Indemnified Party. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Asset or related Underlying Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset or related Underlying Asset, the Seller and Guarantor will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller or Guarantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller or Guarantor. Each of the Seller and Guarantor also agrees to reimburse an Indemnified Party promptly after billed by such Indemnified Party for all such Indemnified Party’s reasonable documented, actual, out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. The Seller and Guarantor hereby acknowledge that, the obligations of the Seller and Guarantor under this Agreement are recourse obligations of the Seller and Guarantor.
(b) Each of the Seller and Guarantor agrees to pay (within ten (10) Business Days after the Seller or Guarantor receives written demand for such payment from Buyer) all of the documented out-of-pocket costs and expenses reasonably incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. Each of the Seller and Guarantor agrees to pay (within 10 Business Days after the Seller or Guarantor receives written demand for such payment from Buyer) all of the documented out-of-pocket costs and expenses reasonably incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) filing fees and all the reasonable fees, disbursements and expenses of counsel to Buyer in connection with the initial negotiation of this Agreement and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to this Section 23 and Section 43 hereof; provided, however, that (x) the aggregate amount of such costs and expenses referred to in clause (i) of this sentence shall not exceed $200,000 (exclusive of amendments hereto), and (y) the aggregate amount of such costs and expenses referred to in clause (ii) of this sentence and incurred after the Effective Date shall not exceed $25,000 per annum; provided that after the occurrence of an Event of Default, such amounts shall not be applicable. Buyer shall deliver to the Seller and Guarantor copies of documentation supporting any of the foregoing demands in a reasonable time following the Seller’s or Guarantor’s reasonable request. The Seller, Guarantor, Buyer, and each Indemnified Party also agree not to assert any claim against the others or any of their Affiliates, or any of their respective officers, directors, members, managers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) If the Seller or Guarantor fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Seller and Guarantor by Buyer (including without limitation by Buyer netting such amount from the proceeds of any Purchase Price paid by Buyer to the Seller and Guarantor hereunder), in its sole discretion and the Seller and Guarantor shall remain jointly and severally liable for any such payments by Buyer (except those that are paid by Seller and Guarantor, including by netting against any Purchase Price). No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents (except those that are paid by Seller and Guarantor, including by netting against any Purchase Price).

(d) Without prejudice to the survival of any other agreement of Seller and Guarantor hereunder, the covenants and obligations of Seller and Guarantor contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Underlying Assets by Buyer against full payment therefor.

(e) The obligations of Seller and Guarantor from time to time to pay the Repurchase Price and all other amounts due under this Agreement are full recourse obligations of Seller and Guarantor.

24. WAIVER OF DEFICIENCY RIGHTS

Each of Seller and Guarantor hereby expressly waives, to the fullest extent permitted by law, any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

25. REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s and Guarantor’s obligation (unless and to the extent that Seller or Guarantor, as applicable, is the prevailing party in any dispute, claim or action relating thereto or Buyer or an Indemnified Party is grossly negligence or engage in willful misconduct relating thereto). Each of the Seller and Guarantor agree to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable, documented out‑of‑pocket expenses and reasonable attorneys’ fees reasonably incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the reasonable taking of any action, including legal action, required or permitted to be taken by Buyer (without duplication to Buyer) and/or Custodian pursuant thereto, subject to Section 23(b), any due diligence, inspection, testing and review costs and expenses in connection with any “due diligence” or loan agent reviews conducted by

Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout” all pursuant to the terms of this Agreement.

26. FURTHER ASSURANCES

The Each of Seller and Guarantor agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to grant, preserve, protect and perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

27. TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect the Seller’s or Guarantor’s outstanding obligations to Buyer at the time of such termination. The Seller’s and Guarantor’s obligations under Section 5, Section 12, Section 23, and Section 25 and any other reimbursement or indemnity obligation of the Seller or Guarantor to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.

28. SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

29. BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Seller nor Guarantor may assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 AS WELL AS 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

30. AMENDMENTS

Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Seller, Guarantor and Buyer and any provision of this Agreement imposing obligations on the Seller or Guarantor or granting rights to Buyer may be waived by Buyer.

31. SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

32. CAPTIONS

The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

33. COUNTERPARTS

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. Documents executed, scanned and transmitted electronically, and electronic signatures, shall be deemed original signatures for purposes of this Agreement and any related documents and all matters related thereto, with such scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement and any related document may be accepted, executed or agreed to through use of an electronic signature in accordance with applicable eCommerce Laws. Any document accepted, executed or agreed to in conformity with such eCommerce Laws, by one or both parties, will be binding on both parties the same as if it were physically executed. Each party consents to the commercially reasonable use of third party electronic signature capture service providers and record storage providers.

34. SUBMISSION TO JURISDICTION; WAIVERS

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF MICHIGAN, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE EASTERN DISTRICT OF MICHIGAN, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 21 OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

35. WAIVER OF JURY TRIAL

EACH OF SELLER, GUARANTOR AND BUYER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

36. ACKNOWLEDGEMENTS

Each of the Seller and Guarantor hereby acknowledge that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents;

(b) Buyer has no fiduciary relationship to the Seller or Guarantor; and

(c) no joint venture exists between Buyer and either of the Seller or the Guarantor.

37. HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS

(a) Subject to the terms set forth in Section 37(b) below, Buyer shall have free and unrestricted use of all Purchased Assets and related Underlying Assets and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets and related Underlying Assets or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets and related Underlying Assets (each of the foregoing, a “Repledge Transaction”) to a third party (each, a “Repledgee”).

(b) Notwithstanding Section 37(a) above, no such Repledge Transaction under this Section 37 shall relieve Buyer of its obligations under the Program Documents, including, without limitation, Buyer’s obligation to transfer Purchased Assets and related Underlying Assets to Seller or Guarantor pursuant to the terms of the Program Documents, and its obligation to return to Seller and Guarantor the exact Underlying Assets and the related Purchased Items and not substitutes therefor. The Buyer hereby represents that each Repledge Transaction expressly requires the applicable Repledgee to return such Underlying Assets to the Buyer upon tender of repayment therefor. Additionally, (i) with respect to any Repledge Transaction that constitutes a securitization of the Underlying Assets or Buyer’s interests therein, each Repledgee shall enter into a side letter whereby the Indenture Trustee (as defined in the related securitization documents) agrees that (x) upon an Event of Default pursuant to the related securitization documents, the Indenture Trustee shall provide notice thereof to Seller and Guarantor, and Seller and Guarantor shall have the right to purchase Purchased Loans from the Buyer at the Repurchase Price for such Purchased Loans within 30 days of the receipt of such notice and (y) upon remittance of the applicable Repurchase Price, the Guarantor shall automatically become the owner of the Purchased Loans and the servicing rights related thereto and all Obligations of Guarantor under this Agreement with respect to such Purchased Loans shall cease to exist other than those that by their express terms survive and (z) Buyer and the Indenture Trustee shall automatically cease to have any right, title or interest in such Purchased Loans and the servicing rights related thereto, (ii) the Underlying Assets shall not be transferred from the Custodian except pursuant to the terms of the Custodial Agreement, (iii) regardless of the form of Repledge Transaction, the applicable certificates or other form of collateral representing the Buyer’s interest in the Underlying Assets (the “Repledged Collateral”) shall initially be held by U.S. Bank as custodian, or such other custodian as the Buyer notifies the Guarantor shall serve as the initial custodian with respect to such Repledged Collateral in the applicable Repledge Transaction (which notice shall be delivered no less than five (5) Business Days prior to the applicable Repledged Collateral being transferred to such other initial custodian, along with key contact information for such custodian) (the “Repledge Custodian”), and (iv) the Buyer shall provide the Seller and Guarantor with no less than five (5) Business Days prior written notice before any Repledged Collateral is transferred from the Repledge Custodian to an alternative custodian, along with key contact information at the applicable alternative custodian. Notwithstanding the foregoing, a Repledge Transaction shall not be subject to the terms set forth in this Section 37(b) if an Event of Default has occurred and is continuing.

38. ASSIGNMENTS.

(a) The Seller or Guarantor may assign any of its rights or obligations hereunder only with the prior written consent of Buyer. Buyer may from time to time, with the consent of Seller and Guarantor which shall not be unreasonably withheld, conditioned or delayed assign all or a portion of its rights and obligations under this Agreement and the Program Documents to any party pursuant to an executed assignment and acceptance by Buyer and the applicable assignee in form and substance acceptable to Buyer, Guarantor and Seller (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned; provided, however, that an assignment of Buyer’s rights under this Agreement shall not require the Seller’s or Guarantor’s consent if (i) an Event of Default has occurred and is continuing, or (ii) such assignment is to an adequately capitalized affiliate of Buyer (as determined by Seller and Guarantor in their reasonable discretion). On the effective date of any such assignment, (A) such assignee will be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and will succeed to the related rights and obligations of Buyer hereunder, and (B) Buyer will, to the extent of such rights and obligations so assigned, be released from its obligations (but not its rights to the extent such rights are intended to survive any such assignment) hereunder and under the Program Documents.

(b) Buyer may furnish any information concerning the Seller or Guarantor or any of its respective Subsidiaries in the possession of Buyer from time to time to assignees (including prospective assignees) only after notifying the Seller and Guarantor in writing and securing signed confidentiality agreements (in a form mutually acceptable to Buyer, Guarantor and the Seller) and only for the sole purpose of evaluating assignments and for no other purpose.

(c) Upon the Seller’s and Guarantor’s consent to an assignment, the Seller and Guarantor agree to reasonably cooperate with Buyer in connection with any such assignment, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment.

(d) Guarantor shall maintain a register (the “Register”) on which it will record each participation and assignment hereunder and each Assignment and Acceptance. The Register will include the name and address of Buyer (including all assignees, Participants and successors) and the percentage or portion of such rights and obligations assigned or participated. The entries in the Register will be conclusive absent manifest error. All parties shall treat each Person whose name is recorded in the

Register as a Buyer for all purposes of this Agreement; provided however, that any failure to make any such recordation, or any error in such recordation shall not affect Seller’s or Guarantor’s obligations in respect of such rights. This Section 38(d) is intended to comprise a book entry system within the meaning of Treasury regulation section 5f.103-1(c) that is the exclusive way for Buyer (or any of its assignees or successors) to transfer an interest under this Agreement and these provisions shall be interpreted in a manner consistent with and so as to effect such intent.

(e) Buyer may, in accordance with applicable law, at any time sell to one or more entities (“Participants”) participating interests in this Agreement, its agreement to purchase Eligible Loans, or any other interest of Buyer hereunder and under the other Program Documents. In the event of any such sale by Buyer of participating interests to a Participant, Buyer’s obligations under this Agreement to Seller and Guarantor shall remain unchanged, Buyer shall remain solely responsible for the performance thereof and Seller and Guarantor shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Program Documents. Each of Seller and Guarantor agree that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Buyer under this Agreement; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with Buyer the proceeds thereof.

(f) Buyer may furnish any information concerning Seller or Guarantor or any of its respective Subsidiaries in the possession of Buyer from time to time to assignees and Participants (including prospective assignees and Participants) only after notifying Seller and Guarantor in writing and securing signed confidentiality statements and only for the sole purpose of evaluating assignments or participations and for no other purpose; provided that the Guarantor’s financial statements may only be provided to assignees and Participants upon the Guarantor’s prior written consent; provided, further, such consent shall not be required if an Event of Default has occurred.

(g) Each of Seller and Guarantor agree to reasonably cooperate with Buyer in connection with any such assignment and/or participation and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents as are reasonably requested in order to give effect to such assignment and/or participation; provided, however, that any such amendments, supplements, or other modifications shall not alter the basic remedies and obligations of Seller or Guarantor in this Agreement.

39. SINGLE AGREEMENT

The Seller, Guarantor and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, the Seller, Guarantor and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder; (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted; and (iii) to promptly provide notice to the other after any such set off or application.

40. INTENT

(a) The Seller, Guarantor and Buyer recognize that this Agreement and each Transaction hereunder is a “repurchase agreement” as that term is defined in Section 101(47)(A)(i) of the Bankruptcy Code, a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in the Bankruptcy Code, and that the pledge of the Related Security in Section 8(a) hereof is intended to constitute a “security agreement,” “securities contract” or “other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code. The Seller, Guarantor and the Buyer recognize that the Buyer shall be entitled to, without limitation, the liquidation, termination, acceleration and non-avoidability rights afforded to parties to “securities contracts” pursuant to, without limitation, Sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code and “master netting agreements” pursuant to, without limitation, Sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code. Seller, Guarantor and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption or assignment pursuant to Bankruptcy Code Section 365(a).

(b) It is understood that Buyer’s right to liquidate the Purchased Items delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in, without limitation, Sections 555, 559 and 561 of the Bankruptcy Code; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit is considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

(c) The parties hereby agree that all Servicing Agreements and any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Underlying Assets shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

(d) The parties further agree that if a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA, and any rules, orders or policy statement thereunder.

(e) It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA.

(f) The parties hereto agree and intend that (x) each Underlying Loan shall constitute a “mortgage loan” or an “interest in a mortgage loan” as such terms are used in Sections 101(47)(A)(i) and

741(7)(A)(i) of the Bankruptcy Code, as amended and (y) each Purchased Asset shall constitute an “interest in a mortgage loan” as such phrase is used in Sections 101(47)(A)(i) and 741(7)(A)(i) of the Bankruptcy Code, as amended.

41. CONFIDENTIALITY

(a) Buyer, Guarantor and Seller hereby acknowledge and agree that all written or computer‑readable information provided by one party to the other regarding the terms set forth in any of the Program Documents or the Transactions contemplated hereby or thereby or regarding any other confidential or proprietary information of a party, including, without limitation, any financial information of Seller or Guarantor provided to Buyer, including, without limitation, pursuant to Section 13(a) (the “Confidential Terms”), will be kept confidential by such party, and will not be divulged to any party without the prior written consent of such other party except to the extent that (i) such information is disclosed to direct or indirect parent companies, Subsidiaries, Affiliates, directors, officers, members, managers, shareholders, legal counsel, auditors, accountants or agents (the “Representatives”); provided that such Representatives are informed of the confidential nature of such information and the disclosing party is responsible for their breach of these confidentiality provisions; provided, further, that with respect to any financial information of Seller or Guarantor provided to Buyer, including, without limitation, financial information provided pursuant to Section 13(a), such financial information is only disclosed to Representatives in connection with the ongoing administration or performance of the Program Documents, (ii) disclosure of such information is required by law, rule, regulation or order of any court, taxing authority, governmental agency or regulatory body, (iii) any of the Confidential Terms are in the public domain other than due to a breach of the provisions of this Section 41, (iv) other than with respect to any financial information of Seller or Guarantor provided to Buyer, including, without limitation, pursuant to Section 13(a), which shall require Seller’s or Guarantor’s separate and prior written consent to disclose, disclosure is made to any approved hedge counterparty to the extent necessary to obtain any hedging arrangement, (v) other than with respect to any financial information of Seller or Guarantor provided to Buyer, including, without limitation, pursuant to Section 13(a), which shall require Seller’s or Guarantor’s separate and prior written consent to disclose, any such disclosure is made in connection with an offering of securities, (vi) other than with respect to any financial information of Seller or Guarantor provided to Buyer, including, without limitation, pursuant to Section 13(a), which shall require Seller’s or Guarantor’s separate and prior written consent to disclose, disclosures are made in Guarantor’s financial statements or footnotes, (vii) such disclosures are made to lenders or prospective lenders to Seller or Guarantor, buyers or prospective buyers of Guarantor’s business, sellers or prospective sellers of businesses to Guarantor and its counsel, accountants, representatives and agents, or (viii) such disclosure is pursuant to Section 38(c). Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that, except as provided above, no party may disclose the name of or identifying information with respect to Seller, Guarantor, Buyer, their Affiliates or any other Indemnified Party, or any pricing terms (including, without limitation, the Applicable Margin, Applicable Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the other parties.

(b) In the case of disclosure by Seller, Guarantor or Buyer, other than pursuant to Section 41(a)(i), (iii), (vi) or (vii), the disclosing party shall, to the extent permitted by law, provide the other parties with prior written notice to permit the other party to seek a protective order or to take other appropriate action. The disclosing party shall use commercially reasonable efforts to cooperate in the other party’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Program Documents. If, in the absence of a protective order, the disclosing party or any of its Representatives is compelled as a matter of law to disclose any such information, the disclosing party may disclose to the party compelling disclosure only the part of the Program Documents it is compelled to disclose (in which case, prior to such disclosure, the disclosing party shall, to the extent permitted by law, use commercially reasonable efforts to advise and consult with the other parties and their counsel as to such disclosure and the nature and wording of such disclosure).

(c) Notwithstanding anything in this Agreement to the contrary, Buyer, Guarantor and Seller shall comply, in all material respects, with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Underlying Assets and/or any applicable terms of this Agreement. Seller, Guarantor and Buyer shall notify the other parties promptly following discovery of any breach or compromise in any material respect of any applicable requirements of law with respect to the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the other parties. Seller, Guarantor and Buyer shall provide such notice to the other parties by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

42. SERVICING

(a) Subject to subsection (d) below, the Guarantor covenants to maintain or cause the servicing of the Underlying Assets to be maintained in conformity with Accepted Servicing Practices and pursuant to the related underlying Servicing Agreement, if any. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the termination thereof by Buyer pursuant to subsection (d) below, (ii) the date on which all the Obligations have been paid in full, or (iii) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity.

(b) During the period the Guarantor is servicing the Underlying Assets for Buyer, (i) the Guarantor agrees that Buyer is the owner of all Servicing Records relating to Underlying Assets that have not been repurchased, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Underlying Loans (the “Servicing Records”), (ii) the Guarantor grants Buyer a security interest in all servicing fees and rights relating to the Underlying Assets that have not been repurchased and all Servicing Records to secure the obligation of the Guarantor or its designee to service in conformity with this Section 42 and any other obligation of the Guarantor to Buyer, and (iii) Guarantor shall (or if Guarantor is not the Servicer, shall cause the Servicer to) deposit all collections received on account of the Underlying Loans in accordance with the provisions of Section 7. At all times during the term of this Agreement, the Guarantor covenants to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including the Custodian) at Buyer’s reasonable request. It is understood and agreed by the parties that prior to an Event of Default, Guarantor, as servicer shall retain the servicing fees with respect to the Underlying Assets.

(c) If any Underlying Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than the Guarantor (a “Subservicer”), or if the servicing of any Underlying Asset is to be transferred to a Subservicer, the Guarantor shall provide a copy of the related servicing agreement and an Instruction Letter executed by such Subservicer (collectively, the “Servicing Agreement”) to Buyer at least one (1) Business Day prior to such Purchase Date or transfer date, as applicable, which Servicing Agreement shall be in form and substance reasonably acceptable to Buyer. In addition, the Guarantor shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Underlying Loans, which consent may not unreasonably be withheld or delayed.

(d) After the Purchase Date, until the Repurchase Date, the Guarantor will have no right to modify or alter the terms of the Underlying Loan or consent to the modification or alteration of the terms of any Underlying Loan, except as required by law, Agency Guidelines, FHA Regulations, requirements for VA Loans, Rural Housing Service Regulations, Accepted Servicing Practices, any Program Documents or other requirements, and the Guarantor will have no obligation or right to repossess any Underlying Loan or substitute another Underlying Loan, except as provided in any Custodial Agreement or any Program Document, including, without limitation, Section 16 of this Agreement.

(e) The Guarantor shall permit Buyer to inspect upon reasonable prior written notice at a mutually convenient time the Guarantor’s servicing facilities, as the case may be, for the purpose of satisfying Buyer that the Guarantor has the ability to service the Underlying Loans as provided in this Agreement. In addition, with respect to any Subservicer which is not an Affiliate of the Guarantor, the Guarantor shall use its best efforts to enable Buyer to inspect the servicing facilities of such Subservicer.

(f) Guarantor retains no economic rights to the servicing of the Underlying Assets; provided that Guarantor shall continue to service the Underlying Assets hereunder as part of its Obligations hereunder. As such, Guarantor expressly acknowledges that the Underlying Assets are sold to Buyer on a “servicing released” basis.

(g) Servicer shall subservice such Underlying Assets on behalf of Buyer for a term commencing as of the related Purchase Date and which shall automatically terminate without notice on the earlier of (a) thirty (30) days after the related Purchase Date, or if longer, the term of the relevant Transaction, or the Repurchase Date set forth in the applicable Confirmation with respect to a Underlying Asset or (b) the Repurchase Date with respect to a Underlying Asset (such term, the “Servicing Term”). If the Servicing Term expires with respect to any Underlying Asset for any reason other than Guarantor repurchasing such Underlying Asset, then such Servicing Term shall automatically terminate if not renewed by Buyer; provided, that Buyer shall be deemed to have renewed such Servicing Term if Buyer enters into a new Transaction or extends the Transaction, in respect of such Underlying Asset. In connection with any such renewal, Servicer shall continue to interim service the Underlying Assets for a thirty (30) day extension period, an additional Servicing Term, (an “Extension Period”). For the avoidance of doubt, upon expiration of the Servicing Term (including the expiration of any Extension Period) with respect to any Underlying Asset, Guarantor shall have no right to service the related Underlying Asset nor shall Buyer have any obligation to extend the Servicing Term (or continue to extend the Servicing Term). Buyer shall have the right to immediately terminate the Servicer at any time following the occurrence of any event described in Section 19 hereof (a “Servicer Termination Event”). If such Servicing Term is not extended by Buyer or if Buyer has terminated Servicer as a result of a Servicer Termination Event, Servicer shall transfer such servicing to Buyer or its designee at no cost or expense to Buyer. Servicer shall hold or cause to be held all Escrow Payments collected with respect to the Underlying Assets it is subservicing on behalf of Buyer in segregated accounts for the sole benefit of the Mortgagors and shall apply the same for the purposes for which such funds were collected. If Servicer should discover that, for any reason whatsoever, it has failed to perform fully its servicing obligations with respect to the Underlying Assets it is subservicing on behalf of Buyer, Guarantor shall promptly notify Buyer.

43. PERIODIC DUE DILIGENCE REVIEW

Each of the Seller and Guarantor acknowledge that Buyer has the right to perform continuing Due Diligence Reviews with respect to the Underlying Assets and Seller and Guarantor, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and each of the Seller and Guarantor agree that upon reasonable (but no less than three (3) Business Days’) prior notice to the Seller and Guarantor (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Underlying Assets in the possession, or under the control, of the Seller, Guarantor and/or the Custodian. Provided that no Event of Default has occurred and is continuing, Buyer agrees that it shall exercise commercially reasonable efforts, in the conduct of any such due diligence, to minimize any disruption to Seller’s or Guarantor’s normal course of business. Each of the Seller and Guarantor also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Underlying Assets. Without limiting the generality of the foregoing, each of the Seller and Guarantor acknowledge that Buyer shall purchase Participation Interests in the Underlying Loans from the Seller based solely upon the information provided by the Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete Due Diligence Review on some or all of the Underlying Assets, including, without limitation, ordering new broker’s price opinions, new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Underlying Loan. Buyer may underwrite such Underlying Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Guarantor agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with reasonable access to any and all documents, records, agreements, instruments or information relating to such Underlying Assets in the possession, or under the control, of the Guarantor. In addition, Buyer has the right to perform continuing Due Diligence Reviews of Underlying Assets for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise. The Seller, Guarantor and Buyer further agree that all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 43 shall be paid by the Seller and Guarantor subject to the limitations of Section 23(b) of this Agreement and that, unless an Event of Default has occurred and is continuing, Buyer shall be limited to one (1) on-site visits in any calendar year.

44. SET-OFF

In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, without prior notice to the Seller or Guarantor (except for such notice and right to cure as may be specifically provided hereunder in connection with certain Events of Default), any such notice being expressly waived by the Seller or Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by the Seller or Guarantor hereunder (whether at the stated

maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of the Seller or Guarantor only to the extent specifically relating to this Agreement, the other Program Documents or the Transactions described hereunder. Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer to the Seller or Guarantor, against all of the Seller’s or Guarantor’s obligations to Buyer, under this Agreement or under any other Program Documents, if such obligations of the Seller or Guarantor are then due, without prejudice to Buyer’s right to recover any deficiency. Buyer agrees promptly to notify the Seller and Guarantor after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

45. ENTIRE AGREEMENT

This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party hereto.

46. SINGLE PURPOSE ENTITY

Seller shall (i) own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement and any other Program Documents, (ii) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than as otherwise permitted under this Agreement, (iii) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the purchase of Underlying Loans under the Program Documents, (iv) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets, (v) comply with the provisions of its governing documents, (vi) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its governing documents without the prior written consent of Buyer, (vii) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law); (viii) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other, (ix) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent, (x) not engage in or suffer any Change of Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), (xi) not commingle its funds or other assets with those of any Affiliate or any other Person (other than ordinary course commingling of funds, which commingled funds are promptly remitted to the appropriate account of Seller as set forth herein) and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others, (xii) maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (xiii) not hold itself out to be responsible for the debts or obligations of any other Person, (xiv) not, without the prior unanimous written consent of all of its members and its Independent Directors take any Act of Insolvency and when voting on such matters the members shall consider only the interests of Seller, including its creditors, (xv) not enter into any transaction with any Affiliate (other than the Program Documents) except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction, (xvi) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate, (xvii) not pledge its assets to secure the obligations of any other Person (other than pursuant to the Program Documents), (xviii) have at all times at least one (1) Independent Director, and (xix) provide Buyer at least [***] prior written notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and any Independent Director of the Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any of its Affiliates.

47. AMENDMENT AND RESTATEMENT

The parties hereto desire to enter into this Agreement in order to amend and restate the Existing Agreement in its entirety. As of the date hereof, the terms and provisions of the Existing Agreement shall be and hereby are amended, superseded and restated in their respective entireties by the terms and provisions of this Agreement. This Agreement is not intended to, and shall not, effect a novation of any of the obligations of the parties to the Existing Agreement, but shall merely be an amendment and restatement of the terms governing such obligations.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ROCKET MORTGAGE, LLC, as Guarantor

By: /s/ Pete Mareskas Name: Panayiotis “Pete” Mareskas Title: Treasurer

RCKT MORTGAGE SPE-D, LLC, as Seller

By: /s/ Pete Mareskas Name: Panayiotis “Pete” Mareskas Title: Authorized Representative

BANK OF MONTREAL, as Buyer

By: /s/ Ari Lash Name: Ari Lash Title: Managing Director

Schedule 1-A

REPRESENTATIONS AND WARRANTIES RE: UNDERLYING LOANS

Eligible Loans

For purposes of this Schedule 1-A and the representations and warranties set forth herein, a breach of a representation or warranty will be deemed to have been cured with respect to an Underlying Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Underlying Loan as determined by Buyer in its reasonable discretion. Seller represents and warrants to Buyer that as to each Underlying Loan that is subject to a Transaction hereunder, the Seller hereby makes the following representations and warranties to Buyer as of the Purchase Date and as of each date such Underlying Loan is subject to a Transaction:

(a) Underlying Loans as Described. The information set forth in the Loan Schedule with respect to the Underlying Loan is complete, true and correct in all material respects as of the Purchase Date.

(b) Payments Current. No payment required under the Underlying Loan is 30 days or more delinquent nor has any payment under the Underlying Loan been 30 days or more delinquent at any time since the origination of the Underlying Loan.

(c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and, other than with respect to Second Lien Loans, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid or are not delinquent, or an escrow of funds (for Underlying Loans other than Cooperative Loans) has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable and delinquent. To Seller’s or Guarantor’s knowledge, with respect to Second Lien Loans, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid or are not delinquent, or an escrow of funds (for Underlying Loans other than Cooperative Loans) has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable and delinquent. Other than with respect to Second Lien Loans, neither Seller nor Guarantor has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Underlying Loan (other than Second Lien Loans), except for interest accruing from the date of the Note or date of disbursement of the Underlying Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest.

(d) Original Terms Unmodified. The terms of the Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian or to such other Person as Buyer shall designate in writing, and the terms of which are reflected in the Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy (other than with respect to DSCR Loans) and the title insurer, if any, to the extent required by the policy, and, with respect to RHS Loans, has been approved by the RHS to the extent required by the Rural Housing Service Guaranty, and its terms are reflected on the Loan Schedule, if applicable. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the issuer of any related PMI Policy (other than with respect to DSCR Loans) and the title insurer, to the extent required by the policy, and with respect to any RHS

Loan, the RHS to the extent required by the Rural Housing Service Guaranty, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as Buyer shall designate in writing and the terms of which are reflected in the Loan Schedule.

(e) No Defenses. The Note and the Mortgage are not subject to any right of rescission, set‑off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set‑off, counterclaim or defense, including without limitation the defense of usury and no such right of rescission, set‑off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Underlying Loan was originated.

(f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property (other than Mortgaged Property subject to a Second Lien Loan) are insured by a generally acceptable insurer against loss by fire, hazards covered by extended coverage insurance and such other hazards as are provided for in the applicable Agency, FHA, VA, RHS or HUD guidelines, as well as all additional requirements set forth in the Agency Guidelines or the Guarantor’s Underwriting Guidelines. With respect to Mortgaged Property subject to a Second Lien Loan, on the origination date such Mortgaged Property was covered by a generally acceptable insurer against loss by fire, hazards covered by extended coverage insurance and such other hazards as are provided for in the applicable Agency, FHA, VA, RHS or HUD guidelines, as well as all additional requirements set forth in the Agency Guidelines or the Guarantor’s Underwriting Guidelines. If required by the Flood Disaster Protection Act of 1973, as amended, the related Mortgaged Property is covered by a flood insurance policy meeting the applicable requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to the applicable Agency, FHA, VA, RHS or HUD guidelines or Guarantor’s Underwriting Guidelines. All individual insurance policies (other than individual insurance policies relating to Second Lien Loans) contain a standard mortgagee clause naming the Guarantor and their respective successors and assigns as mortgagee, and all premiums due and owing thereon have been paid. The Mortgage (other than Mortgages related to Second Lien Loans) obligates the Mortgagor thereunder to maintain all such insurance policies at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Guarantor has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, to Guarantor’s knowledge, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Guarantor, in any case, to the extent it would impair coverage under any such policy.

(g) Compliance with Applicable Law. Except with respect to DSCR Loans, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, anti-predatory lending laws, laws covering fair housing, fair credit reporting, community reinvestment, homeowners equity protection, equal credit opportunity, mortgage reform and disclosure laws or unfair and deceptive practices laws applicable to the origination and servicing of such Underlying Loan have been complied with in all material respects, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. With respect to DSCR Loans, any and all requirements of any federal, state or local law applicable to the origination and servicing of such Underlying Loan have been complied with in all material respects, and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Guarantor shall maintain in its possession, available for Buyer’s inspection, evidence of compliance with all requirements set forth herein.

(h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded (except with respect to subordination of a Second Lien Loan to the first priority lien or security interest), in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination or rescission (except with respect to subordination of a Second Lien Loan to the first priority lien or security interest) other than in the case of a release of a portion of the land comprising a Mortgaged Property or a release of a blanket Mortgage which release will not cause the Underlying Loan to fail to satisfy the applicable Agency Guidelines. Guarantor has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Underlying Loan to be in default, nor has the Guarantor waived any default resulting from any action or inaction by the Mortgagor.

(i) Valid First Lien or Second Lien. Each Mortgage is a valid and subsisting First Lien (or with respect to a Second Lien Loan, a Second Lien) on a single parcel or multiple contiguous parcels of real estate included in the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Underlying Loan, which exceptions are generally acceptable to prudent mortgage lending companies, the exceptions set forth below and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. The lien of the Mortgage is subject to (collectively, “Permitted Liens”):

(i) the lien of current real property taxes and assessments not yet delinquent.

(ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Underlying Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Underlying Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

(iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property, and which will not prevent realization of the full benefits of any Rural Housing Service Guaranty; and

(iv) with respect to Second Lien Loans, the related first lien Mortgage.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Underlying Loan establishes and creates a valid, subsisting, enforceable and First Lien (or with respect to a Second Lien Loan, a Second Lien) and first (or with respect to a Second Lien Loan, second)

priority security interest on the property described therein and each of Seller and Guarantor, as applicable, has full right to pledge and assign the same to Buyer.

(j) Validity of Mortgage Documents. The Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with an Underlying Loan are genuine (or in the case of an eNote, the copy of the eNote transmitted to Custodian’s eVault is the Authoritative Copy), and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles. All parties to the Note, the Mortgage and any other such related agreement had legal capacity to enter into the Underlying Loan and to execute and deliver the Note, the Mortgage and any such agreement, and the Note, the Mortgage and any other such related agreement have been duly and properly executed by other the applicable related parties. No fraud or error, omission, misrepresentation, negligence or similar occurrence with respect to an Underlying Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Underlying Loan or in any mortgage or flood insurance, if applicable, in relation to such Underlying Loan. The Guarantor has reviewed all of the documents constituting the Mortgage File and has made such inquiries as they deem necessary to make and confirm the accuracy of the representations set forth herein. Except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

(k) Full Disbursement of Proceeds. Except with respect to HELOCs, the Underlying Loan has been closed and the proceeds of the Underlying Loan have been fully disbursed to or for the account of the Mortgagor and there is no further requirement for future advances thereunder and any and all requirements as to completion of any on‑site or off‑site improvement and as to disbursements of any escrow funds therefor have been complied with (other than as permitted under the applicable Underwriting Guidelines). All costs, fees and expenses incurred in making or closing the Underlying Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Note or Mortgage (excluding refunds that may result from escrow analysis adjustments).

(l) Ownership. Guarantor is the sole owner and holder of bare legal title to the Underlying Loans and the indebtedness evidenced by the Note. Seller is the sole owner and holder of 100% of the economic, beneficial and equitable interests in the Underlying Loans. Seller has full right to pledge its rights with respect to the Participation Certificate and the Underlying Loans to Buyer free and clear of any encumbrance, equity, participation interest (other than the Participation Interests), lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell or otherwise transfer the Underlying Loan and following the sale of the Participation Interests in such Underlying Loan, Buyer will own such Participation Interest in the Underlying Loan free and clear of any encumbrance, equity, participation interest (other than the Participation Interests), lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement, subject to Takeout Commitments. Neither Seller nor Guarantor has pledged such Underlying Loan under any other repurchase agreement or other financing arrangement.

(m) Doing Business. All parties which have had any interest in the Underlying Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, except , in the case of DSCR Loans, to the extent that failure to be so licensed would not give rise to any claim against the Buyer; provided, however, that the Seller will only be deemed to be in breach of this representation in the event that the noncompliance resulted in foreclosure or ultimate realization on the Mortgage Note being precluded or where, upon foreclosure, specific costs could be attributed to noncompliance, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, (D) not doing business in such state, or (E) not otherwise required to be qualified to do business in such state.

(n) Title Insurance. Other than with respect to a Cooperative Loan, the Underlying Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans or reverse mortgage loans, as applicable, in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or with respect to any Underlying Loan for which the related Mortgaged Property is located in California a CLTA lender’s title insurance policy, or other generally acceptable form of policy, wrapper or insurance acceptable to the applicable Agency, FHA, VA, RHS or HUD or (iii) with respect to Second Lien Loans, a property report that includes a title insurance wrapper, and each such title insurance policy or title insurance wrapper is issued by a title insurer acceptable to the applicable Agency, FHA, VA, RHS or HUD and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Guarantor, its successors and assigns, as to the first priority lien or second priority lien, as applicable, of the Mortgage in the original principal amount of the Underlying Loan, subject only to the exceptions contained in clauses (i), (ii), (iii) and (iv) of paragraph (i) of this Schedule 1-A, and in the case of Adjustable Rate Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Guarantor, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including Guarantor, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Guarantor.

(o) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither Guarantor nor any of its predecessors, have waived any default, breach, violation or event which would permit acceleration.

(p) No Mechanics’ Liens. At origination, there were no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal to, the lien of the related Mortgage.

(q) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except those which are insured against by the related title insurance policy. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.

(r) Origination. Except with respect to DSCR Loans, the Underlying Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Principal payments on the Underlying Loan commenced no more than 60 days after funds were disbursed in connection with the Underlying Loan. The Mortgage Interest Rate as well as the lifetime rate cap and the periodic cap are as set forth on the Loan Schedule, as applicable. Except with respect to DSCR Loans, the Note is payable in equal monthly installments of principal and interest (subject to an “interest only” period in the case of Interest Only Loans), which installments of interest, (i) with respect to Adjustable Rate Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each date on which an adjustment to the Mortgage Interest Rate with respect to each Underlying Loan becomes effective and (ii) with respect to Interest Only Loans, are subject to change on the Interest Only Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Only Adjustment Date, in each case, with interest calculated and payable in arrears, sufficient to amortize the Underlying Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. The Due Date of the first payment under the Note is no more than 60 days from the date of the Note.

(s) Payment Provisions. Except with respect to HELOCs and DSCR Loans, principal payments on the Underlying Loan commenced no more than sixty days after the proceeds of the Underlying Loan were disbursed. Other than with respect to HELOCs, with respect to each Underlying Loan, the Note is payable on the first day of each month in Monthly Payments. The Note does not permit negative amortization. There are no convertible Underlying Loans which contain a provision allowing the Mortgagor to convert the Note from an adjustable interest rate Note to a fixed interest rate Note.

(t) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. Upon default by a Mortgagor on an Underlying Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Underlying Loan will be able to deliver good and merchantable title (subject to in the case of a Second Lien Loan, the first lien Mortgage of the first lien loan related thereto) to the Mortgaged Property, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption. There is no homestead or other exemption available to the Mortgagor that would interfere with the right to sell the related Mortgaged Property at a trustee’s sale or the right to foreclose on the related Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption.

(u) Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices and servicing used by Guarantor with respect to each Note and Mortgage are in compliance in all material respects with Accepted Servicing Practices and applicable law. The Underlying Loan has been serviced by Guarantor and any predecessor servicer in accordance with the terms of the Note. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Guarantor and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. Each escrow of funds that has been established is not prohibited by applicable law. No escrow deposits or Escrow Payments or other charges or payments due Guarantor have been capitalized under the Mortgage or the Note. All Mortgage Interest Rate adjustments have been made in strict compliance with applicable state and federal law and the terms of the related Note. Any interest required to be paid on escrowed funds pursuant to state, federal and local law has been properly paid and credited.

(v) Conformance with Underwriting Guidelines and Agency Guidelines. The Underlying Loan was underwritten in accordance with the applicable Agency Guidelines or Underwriting Guidelines. The Note and Mortgage (exclusive of any riders), except with respect to Second Lien Loans, are on forms similar to those used by or acceptable to the applicable Agency, FHA, VA or HUD, as applicable, and Guarantor has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.

(w) No Additional Collateral. The Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (i) above. No Underlying Loan is cross-collateralized or is subject to a cross-default provision with any mortgage loan that is not an Underlying Loan.

(x) Appraisal. Unless the applicable Agency, FHA, VA, RHS or HUD requires otherwise, and except for Second Lien Loans, the Mortgage File contains an appraisal of the related Mortgaged Property or Cooperative Unit which satisfied the applicable standards of Fannie Mae and Freddie Mac and was made and signed not more than one hundred eighty (180) days prior to the approval of the Loan application by a qualified appraiser, duly appointed by Guarantor or the originator of the Underlying Loan, who had no interest, direct or indirect in the Mortgaged Property or Cooperative Unit or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Underlying Loan, and the appraisal and appraiser both satisfy the requirements of the applicable Agency, FHA, VA, RHS or HUD and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Underlying Loan was originated. With respect to Second Lien Loans, a Review Appraisal approved by Buyer in its sole discretion was conducted and executed prior to the funding of such Second Lien Loan by a qualified appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan secured thereby, and whose compensation is not affected by the approval of disapproval of the Second Lien Loan. Guarantor makes no representation or warranty regarding the value of the Mortgaged Property or Cooperative Unit.

(y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(z) Delivery of Mortgage Documents. The Note, the Mortgage, the Assignment of Mortgage (other than for a MERS Loan) and any other documents required to be delivered under the Custodial Agreement for each Underlying Loan (other than Wet-Ink Loans) have been delivered to the Custodian, and Control of any eMortgage Loan that is an Underlying Asset has been transferred to the Custodian as agent for Buyer, except as otherwise provided in the Custodial Agreement. Guarantor is, or an agent of Guarantor is, in possession of a complete, true and materially accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals of which have been delivered to the Custodian and except as otherwise provided in the Custodial Agreement.

(aa) No Buydown Provisions; No Graduated Payments or Contingent Interests. Except for Underlying Loans made in connection with employee relocations, no Underlying Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by the Guarantor, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. Except for Underlying Loans made in connection with employee relocations, the Underlying Loan is not a graduated payment Underlying Loan and the Underlying Loan does not have a shared appreciation or other contingent interest feature. Such employee relocation Underlying Loans are identified on the related Loan Schedule.

(bb) Mortgagor Acknowledgment. Except with respect to DSCR Loans, the Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials to the extent required by applicable law with respect to the making of fixed rate Underlying Loans and Adjustable Rate Loans and rescission materials with respect to refinanced Underlying Loans. Guarantor shall maintain such statement in the Mortgage File.

(cc) No Construction Underlying Loans. No Underlying Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade in or exchange of a Mortgaged Property.

(dd) Acceptable Investment. To Seller’s or Guarantor’s actual knowledge, there are no specific circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor’s credit standing that are reasonably expected to (i) cause private institutional investors which invest in loans similar to the Underlying Loan, to regard the Underlying Loan as an unacceptable investment, or (ii) adversely affect the value of the Underlying Loan in comparison to similar loans.

(ee) LTV, PMI Policy. Except as approved by one of the Agencies, FHA, VA, RHS or HUD, no First Lien Loan has an LTV greater than 100%. No Second Lien Loan has an LTV greater than 90%. If required by the applicable Agency, FHA, VA, RHS or HUD, the Underlying Loan is insured by a PMI Policy. All provisions of any PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Underlying Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Underlying Loan as set forth on the Loan Schedule is net of any such insurance premium.

(ff) Capitalization of Interest. The Note does not by its terms provide for the capitalization or forbearance of interest.

(gg) No Equity Participation. Except with respect to DSCR Loans, no document relating to the Underlying Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and each of Seller and Guarantor does not own directly or indirectly any equity of any form in the Mortgaged Property or the Mortgagor.

(hh) Proceeds of Underlying Loan. The proceeds of the Underlying Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or Guarantor, except in connection with a refinanced Underlying Loan.

(ii) Origination Date. The origination date is no earlier than ninety (90) days prior to the related Purchase Date.

(jj) No Exception. Custodian has not noted any material Exceptions on a Custodial Loan Transmission with respect to the Underlying Loan which would materially adversely affect the Underlying Loan or Buyer’s interest in the Underlying Loan.

(kk) Occupancy of Mortgaged Property or Cooperative Unit. Except with respect to DSCR Loans, the occupancy status of the Mortgaged Property or Cooperative Unit is in accordance with Agency Guidelines. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property or Cooperative Unit and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

(ll) Transfer of Underlying Loans. Except with respect to Underlying Loans registered with MERS and Cooperative Loans, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. With respect to each Cooperative Loan, the UCC-3 assignment is in a form suitable for filing in the jurisdiction in which the Mortgaged Property is located.

(mm) Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the origination of the Underlying Loan have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. With respect to each Underlying Loan other than a Cooperative Loan or a Second Lien Loan, the lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien (or with respect to a Second Lien Loan, second lien) priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to the applicable Agency, FHA, VA, RHS or HUD, as applicable. Except in the case of a HELOC, the consolidated principal amount does not exceed the original principal amount of the Underlying Loan. In the case of a HELOC, the consolidated principal amount of the Underlying Loan does not exceed the Credit Limit of the HELOC.

(nn) No Balloon Payment. No Underlying Loan has a balloon payment feature.

(oo) Condominiums/ Planned Unit Developments. Except with respect to DSCR Loans, if the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to the applicable Agency, FHA, VA, RHS or HUD or (ii) located in a condominium or planned unit development project which has received project approval from the applicable Agency, FHA, VA, RHS or HUD. The representations and warranties required by the applicable Agency, FHA, VA, RHS or HUD with respect to such condominium or planned unit development have been satisfied and remain true and correct.

(pp) Downpayment. The source of the down payment with respect to each Underlying Loan has been verified in accordance with applicable Agency Guidelines.

(qq) Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened in writing for the total or partial condemnation of the Mortgaged Property or Cooperative Unit. The Mortgaged Property or Cooperative Unit is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the

Mortgaged Property or Cooperative Unit as security for the Underlying Loan or the use for which the premises were intended and each Mortgaged Property or Cooperative Unit is in good repair.

(rr) No Violation of Environmental Laws. To the knowledge of Seller or Guarantor, there exists no violation of any local, state or federal environmental law, rule or regulation with respect to the Mortgaged Property. To the knowledge of Seller or Guarantor, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue.

(ss) Location and Type of Mortgaged Property. Other than with respect to a leasehold estate, the Mortgaged Property is a fee simple property located in the state identified in the Loan Schedule. Any Mortgaged Property that is a leasehold estate meets the guidelines of the applicable Agency, FHA, VA, RHS or HUD, as applicable. The Mortgaged Property consists of a single parcel or multiple contiguous parcels of real property with a detached single family residence erected thereon, a townhouse, or a Manufactured Home (with respect to a Manufactured Home Loan), or a Cooperative Unit in a Cooperative Project or a two to four-family dwelling, or an individual condominium in a low rise or high-rise condominium, or an individual unit in a planned unit development or a de minimis planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a Manufactured Home (in each case, other than a Manufactured Home that meets the criteria set forth in the definition of Manufactured Home Loan); provided, however, that any condominium or planned unit development shall not fall within any of the “Ineligible Projects” of part VIII, Section 102 of the Fannie Mae Guide and shall conform with the Agency Guidelines. The Mortgaged Property is not raw land. Except with respect to DSCR Loans, as of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the entire Mortgaged Property has not been altered for commercial purposes and no portion of the Mortgaged Property is storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. With respect to Second Lien Loans, the related Mortgaged Property is not an investment property and shall be used as a primary or secondary residence only.

(tt) Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Underlying Loan in the event that the Mortgaged Property or Cooperative Unit, as applicable, is sold or transferred without the prior written consent of the mortgagee thereunder.

(uu) Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified Seller or Guarantor, and each of Seller and Guarantor has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(vv) No Denial of Insurance. No action, inaction, or event has occurred and, to the extent required to be maintained under the related Underlying Loan, no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, primary mortgage guaranty insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Guarantor or any designee of Guarantor or any corporation in which Guarantor or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(ww) Leaseholds. With respect to any ground lease to which a Mortgaged Property is subject, (1) a true, correct and complete copy of the ground lease and all amendments, modifications and supplements thereto is included in the Servicing File, and the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (2) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise except as contained in the Mortgage File, (3) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the Purchase Date, (4) the Mortgagor enjoys quiet and peaceful possession of the leasehold estate, subject to any sublease, (5) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances that, with the passage of time or the giving of notice, or both, would result in a default under such ground lease, (6) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed, (7) the lessor under such ground lease has satisfied any repair or construction obligations due as of the Purchase Date pursuant to the terms of such ground lease, (8) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease, (9) the ground lease term extends, or is automatically renewable, for at least five years after the maturity date of the Note; (10) the Buyer has the right to cure defaults on the ground lease and (11) the ground lease meets the guidelines of the applicable Agency, FHA, VA, RHS or HUD, as applicable.

(xx) Prepayment Penalty. Except with respect to DSCR Loans, no Underlying Loan is subject to a prepayment penalty.

(yy) Predatory Lending Regulations; High Cost Loans. No Underlying Loan (i) is classified as a High Cost Loan, or (ii) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions).

(zz) Tax Service Contract. Except with respect to any Second Lien Loan, Guarantor has obtained a life of loan, transferable real estate tax service contract with an approved tax service contract provider on each Underlying Loan and such contract is assignable without penalty, premium or cost to Buyer.

(aaa) Flood Certification Contract. Guarantor has obtained a life of loan, transferable flood certification contract for each Underlying Loan and such contract is assignable without penalty, premium or cost to Buyer.

(bbb) Recordation. Each original Mortgage was recorded or has been sent for recordation, and, except for those Underlying Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to Buyer) have been recorded or sent for recordation in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Mortgagor, or is in the process of being recorded.

(ccc) Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to an Underlying Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.
(ddd) Single-Premium Credit Life Insurance. In connection with the origination of any Underlying Loan, no proceeds from any Underlying Loan were used to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement through Guarantor as a condition of obtaining the extension of credit. No proceeds from any Underlying Loan were used at the closing of such loan to purchase single premium credit insurance policies (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreements as part of the origination of, or as a condition to closing, such Underlying Loan.

(eee) FHA Mortgage Insurance, VA Loan Guaranty, Rural Housing Service Guaranty. With respect to each Agency Eligible Loan that is an FHA Loan, the FHA Mortgage Insurance Contract is, or when issued will be, in full force and effect and to Seller’s or Guarantor’s knowledge, there exists no circumstances with respect to such FHA Loan that would permit the FHA to deny coverage under such FHA Mortgage Insurance. With respect to each Agency Eligible Loan that is a VA Loan, the VA Loan Guaranty Agreement is, or when issued will be, in full force and effect. With respect to each Agency Eligible Loan that is an RHS Loan, the Rural Housing Service Guaranty is, or when issued will be, in full force and effect. All necessary steps on the part of Guarantor have been taken to keep such guaranty or insurance valid, binding and enforceable and to Seller’s or Guarantor’s knowledge, each is the binding, valid and enforceable obligation of the FHA, the VA and the RHS, respectively, without currently applicable surcharge, set off or defense.

(fff) Qualified Mortgage. Except with respect to a Non-QM Loan, a HELOC and a DSCR Loan, each Underlying Loan satisfied the following criteria: (i) such Underlying Loan is a Qualified Mortgage, and (ii) such Underlying Loan is supported by documentation that evidences compliance with the QM Rule or the Ability to Repay Rule, as applicable.

(ggg) Borrower Benefit. Each HARP Loan, as of the date of origination, meets the applicable borrower benefit requirements as defined by the applicable Agency subject to any exceptions or variances provided to Guarantor.

(hhh) Cooperative Loans. With respect to each Cooperative Loan, Guarantor and Seller each represents and warrants:

(1) the Cooperative Loan is secured by a valid, subsisting, enforceable and perfected first lien (or with respect to a Second Lien Loan, second lien) on the Cooperative Shares issued to the related Mortgagor with respect to such Cooperative Loan, subject only to the Cooperative Corporation’s lien against such corporation stock, shares or membership certificate for unpaid assessments of the Cooperative Corporation to the extent required by applicable law. Any Security Agreement, chattel mortgage or equivalent document related to and delivered in connection with the Cooperative Loan establishes and creates a valid, subsisting and enforceable first (or with respect to a Second Lien Loan, second) lien and first (or with respect to a Second Lien Loan, second) priority security interest on the property described therein and Guarantor has full right to sell and assign the same to Buyer. The Cooperative Unit was not, as of the date of origination of the Cooperative Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Security Agreement.

(2) (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.

(3) There is no proceeding pending or threatened for the total or partial condemnation of the building owned by the applicable Cooperative Corporation (the “Underlying Mortgaged Property”). The Underlying Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Underlying Mortgaged Property as security for the mortgage loan on such Underlying Mortgaged Property (the “Cooperative Mortgage”) or the use for which the premises were intended.

(4) There is no default, breach, violation or event of acceleration existing under the Cooperative Mortgage or the mortgage note related thereto and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.

(5) The Cooperative Corporation has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. The Cooperative Corporation has requisite power and authority to (i) own its properties, and (ii) transact the business in which it is now engaged. The Cooperative Corporation possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which is now engaged.

(6) The Cooperative Corporation complies in all material respects with all applicable legal requirements. The Cooperative Corporation is not in default or violation of any order, writ, injunction, decree or demand of any governmental authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of the Cooperative Corporation.

(7) The Cooperative Note, the Security Agreement, the Cooperative Shares, the Proprietary Lease or occupancy agreement, and any other documents required to be delivered under the Custodial Agreement for each Cooperative Loan have been delivered to Custodian, except as otherwise provided in the Custodial Agreement.

(8) The Security Agreement contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Cooperative Shares of the benefits of the security provided thereby.

(9) As of the date of origination of the Cooperative Loan, the related Cooperative Project is insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Cooperative Project is located or as provided in the applicable Agency, FHA, VA, RHS or HUD guidelines.

(iii) RHS Loans. With respect to each RHS Loan:

(1) All parties which have had any interest in such RHS Loan, whether as mortgagee or assignee, are (or, during the period in which they held and disposed of such interest, were) Rural Housing Service Approved Lenders;

(2) The Mortgage is guaranteed by the RHS to the maximum extent permitted by law and all necessary steps have been taken to make and keep such guaranty valid, binding and enforceable and the applicable guaranty agreement is the binding, valid and enforceable obligation of the RHS, to the full extent thereof, without surcharge, set-off or defense;

(3) In the case of an RHS Loan, no claim for guarantee has been filed;

(4) No Underlying Loan is (a) a Section 235 subsidy loan (24 C.F.R. 235), or a graduated loan under Section 245 (24 C.F.R. 203.45 and 24 C.F.R. 203.436), (b) an advance claim loan, or (c) a VA vendee loan;

(5) Neither Guarantor, its servicer, nor any prior holder or servicer of the Underlying Loan has engaged in any action or inaction which would result in the curtailment of a payment (or nonpayment thereof) by the RHS; and

(6) All actions required to be taken by Guarantor or the related Qualified Originator (if different from Guarantor) to cause Buyer, as owner of the RHS Loan, to be eligible for the full benefits available under the applicable insurance or guaranty agreement have been taken by such entity.

(jjj) CEMA Loans. With respect to each Underlying Loan which is a CEMA Loan, Guarantor or Servicer has possession or control of, and maintains in its Servicing Records, the originals of each promissory note or other evidence of indebtedness related to such CEMA Loan (other than CEMA Consolidated Notes which have been delivered to the Custodian), including, without limitation all previous promissory notes or other evidence of indebtedness referenced in the Consolidation, Extension and Modification Agreement or CEMA Consolidated Note and any gap, new money or other similar promissory notes or other evidence of indebtedness of the related mortgagor/borrower. The Consolidation, Extension and Modification Agreement complies with all applicable laws and is in a form generally acceptable for sale in the secondary market.

(kkk) eNotes. With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:

(i) the eNote bears a digital or electronic signature;

(ii) the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;

(iii) there is a single Authoritative Copy of the eNote, as applicable and within the meaning of Section 9-105 of the UCC or Section 16 of the UETA, as applicable, that is held in the eVault;

(iv) the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;

(v) the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Buyer;

(vi) the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of Custodian;

(vii) the Servicing Agent status of the eNote on the MERS eRegistry is blank;

(viii) there is no Control Failure, eNote Replacement Failure or Unauthorized Servicing Modification with respect to such eNote;

(ix) the eNote is a valid and enforceable Transferable Record or comprises “general intangible” or “payment intangible” as defined under the UCC;

(x) there is no defect with respect to the eNote that would result in Buyer having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record;

(xi) there is no paper copy of the eNote in existence nor has the eNote been papered-out; and

(xii) the Subservicer Field status of the eNote on the MERS eRegistry is blank.

(lll) MERS Loans. With respect to each MERS Loan, a MERS Identification Number has been assigned by MERS and such MERS Identification Number is accurately provided on the Loan Schedule. The related Assignment of Mortgage to MERS has been duly and properly recorded. With respect to each MERS Loan, Guarantor has not received any notice of liens (other than Permitted Liens) or legal actions with respect to such Underlying Loan and no such notices have been electronically posted by MERS.

(mmm) Insured Closing Letter. As of the Purchase Date of each Wet Loan, an Approved Title Insurance Company has issued to the Guarantor or Buyer an Insured Closing Letter, copies of which shall be maintained in the possession of Guarantor and provided to Buyer upon request, if required or in Buyer’s reasonable discretion. Among other things, the Insured Closing Letter covers any losses occurring due to the fraud, dishonesty or mistakes of the Settlement Agent. The Insured Closing Letter inures to the benefit of, and the rights thereunder may be enforced by, the Guarantor or other Qualified Originator and its successors and assigns, including Buyer. Notwithstanding the foregoing, no Insured Closing Letter shall be required to be provided to the Buyer (a) where title insurance for the applicable Wet Loan is provided by Rocket Close, LLC and (b) unless the unpaid principal balance of Purchased Loans that constitute Wet Loans, and regarding which an Insured Closing Letter has not been provided, would exceed ten percent (10%) of Guarantor’s Tangible Net Worth measured as of the end of Guarantor’s most recent fiscal quarter.

(nnn) Credit Score and Reporting. As of the Purchase Date, the Mortgagor’s credit score as listed on the Asset Schedule is no more than one hundred twenty (120) days old. Full, complete and accurate information with respect to the Mortgagor’s credit file was furnished to Equifax, Experian and Trans Union Credit Information in accordance with the Fair Credit Reporting Act and its implementing regulations.

(ooo) Single Original Mortgage Note. There is only one originally executed Note; provided, however, that if there is more than one signed note, then each page of such additional note will have “Duplicate,” “Copy” or similar language clearly stamped on it.

(ppp) Regarding the Mortgagor. The Mortgagor is one or more natural persons or a trustee under a “living trust.”

(qqq) Endorsements. Each Note has been endorsed by a duly authorized officer of Guarantor for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement.

(rrr) TRID Compliance. With respect to each Underlying Loan where the Mortgagor’s loan application for the Underlying Loan was taken on or after October 3, 2015 (other than with respect to a HELOC and DSCR Loans), such Underlying Loan was originated in compliance with the TILA-RESPA Integrated Disclosure Rule.

(sss) HELOCs; Revolving Term. With respect to HELOCs, the related Mortgagor may request advances up to the Credit Limit within the time period permitted by the Underwriting Guidelines. Each HELOC provides for an initial period (the “Revolving Period”) during which the Mortgagor is required to make monthly payments of interest payable in arrears and requires repayment of the unpaid principal balance thereof over a period following the Revolving Period (the “Repayment Period”) which is not in excess of the time permitted by the Underwriting Guidelines. As of the Purchase Date no HELOC was in its Repayment Period. The Mortgage Interest Rate on each Underlying Loan adjusts periodically in accordance with the Credit Line Agreement to equal the sum of the index and the related Gross Margin. On each Interest Rate Adjustment Date the Guarantor has made interest rate adjustments on the Underlying Loan which are in compliance with the related Mortgage and Mortgage Note and applicable law.

(ttt) HELOCs; Draws In Compliance With Laws. Each Draw under the HELOC has been disbursed in accordance with all applicable laws, rules, and regulations, including, without limitation, all state and local licensing requirements.

(uuu) HELOCs; Enforcement of Remedies. Each Credit Line Agreement permits the holder to enforce its full remedies, with respect to, among other things, material events of default by the Mortgagor, declines in the value of the related Mortgaged Property and material changes in the Mortgagor’s financial circumstances.

Schedule 1-B

REPRESENTATIONS AND WARRANTIES RE: PARTICIPATION INTERESTS

As to each Participation Interest that is subject to any Transaction outstanding on a Purchase Date, the Seller shall be deemed to make the following representations and warranties to the Buyer as of such date and at all times a Participation Interest is subject to a Transaction.

(a) Compliance with Law. Each Participation Interest complies in all respects with, or is exempt from, all applicable requirements of federal, state or local law relating to such Participation Interest.

(b) Good and Marketable Title. Immediately prior to the sale, transfer and assignment to Buyer thereof, the Seller had good and marketable title to, and was the sole owner and holder of, the Participation Interests, and Seller is transferring such Participation Interests free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Participation Interests. Upon consummation of the purchase contemplated to occur in respect of such Participation Interests, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Participation Interests free and clear of any pledge, lien, encumbrance or security interest and upon the filing of a financing statement covering the Participation Interests in the State of Delaware and naming Seller as debtor and Buyer as secured party, the Lien granted pursuant to this Agreement will constitute a valid, perfected first priority Lien on the Participation Interests in favor of Buyer enforceable as such against all creditors of Seller and any Persons purporting to purchase the Participation Interests from Seller.

(c) No Fraud. No fraudulent acts were committed by Seller or Guarantor or any of their respective Affiliates in connection with the issuance of such Participation Interests.

(d) No Defaults. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Participation Interests, (ii) non-monetary default, breach or violation exists with respect to such Participation Interests, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation of such Participation Interests.

(e) No Modifications. Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Participation Interests and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

(f) Power and Authority. Seller has full right, power and authority to sell and assign such Participation Interests, and such Participation Interests have not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

(g) Consents and Approvals. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Program Documents governing such Participation Interests, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Participation Interests, for Buyer’s exercise of any rights or remedies in respect of such Participation Interests or for Buyer’s sale, pledge or other disposition of such Participation Interests. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Participation Interests.

(h) No Governmental Approvals. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer or assignment by the holder of such Participation Interests to the Buyer.

(i) No Litigation. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Participation Interests is or may become obligated.

(j) Duly and Validly Issued. The Participation Interests are duly and validly issued and the ownership of each Participation Interest is reflected in the participation interest register maintained by Guarantor.

Schedule 1-C

REPRESENTATIONS AND WARRANTIES RE: PARTICIPATION CERTIFICATE

As to each Participation Certificate that is subject to any Transaction outstanding on a Purchase Date, the Seller shall be deemed to make the following representations and warranties to the Buyer as of such date and at all times a Participation Certificate is subject to a Transaction.

(a) Compliance with Law. Each Participation Certificate complies in all respects with, or is exempt from, all applicable requirements of federal, state or local law relating to such Participation Interest.

(b) Good and Marketable Title. Immediately prior to the sale, transfer and assignment to Buyer, Seller has good and marketable title to, and is the sole owner and holder of, the Participation Certificate, and Seller is transferring such Participation Certificate free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Participation Certificate. Upon consummation of the purchase contemplated to occur in respect of such Participation Certificate, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Participation Certificate free and clear of any pledge, lien, encumbrance or security interest and upon each of (x) the filing of a financing statement covering such Participation Certificate in the State of Delaware and naming Seller as debtor and Buyer as secured party and (y) delivery of the Participation Certificate to Buyer, the Lien granted pursuant to the Agreement will constitute a valid, perfected first priority Lien on such Participation Certificate in favor of Buyer enforceable as such against all creditors of Seller and any Persons purporting to purchase such Participation Certificate from Seller.

(c) No Fraud. No fraudulent acts were committed by Seller or Guarantor or any of their respective Affiliates in connection with the issuance of such Participation Certificate.

(d) No Defaults. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Participation Certificate, (ii) non-monetary default, breach or violation exists with respect to such Participation Certificate, or (iii) event, which, in each case, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation of such Participation Certificate.

(e) No Modifications. Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Participation Certificate and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

(f) Power and Authority. Seller has full right, power and authority to sell and assign the related Participation Certificate, and such Participation Certificate has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

(g) Consents and Approvals. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documents governing such Participation Certificate, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of the related Participation Certificate, for Buyer’s exercise of any rights or remedies in respect of such

Participation Certificate or for Buyer’s sale, pledge or other disposition of such Participation Certificate. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Participation Certificate.

(h) No Governmental Approvals. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller are required for any transfer or assignment by the holder of such Participation Certificate to the Buyer.

(i) No Litigation. No Responsible Officer of Seller has received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind related to such Participation Certificate for which the holder of such Participation Certificate is or would likely become obligated.

(j) Duly and Validly Issued. The Participation Certificates have been duly and validly issued in the name of the Buyer.

(k) Eligible Certificates as Securities. Each Participation Certificate that is subject to a Transaction (a) constitutes a “security” as that term is defined in Section 8-102 of the Uniform Commercial Code, (b) is not dealt in or traded on securities exchanges or in securities markets, (c) does not constitute an investment company security (within the meaning of Section 8-103(c) of the Uniform Commercial Code) and (d) is not held in a securities account (within the meaning of Section 8-103(c) of the Uniform Commercial Code).

(l) No Distributions. There are (x) no outstanding rights, options, warrants or agreements for a purchase, sale or issuance, in connection with the Participation Certificates (except as expressly contemplated or permitted by the Agreement), (y) no agreements on the part of Seller to issue, sell or distribute such Participation Certificate (except as expressly contemplated or permitted by the Agreement), and (z) no obligations on the part of Seller (contingent or otherwise) to purchase, repurchase, redeem or otherwise acquire any securities or any interest therein (other than from Buyer or as expressly contemplated by the Agreement) or to pay any dividend or make any distribution in respect of such Participation Certificate (other than to Buyer or as expressly contemplated by the Agreement until the repurchase of such Participation Certificate).

Schedule 2

Subsidiaries

One Mortgage Holdings, LLC
One Reverse Mortgage, LLC
QL Ginnie EBO, LLC
QL Ginnie REO, LLC
Rocket Mortgage Co-Issuer, Inc.
RCKT Mortgage SPE-A, LLC
RCKT Mortgage SPE-B, LLC
RCKT Mortgage SPE-D, LLC
RCKT Mortgage Revolving Trust-A

Schedule 12(c)

Litigation

[***]

Schedule 13(i)

Related Party Transactions

[***]

EXHIBIT A

COMPLIANCE CERTIFICATE

1. I, _______________________, _______________________ of Rocket Mortgage, LLC (the “Guarantor”), do hereby certify that as of the last calendar day of the fiscal [quarter/year] for which financial statements are being provided with this certification:

(i) Guarantor and Seller are in compliance with all provisions and terms of the Amended and Restated Master Repurchase Agreement, dated as of September 4, 2025, between Bank of Montreal and Guarantor (as amended, restated, supplemented or otherwise modified from time to time, “Agreement”) and the other Program Documents;

(ii) no Default or Event of Default has occurred and is continuing thereunder which has not previously been disclosed or waived[, except as specified below;] [If any Default or Event of Default has occurred and is continuing, describe the same in reasonable detail and describe the action Guarantor has taken or proposes to take with respect thereto];

(iii) the Guarantor’s consolidated Adjusted Tangible Net Worth is not less than $[***]. The ratio of the Guarantor’s consolidated Indebtedness to Adjusted Tangible Net Worth is not, as of the last day of the most recently completed calendar month, greater than [***]. The Guarantor has, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to not less than $[***]. If as of the last day of any calendar month within the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification, the Guarantor’s consolidated Adjusted Tangible Net Worth was less than $[***] or the Guarantor, on a consolidated basis, had cash and Cash Equivalents in an amount that was less than $[***], in either case the Guarantor’s consolidated Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification before income taxes for such fiscal quarter was not less than $[***].

(iv) The detailed summary on Schedule 1 hereto of the Guarantor’s compliance with the financial covenants in clause (iv) hereof, is true, correct and complete in all material respects.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, I have signed this certificate.

Date: , 202__

ROCKET MORTGAGE, LLC

By:
Name:
Title:

Schedule 1 to Quarterly Certification

Calculation of Financial Covenants as of _______

Liquidity:

Cash	$
plus
Cash Equivalents	$
Total	$
Minimum Liquidity Amount	$[***]
COMPLIANCE	PASS	FAIL

Adjusted Tangible Net Worth:

Consolidated Net Worth (total assets over total liabilities)	$
Less
Book value of all investments in non-consolidated subsidiaries	$
Less
goodwill	$
research and development costs	$
Trademarks	$
trade names	$
Copyrights	$
Patents	$
rights to refunds and indemnification	$
unamortized debt discount and expense	$
[other intangibles, except servicing rights]	$
Total	$
Minimum Adjusted Tangible Net Worth Amount	$[***]
COMPLIANCE	PASS	FAIL

Leverage:

Consolidated Indebtedness	$
Divided by
Adjusted Tangible Net Worth	$
Ratio
Maximum Leverage Amount	[***]
COMPLIANCE	PASS	FAIL

Net Income:

Adjusted Tangible Net Worth as of last calendar day of the applicable month	[Only applicable if less than $[***] in any month in the quarter]
Cash and Cash Equivalents as of last calendar day of the applicable month	[Only applicable if less than $[***] in any month in the quarter]
Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification	[Only applicable if both of the prior two conditions is met.]
Total
Net Income requirement	$[***]
COMPLIANCE PASS FAIL NOT APPLICABLE

EXHIBIT B

FORM OF INSTRUCTION LETTER

__________ __, 202_
___________________, as Subservicer/Additional Collateral Servicer
____________________
____________________
Attention: _______________

Re: Amended and Restated Master Repurchase Agreement, dated as of September 4, 2025, among Bank of Montreal (“Buyer”), RCKT Mortgage SPE-D, LLC (“Seller”), and Rocket Mortgage, LLC (the “Guarantor”)

Ladies and Gentlemen:

As [sub]servicer of those assets described on Schedule 1 hereto, which may be amended or updated from time to time (the “Eligible Assets”) pursuant to that Servicing Agreement, between you and the undersigned Guarantor, as amended or modified, attached hereto as Exhibit A (the “Servicing Agreement”), you are hereby notified that the undersigned Guarantor has sold Participation Interests in such Eligible Assets to Seller and Seller has sold such interests to Buyer the beneficial interest in such Eligible Assets pursuant to that certain Amended and Restated Master Repurchase Agreement, dated as of September 4, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among the Buyer, the Seller and the Guarantor. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

You agree to service the Eligible Assets in accordance with the terms of the Servicing Agreement for the benefit of Buyer and, except as otherwise provided herein, Buyer shall have all of the rights, but none of the duties or obligations of the Guarantor under the Servicing Agreement including, without limitation, payment of any indemnification or reimbursement or payment of any servicing fees or any other fees. No subservicing relationship shall be hereby created between you and Buyer.

Upon your receipt of written notification by Buyer that a Default has occurred under the Agreement and identifying the then-current Eligible Assets (the “Default Notice”), you, as [Subservicer] [Additional Collateral Servicer], hereby agree to remit all payments or distributions made with respect to such Eligible Assets, net of the servicing fees payable to you with respect thereto, immediately in accordance with Buyer’s wiring instructions provided below, or in accordance with other instructions that may be delivered to you by Buyer:

Bank: JP Morgan Chase Bank, New York (Chasus33)
ABA: [___________]
A/C: [___________]
A/C Name: [___________]
FFC: [___________]
FFC A/C: [___________]
You agree that, following your receipt of such Default Notice, under no circumstances will you remit any such payments or distributions in accordance with any instructions delivered to you by the undersigned Guarantor, except if Buyer instructs you in writing otherwise.

You further agree that, upon receipt written notification by Buyer that an Event of Default has occurred under the Agreement, Buyer shall assume all of the rights and obligations of Guarantor under the Servicing Agreement, except as otherwise provided herein. Subject to the terms of the Servicing Agreement, you shall (x) follow the instructions of Buyer with respect to the Eligible Assets and deliver to Buyer any information with respect to the Eligible Assets reasonably requested by Buyer, and (y) treat this letter agreement as a separate and distinct servicing agreement between you and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in your favor (or the favor of any third party claiming through you) under any other agreement or arrangement between you and the Guarantor or otherwise. Notwithstanding anything to the contrary herein or in the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by you prior to such Event of Default or otherwise owed to you in respect of the period of time prior to such Event of Default.

Notwithstanding anything to the contrary herein or in the Servicing Agreement, with respect to those Eligible Assets marked as “Servicing Released” on Schedule 1 (the “Servicing Released Assets”), you are hereby instructed to service such Servicing Released Assets for a term (the “Servicing Term”) commencing as of the date such Servicing Released Assets become subject to a purchase transaction under the Agreement. The Servicing Term shall terminate upon the occurrence of any of the following events: (i) such Servicing Released Asset is not repurchased by the Guarantor on the Repurchase Date under the Agreement, or (ii) you shall have received a written termination notice from Buyer at any time with respect to some or all of the Servicing Released Assets being serviced by you (each, a “Servicing Termination”). In the event of a Servicing Termination, you hereby agree to (i) deliver all servicing and “records” relating to such Servicing Released Assets to the designee of Buyer at the end of each such Servicing Term and (ii) cooperate in all respects with the transfer of servicing to Buyer or its designee. The transfer of servicing and such records by you shall be in accordance with customary standards in the industry and the terms of the Servicing Agreement, and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

Further, you hereby constitute and appoint Buyer and any officer or agent thereof, with full power of substitution, as your true and lawful attorney-in-fact with full irrevocable power and authority in your place and stead and in your name or in Buyer’s own name, following any Servicing Termination with respect solely to the Servicing Released Assets that are subject to such Servicing Termination, to direct any party liable for any payment under any such Servicing Released Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, the right to send “goodbye” and “hello” letters on your behalf. you hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

For the purpose of the foregoing, the term “records” shall be deemed to include but not be limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Servicing Released Assets.

This instruction letter may not be amended or superseded without the prior written consent of the Buyer. Buyer is a beneficiary of all rights and obligations of the parties hereunder.

[NO FURTHER TEXT ON THIS PAGE]

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following address: [__________].

Very truly yours,

ROCKET MORTGAGE, LLC

By: ________________________________ Name: Title:

Acknowledged and Agreed as of this __ day of ___________, 202__:

[SUBSERVICER] [ADDITIONAL COLLATERAL SERVICER]

By: ________________________________ Name: Title:

EXHIBIT C

BUYER’S WIRE INSTRUCTIONS

For Cash:	Bank:	The Bank of New York Mellon
	ABA:	[***]
	A/C:	[***]
	Ref:	[***]

EXHIBIT D

FORM OF SECURITY RELEASE CERTIFICATION

[DATE]

[___________]
[___________]
[___________]
[___________]

Re: Security Release Certification

In accordance with the provisions below and effective as of ___[DATE]________ [ ] (“[ ]”) hereby relinquishes any and all right, title and interest it may have in and to the Underlying Loans described in Annex A attached hereto upon purchase thereof by Bank of Montreal (“Buyer”) from the Seller named below pursuant to that certain Master Repurchase Agreement, dated as of [___________] (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”) as of the date and time of receipt by [ ] of an amount at least equal to the amount then due to [ ] as set forth on Annex A for such Underlying Loans (the “Date and Time of Sale”) and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Underlying Loans have been delivered and shall be released to the Seller named below or its designees as of the Date and Time of Sale. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Name and Address of Lender:

[Custodian] [ ] For Credit Account No. [ ] Attention: [ ] Phone: [ ] Further Credit – [ ]
[NAME OF WAREHOUSE LENDER]
By: ____________________________ Name: Title:

The Seller named below hereby certifies to Buyer that, as of the Date and Time of Sale of the above mentioned Underlying Loans to Buyer, the security interests in the Underlying Loans released by the above named corporation comprise all security interests in any and all such Underlying Loans. The Seller warrants that, as of such time, there are and will be no other security interests in any or all of such Underlying Loans.

ROCKET MORTGAGE, LLC By: ________________________________ Name: Title:

ANNEX TO SECURITY RELEASE CERTIFICATION

[List of Underlying Loans and amounts due]

EXHIBIT E

JUMBO LOAN CRITERIA

[***]

EXHIBIT F

NON-QM LOAN CRITERIA1

[***]

1 Items highlighted in yellow are requirements for Non-QM Loans that are Specified Origination Loans.

EXHIBIT G

SECOND LIEN LOAN CRITERIA

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EXHIBIT H

DSCR LOAN CRITERIA

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